     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 1998
                                                    REGISTRATION NO. 333-49701
                                                 REGISTRATION NO. 333-49701-01

==============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                Amendment No. 1
                                       to

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

               METROPOLITAN FINANCIAL CORP.                                    METROPOLITAN CAPITAL TRUST I
  (Exact name of Registrant as specified in its charter)        (Exact name of Registrant as specified in its trust agreement)

                         OHIO                                                           DELAWARE
            (State or other jurisdiction of                                  (State or other jurisdiction of
            incorporation or organization)                                   incorporation or organization)


                      34-1109469                                                       34-7072144
                   (I.R.S. Employer                                                 (I.R.S. Employer
                Identification Number)                                           Identification Number)



                                      6120
                          (Primary Standard Industrial
                           Classification Code Number)


                             6001 LANDERHAVEN DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                                 (440) 646-1111
    (Address, including zip code, and telephone number, including area code, of Registrants' principal executive offices)


                                 DAVID G. LODGE
             PRESIDENT, ASSISTANT SECRETARY AND ASSISTANT TREASURER
                          METROPOLITAN FINANCIAL CORP.
                             6001 LANDERHAVEN DRIVE
                          MAYFIELD HEIGHTS, OHIO 44124
                                 (440) 646-1111
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         -------------------------------

                                   Copies to:
    MALVIN E. BANK, ESQ.                          JOSEPH G. PASSAIC, JR., ESQ.
    PAUL N. HARRIS, ESQ.                             MARY M. SJOQUIST, ESQ.
  THOMPSON HINE & FLORY LLP                             PATTON BOGGS, LLP
       3900 KEY CENTER                                 2550 M STREET, N.W.
      127 PUBLIC SQUARE                              WASHINGTON, D.C.  20037
 CLEVELAND, OHIO  44114-1216                             (202) 457-6000
       (216) 566-5500                              (202) 457-6315 (FACSIMILE)
 (216) 566-5800 (Facsimile)

                         -------------------------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                         -------------------------------

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |_|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|




        THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
===============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED APRIL 17, 1998

PROSPECTUS

                                  $25,000,000

                          METROPOLITAN CAPITAL TRUST I
                       % CUMULATIVE TRUST PREFERRED SECURITIES

                (LIQUIDATION AMOUNT $10 PER PREFERRED SECURITY)
                         2,500,000 PREFERRED SECURITIES
         FULLY AND UNCONDITIONALLY GUARANTEED, AS DESCRIBED HEREIN, BY

                          METROPOLITAN FINANCIAL CORP.

[Metropolitan Logo]

     The      % Cumulative Trust Preferred Securities (the "Preferred
Securities") offered hereby represent beneficial interests in Metropolitan Capital Trust I, a statutory business trust created under the laws of the State of Delaware (the "Trust Issuer"). Metropolitan Financial Corp., an Ohio corporation ("Metropolitan" or the "Corporation"), will be the owner of all of the beneficial interests represented by common securities of the Trust Issuer (the "Common Securities" and, collectively with the Preferred Securities, the "Trust Securities"). Wilmington Trust Company is the Property Trustee of the Trust Issuer. The Trust Issuer exists for the sole purpose of issuing the Trust
Securities and investing the proceeds from the sale thereof in     % Junior
Subordinated Deferrable Interest Debentures (the "Junior Subordinated Debentures") to be issued by the Corporation. The Junior Subordinated Debentures will mature on June 30, 2028 (the "Stated Maturity"). The Preferred Securities will have a preference over the Common Securities under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise. See "Description of the Preferred Securities -- Subordination of the Common Securities."

     Application has been made to list the Preferred Securities on the Nasdaq Stock Market's National Market under the symbol "METFP." See "Risk Factors -- Absence of Prior Public Market for the Preferred Securities; Trading Price and Tax Considerations."
                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------
 THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE BANK INSURANCE FUND OF
  THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
================================================================================

                                                               PRICE TO           UNDERWRITING         PROCEEDS TO
                                                                PUBLIC           COMMISSION(1)         ISSUER(2)(3)
-----------------------------------------------------------------------------------------------------------------------
Per Preferred Security.................................         $10.00                (2)                 $10.00
-----------------------------------------------------------------------------------------------------------------------
Total(4)...............................................      $25,000,000              (2)              $25,000,000
=======================================================================================================================

(1) The Trust Issuer and Metropolitan have agreed to indemnify the underwriter, Ryan, Beck & Co. (the "Underwriter") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See
    "Underwriting."

(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be invested in the Junior Subordinated Debentures of Metropolitan, Metropolitan has agreed to pay the Underwriter, as compensation for its arranging the investment of such proceeds in the Junior
    Subordinated Debentures, $        per Preferred Security, or $        in the
    aggregate ($        in the aggregate if the over-allotment option is
    exercised in full). See "Underwriting."

(3) Before deducting expenses payable by Metropolitan, estimated to be approximately $280,000.

(4) The Trust Issuer and Metropolitan have granted the Underwriter a 30-day option to purchase up to 375,000 additional Preferred Securities on the same terms and conditions set forth above solely to cover over-allotments, if any. If this option is exercised in full, the total Price to Public and Proceeds to Issuer will be $28,750,000. See "Underwriting."

     The Preferred Securities are offered by the Underwriter subject to receipt and acceptance by it, prior sale and the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the Preferred Securities will be made in book-entry form through the book-entry facilities of The Depository Trust
Company on or about             , 1998 against payment therefor in immediately
available funds.

                               [Ryan, Beck Logo]
               The date of this Prospectus is             , 1998

(continued from the previous page)

         The Preferred Securities will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, as depository ("DTC"). Beneficial interests in the global securities will be shown on, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as described under "Description of Preferred Securities," Preferred Securities in definitive form will not be issued and owners of beneficial interests in the global securities will not be considered holders of the Preferred Securities. Settlement for the Preferred Securities will be made in immediately available funds. The Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity for the Preferred Securities will therefore settle in immediately available funds.

         Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions accumulating from the date of original issuance and payable quarterly in arrears on June 30, September 30, December 31 and March 31 of each year, commencing June 30, 1998, at the annual
rate of    % of the Liquidation Amount of $10 per Preferred Security
("Distributions"). Subject to certain exceptions, Metropolitan has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest
thereon at the rate of    %, compounded quarterly, to the extent permitted by
applicable law), Metropolitan may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Preferred Securities will also be deferred, and Metropolitan will not be permitted, subject to certain exceptions described herein, to declare or pay any cash distributions with respect to the capital stock of Metropolitan or debt securities of Metropolitan that rank pari passu with or junior to the Junior Subordinated Debentures. See "Description of the Junior Subordinated Debentures--Restrictions on Certain Payments."

         During an Extension Period, interest on the Junior Subordinated Debentures would continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled would accumulate) at the rate
of    % per annum, compounded quarterly, and holders of the Preferred Securities would be required to include interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments. Metropolitan believes that the mere existence of its right to defer interest payments should not cause the Preferred Securities to be issued with original issue discount for federal income tax purposes. However, it is possible that the Internal Revenue Service could take the position that the likelihood of deferral was not a remote contingency within the meaning of applicable Treasury Regulations. See "Description of the Junior Subordinated Debentures--Right to Defer Interest Payment Obligation" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

         Metropolitan and the Trust Issuer believe that, taken together, the obligations of Metropolitan under the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement (each as defined herein), constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the Trust Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures, the Expense Agreement and the Guarantee--Full and Unconditional Guarantee." The Guarantee of Metropolitan (the "Guarantee") guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Trust Issuer, as described herein. See "Description of the Guarantee." If Metropolitan does not make interest payments on the Junior Subordinated Debentures held by the Trust Issuer, the Trust Issuer will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of the Preferred Securities may institute a legal proceeding directly against Metropolitan to enforce payment of amounts equal to such Distributions to such holder. See "Description of the Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities."

         The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at their Stated Maturity or their earlier redemption. Subject to regulatory approval, if then required under applicable capital guidelines or regulatory policies, and to restrictions contained in the indenture (the "1995 Notes Indenture") for the Corporation's 9.625% subordinated notes maturing January 1, 2005 (the "1995 Notes"), the Junior Subordinated Debentures are redeemable prior to their Stated Maturity at the option of the Corporation (i) on or after June 30, 2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within ninety days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined herein) at a redemption price (the "Redemption Price") equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption plus 100% of the principal amount thereof. See "Description of the Junior Subordinated Debentures--Redemption or Exchange" and "Description of the 1995 Notes."

         The obligations of Metropolitan under the Guarantee and the Junior Subordinated Debentures will be unsecured and are junior in right of payment to all indebtedness not specifically subordinated to the Junior Subordinated Debentures (the "Senior Indebtedness"). At December 31, 1997, Metropolitan had $20.4 million in outstanding Senior Indebtedness. There are no limits pursuant to the terms of the Trust Securities or the Junior Subordinated Debentures on the amount of Senior Indebtedness or indebtedness ranking pari passu with the Junior Subordinated Debentures which Metropolitan may issue. Metropolitan may from time to time incur Senior Indebtedness and indebtedness ranking pari passu with the Junior Subordinated Debentures. The obligations of Metropolitan under the Guarantee and the Junior Subordinated Debentures are also junior to the liabilities of the Bank and other subsidiaries of Metropolitan. See "Description of the Junior Subordinated Debentures--Subordination."

         Metropolitan will have the right at any time to dissolve the Trust Issuer and, after satisfaction of creditors of the Trust Issuer, if any, as provided by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and the Common Securities in exchange therefor upon liquidation of the Trust Issuer. The ability of Metropolitan to do so may be subject to Metropolitan's prior receipt of regulatory approval. In the event of the dissolution of the Trust Issuer, after satisfaction of liabilities to creditors of the Trust Issuer as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a Liquidation Amount of $10 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of a Like Amount of the Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders" and "--Liquidation Distribution upon Dissolution."
------------------------------------------------------------------------------

         Metropolitan will provide to the holders of the Preferred Securities annual reports containing financial statements audited by Metropolitan's independent auditors. Metropolitan will also furnish annual reports on Form 10-K free of charge to holders of the Preferred Securities who so request in writing addressed to the Secretary of Metropolitan.
-------------------------------------------------------------------------------

         CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. ANY OF THE FOREGOING TRANSACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME WITHOUT NOTICE. FOR A DESCRIPTION OF THESE ACTIVITIES, See "UNDERWRITING."

                           [Map indicating Metropolitan
                        Savings Bank's branch offices and
                             loan production offices.]

                                     SUMMARY

           The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus assumes that the Underwriter's over-allotment option will not be exercised.

                          METROPOLITAN FINANCIAL CORP.

           Metropolitan Financial Corp. ("Metropolitan" or the "Corporation") is the holding company for Metropolitan Savings Bank of Cleveland (the "Bank"), an Ohio chartered stock savings association headquartered in Mayfield Heights, Ohio. Metropolitan had total assets of $925.0 million at December 31, 1997. The Bank operates 15 full service retail offices serving primarily the eastern suburbs of Cleveland, Ohio and is the fifth largest savings association headquartered in Ohio. The Bank's deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC").


           In recent years, Metropolitan has pursued a strategy of maximizing long-term profitability by pursuing balance sheet growth designed to enhance the franchise value of the Bank, its primary operating subsidiary. Metropolitan seeks to maintain strong growth through (i) increasing total interest-earning assets by continuing to focus on multifamily, commercial real estate and residential loan origination while maintaining a high level of asset quality and "adequately capitalized" status pursuant to FDIC guidelines, (ii) growing time and core deposits at a rate that is consistent with the overall level of growth of interest-earning assets, (iii) increasing non-interest income as a non-credit based source of income that requires a lower commitment of capital than credit-based products, and (iv) increasing the capital of the Bank through retained earnings.


           As a result of this strategy, Metropolitan's assets have increased from $300.5 million at December 31, 1992 to $925.0 million at December 31, 1997. Net income for the Corporation has increased from $3.1 million for the year ended December 31, 1992 to $5.8 million for the year ended December 31, 1997.

           Metropolitan is primarily engaged in originating and purchasing multifamily and commercial real estate loans in Ohio, Southeastern Michigan, Central and Northern New Jersey, Northern Kentucky, Western Pennsylvania and California, and residential real estate loans in Northeastern Ohio. Metropolitan has expanded its multifamily and commercial real estate lending beyond its primary lending markets into other areas of the United States in order to benefit from management's expertise in multifamily and commercial lending. Management believes that a certain degree of geographic diversity serves to enhance Metropolitan's asset quality.

           At December 31, 1997, Metropolitan's loan portfolio totaled $707.9 million, of which $194.5 million, or 25.4%, was in multifamily loans. Management intends to continue to focus on originating and purchasing variable rate multifamily, as well as commercial real estate and residential mortgages in its primary lending markets. Management believes that multifamily loans offer attractive risk-adjusted yields and favorable asset/liability management characteristics. Metropolitan believes that, despite growing competition for multifamily real estate loans from other lenders, it will continue to benefit from management's experience and relationships with various sources of multifamily lending developed over the years.


           At December 31, 1997, commercial real estate loans comprised 21.8% of Metropolitan's total loan portfolio. Over the past three years, this portion of Metropolitan's portfolio has increased mainly through purchases. A majority of these loans were part of larger packages of loans that included multifamily residential loans and exhibited the yield and term characteristics sought by Metropolitan and met the underwriting criteria established by Metropolitan. Metropolitan plans to continue to add commercial real estate loans to its portfolio through these types of purchases and, to a lesser extent, through origination. Due to regulatory limitations, Metropolitan expects that, although the level of commercial real estate loans in its portfolio will continue to increase, the percentage of its loan portfolio consisting of commercial real estate loans will remain stable.


           Metropolitan originates one- to four-family residential loans in its primary market of Northeastern Ohio. Metropolitan originates fixed rate residential loans primarily for sale in the secondary market and originates adjustable rate residential loans to hold in its portfolio. At December 31, 1997, 19.2% of Metropolitan's total loan portfolio was made up of residential real estate loans secured by one- to four-family residences. When Metropolitan sells its fixed rate real estate loans into the secondary market, it retains the servicing rights on the loans, thereby increasing the amount of non-interest income to the Corporation.

           In addition to retaining servicing rights on the residential loans that it sells, Metropolitan increases its loan servicing portfolio through purchases of servicing rights. At December 31, 1997, Metropolitan's overall servicing portfolio was $1.6 billion. Of such amount, $1.2 billion represented loans serviced for others. Loan servicing income, net, which was $1.3 million in the 12 months ended December 31, 1997, represents a significant source of fee income to Metropolitan. Management believes that the market value of the servicing portfolio exceeds the amount reflected on the balance sheet.


           Maintaining a high level of asset quality is one of management's top priorities. Net charge-offs have averaged 0.06% for the five years ended December 31, 1997, and net charge-offs were $893,000 in the 12 months ended December 31, 1997. At December 31, 1997, nonperforming loans represented 0.44% of total loans, and nonperforming assets represented 0.56% of total assets.

           Metropolitan plans to fund its asset growth primarily through growth in time and core deposits. Deposits have grown at a compounded annual rate of 22.3% from December 31, 1992 to December 31, 1997, while assets have grown at the rate of 25.2%. As deposit growth has lagged behind asset growth, Federal Home Loan Bank ("FHLB") advances and reverse repurchase agreements have been used by the Bank to fund asset growth. Metropolitan targets growing communities with demographic and market characteristics which can support new retail sales office locations and anticipates opening two de novo offices per year in its primary market area for the next few years. In addition to providing a source of core deposit funding, these retail sales offices will enable the Corporation to continue to increase residential, consumer and business lending in its primary Ohio markets.

           In recent years, Metropolitan has put in place several initiatives designed to make the Bank a full service bank. Metropolitan has created a trust department, which manages investment assets for individuals and institutional clients. In addition, the Bank has expanded its business lending and consumer loan departments and personnel, including a credit card program. These initiatives have been undertaken despite the short-term detrimental impact on earnings, as Metropolitan believes that such additional products and services will enhance its competitive position and profitability in future years. Although these activities constitute a relatively small part of Metropolitan's business strategy at the present time, management expects these lines of business to continue to grow and to become a more significant part of the business of the Bank in the future.

           The Corporation was incorporated in Ohio in 1972. Its corporate headquarters is located at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124, and its telephone number is (440) 646-1111.


                          METROPOLITAN CAPITAL TRUST I

           Metropolitan Capital Trust I (the "Trust Issuer") is a statutory business trust created under Delaware law pursuant to (i) the Trust Agreement executed by the Corporation, as depositor, Wilmington Trust Company, as Property Trustee, and the Administrative Trustees named therein, and (ii) the filing of a certificate of trust with the Delaware Secretary of State on April 7, 1998. The trust agreement will be amended and restated in its entirety (as so amended, the "Trust Agreement"). All of the beneficial interests represented by common securities of the Trust Issuer (the "Common Securities") will be owned by the Corporation. The Corporation will acquire Common Securities in an aggregate Liquidation Amount equal to 4% of the total capital of the Trust Issuer. The Trust Issuer exists for the exclusive purposes of (i) issuing and selling the
Common Securities and the      % Cumulative Trust Preferred Securities (the
"Preferred Securities", and collectively with the Common Securities, the "Trust Securities"), (ii) using the proceeds from the sale of the Trust Securities to
acquire      % Junior Subordinated Deferrable Interest Debentures (the "Junior
Subordinated Debentures") issued by the Corporation, and (iii) engaging in only those other activities necessary, advisable or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust Issuer, and payments under the Junior Subordinated Debentures will be the sole revenue of the Trust Issuer. The principal executive office of the Trust Issuer is 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124 and its telephone number is
(440) 646-1111.


                                                            THE OFFERING
THE TRUST ISSUER.........................................  Metropolitan Capital Trust I, a Delaware statutory business trust.
                                                           The sole assets of the Trust Issuer will be the Junior Subordinated
                                                           Debentures.

SECURITIES OFFERED.......................................  2,500,000 shares of     % Cumulative Trust Preferred Securities
                                                           (2,875,000 shares if the Underwriter's over-allowment option is exercised in full), evidencing undivided preferred beneficial interests in the assets of the Trust Issuer, which will consist only of the Junior
                                                           Subordinated Debentures.

OFFERING PRICE...........................................  $10 per Preferred Security (Liquidation Amount $10).

DISTRIBUTIONS............................................  Holders of the Preferred Securities will be entitled to receive
                                                           preferential cumulative cash distributions at an annual rate of     %
                                                           of the Liquidation Amount of $10 per Preferred Security,
                                                           accumulating from the date of original issuance and payable quarterly in arrears on June 30, September 30, December 31 and
                                                           March 31 of each year, commencing on June 30, 1998
                                                           ("Distributions").  The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates on the Junior
                                                           Subordinated Debentures.  See "Description of the Preferred
                                                           Securities."

JUNIOR SUBORDINATED DEBENTURES...........................  The Trust Issuer will invest the proceeds from the issuance of the
                                                           Trust Securities in an equivalent amount of the Junior Subordinated
                                                           Debentures.  The Junior Subordinated Debentures will mature on
                                                           June 30, 2028.  The Junior Subordinated Debentures will rank subordinate and junior in right of payment to all indebtedness of
                                                           Metropolitan not specifically subordinated to the Junior
                                                           Subordinated Debentures (the "Senior Indebtedness"). At
                                                           December 31, 1997, Metropolitan had $20.4 million in outstanding
                                                           Senior Indebtedness.  There is no limitation on the amount of Senior
                                                           Indebtedness which Metropolitan may issue.  Metropolitan may from time to time incur indebtedness constituting Senior
                                                           Indebtedness.  In addition, because Metropolitan is a holding company, Metropolitan's obligations under the Junior Subordinated
                                                           Debentures will effectively be subordinated to all existing and future liabilities and obligations of its subsidiaries, including the Bank.
                                                           See "Risk Factors--Subordination of the Guarantee and the Junior
                                                           Subordinated Debentures," "Risk Factors--Source of Payments to
                                                           Holders of Preferred Securities" and "Description of the Junior
                                                           Subordinated Debentures--Subordination."

GUARANTEE................................................  Payments of Distributions out of funds held by the Trust Issuer, and payments on liquidation of the Trust Issuer or the redemption of the
                                                           Preferred Securities, are guaranteed by Metropolitan to the extent the Trust Issuer has funds available therefor (the "Guarantee").
                                                           Metropolitan and the Trust Issuer believe that, taken together, the obligations of Metropolitan under the Guarantee, the Trust
                                                           Agreement, the Junior Subordinated Debentures, the Indenture and
                                                           the Expense Agreement (each as defined herein) constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the Trust Issuer's obligations under the
                                                           Preferred Securities.  See "Description of the Guarantee" and
                                                           "Relationship Among the Preferred Securities, the Junior
                                                           Subordinated Debentures, the Expense Agreement and the
                                                           Guarantee."  The obligations of Metropolitan under the Guarantee are subordinate and junior in right of payment to all Senior
                                                           Indebtedness of Metropolitan.  See "Risk Factors--Subordination of
                                                           the Guarantee and the Junior Subordinated Debentures" and
                                                           "Description of the Guarantee."

RIGHT TO DEFER INTEREST PAYMENTS.........................  So long as no event of default under the Indenture has occurred and is continuing, Metropolitan has the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension
                                                           Period may extend beyond the Stated Maturity (as defined herein)
                                                           of the Junior Subordinated Debentures.  At the end of such
                                                           Extension Period, Metropolitan must pay all interest then accrued
                                                           and unpaid (together with interest thereon at the annual rate of     %,
                                                           compounded quarterly, to the extent permitted by applicable law).
                                                           During an Extension Period, interest will continue to accrue and holders of the Junior Subordinated Debentures (and holders of the
                                                           Preferred Securities) will be required to accrue interest income for
                                                           United States federal income tax purposes in advance of receipt of payment of such deferred interest.  See "Certain Federal Income Tax
                                                           Consequences--Interest Income and Original Issue Discount").

                                                           During any such Extension Period, Metropolitan may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to any of
                                                           Metropolitan's capital stock (other than (a) the reclassification of any class of Metropolitan's capital stock into another class of capital stock, (b) dividends or distributions payable in common shares of Metropolitan, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (d)
                                                           payments under the Guarantee, and (e) purchases of common shares related to the issuance of common shares or rights under any of
                                                           Metropolitan's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem, any debt securities of
                                                           Metropolitan that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures, or (iii) make any guarantee payments with respect to any guarantee by Metropolitan of the debt securities of any subsidiary of Metropolitan if such guarantee ranks pari passu with or junior in right of payment to the Junior
                                                           Subordinated Debentures other than payments pursuant to the
                                                           Guarantee. Additionally, during any such Extension Period, the
                                                           Corporation shall not redeem, purchase or acquire less than all the outstanding Junior Subordinated Debentures or any of the Preferred
                                                           Securities. Prior to the termination of any such Extension Period,
                                                           Metropolitan may further defer the payment of interest on the Junior
                                                           Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. There is no limitation on the number of times that Metropolitan may elect to begin an Extension
                                                           Period. See "Description of the Junior Subordinated Debentures-Right
                                                           to Defer Interest Payment Obligation" and "Certain Federal Income
                                                           Tax Consequences--Interest Income and Original Issue Discount."





                                                           Metropolitan has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures. However, should Metropolitan elect to exercise such right in the future, the market price of the
                                                           Preferred Securities is likely to be adversely affected. As a result of the existence of Metropolitan's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other similar securities that do not provide for such optional deferrals.

REDEMPTION...............................................  Subject to regulatory approval, if then required under applicable capital guidelines or regulatory policies, and to restrictions contained in the indenture (the "1995 Notes Indenture") for the Corporation's 9.625%
                                                           subordinated notes maturing January 1, 2005 (the "1995 Notes"), the
                                                           Junior Subordinated Debentures are subject to redemption prior to their
                                                           Stated Maturity at the option of Metropolitan (i) on or after June 30,
                                                           2003, in whole at any time or in part from time to time, or (ii) at any time, in whole (but not in part), within 90 days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital
                                                           Treatment Event (each as defined herein), in each case at a redemption price equal to 100% of the principal amount of the Junior Subordinated
                                                           Debentures so redeemed, together with any accrued and unpaid interest to the date fixed for redemption.

                                                           If the Junior Subordinated Debentures are redeemed prior to their
                                                           Stated Maturity, the Trust Issuer must apply the proceeds of such redemption to redeem a Like Amount (as defined herein) of the
                                                           Preferred Securities and the Common Securities. The Preferred
                                                           Securities will be redeemed upon repayment of the Junior
                                                           Subordinated Debentures at their Stated Maturity. See "Description of the Preferred Securities--Redemption" and "Description of the
                                                           1995 Notes."

DISTRIBUTION OF THE JUNIOR
  SUBORDINATED DEBENTURES UPON
  LIQUIDATION OF THE TRUST ISSUER........................  Metropolitan will have the right at any time to dissolve the Trust
                                                           Issuer and, after satisfaction of creditors of the Trust Issuer, if any, as provided by applicable law, cause the Junior Subordinated
                                                           Debentures to be distributed to the holders of the Preferred
                                                           Securities and the Common Securities in exchange therefor upon liquidation of the Trust Issuer.  The ability of Metropolitan to do so may be subject to Metropolitan's prior receipt of regulatory approval.  See "Description of the Preferred Securities--Liquidation
                                                           Distribution upon Dissolution."

                                                           In the event of the dissolution of the Trust Issuer, after satisfaction of the claims of creditors of the Trust Issuer, if any, as provided by applicable law, the holders of the Preferred
                                                           Securities will be entitled to receive a Liquidation Amount of $10 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of a Like Amount of the Junior Subordinated Debentures,
                                                           subject to certain exceptions as described herein. See "Description of the Preferred Securities--Liquidation of the Trust Issuer and
                                                           Distribution of the Junior Subordinated Debentures to Holders."

VOTING RIGHTS............................................  Except in limited circumstances, the holders of the Preferred
                                                           Securities will have no voting rights.  See "Description of the
                                                           Preferred Securities--Voting Rights; Amendment of Trust
                                                           Agreement."

USE OF PROCEEDS..........................................  All of the proceeds from the sale of the Preferred  Securities will be used by the Trust Issuer to purchase Junior Subordinated
                                                           Debentures.  Metropolitan intends that the net proceeds from the sale of such Junior Subordinated Debentures will be used for general corporate purposes, including, but not limited to, repayment of the $4.9 million in principal amount currently outstanding with respect to the Corporation's 1993 subordinated notes, which bear interest at the rate of 10% per annum and mature on December 31,
                                                           2001 (the "1993 Notes"), acquisitions by either the Corporation or the Bank (although there presently exist no agreements or
                                                           understandings with respect to any such acquisition), capital contributions to the Bank to support growth and for working capital, and the possible repurchase of Metropolitan's common shares, subject to acceptable market conditions.

RISK FACTORS.............................................  An investment in the Preferred Securities involves substantial risks that should be considered by prospective purchasers.  In addition, because holders of the Preferred Securities may receive Junior
                                                           Subordinated Debentures on termination of the Trust Issuer, and because payments on the Junior Subordinated Debentures are the sole source of funds for Distributions on and redemptions of the
                                                           Preferred Securities, prospective purchasers of the Preferred
                                                           Securities are also making an investment decision with regard to the
                                                           Junior Subordinated Debentures and should carefully review all of the information regarding the Junior Subordinated Debentures contained herein.  See "Risk Factors" and "Description of the Junior
                                                           Subordinated Debentures."

NASDAQ NATIONAL MARKET SYMBOL............................  Application has been made to list the Preferred Securities  on The
                                                           Nasdaq Stock Market's National Market under the symbol
                                                           "METFP."

ERISA CONSIDERATIONS.....................................  For a discussion of certain restrictions on purchases, see "ERISA
                                                           Considerations."

                  SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth certain summary consolidated financial and other data of the Corporation at or for the dates indicated. This information does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.


                                                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------
                                                          1997         1996        1995         1994        1993
                                                          ----         ----        ----         ----        ----
                                                                               (In Thousands)

SELECTED FINANCIAL CONDITION DATA:
Total assets.......................................    $924,985     $769,076    $590,095     $479,384     $372,390
Loans receivable, net..............................     693,655      637,493     478,345      424,944      284,288
Loans held for sale................................      14,230        8,973       1,504           84       10,391
Mortgage-backed securities.........................     143,167       56,672      39,156       16,785       13,412
Securities.........................................       6,446       13,173      22,806        7,641       10,168
Intangible assets..................................       2,987        3,239       3,188        3,409        3,631
Loan servicing rights..............................       9,224        8,051       9,130        4,825        2,295
Deposits ..........................................     737,782      622,105     503,742      436,198      332,549
Borrowings.........................................     135,870      101,874      46,874       15,504       15,745
Shareholders' equity...............................      36,661       30,244      25,466       20,280       17,750

SELECTED OPERATIONS DATA:
Total interest income..............................    $ 69,346     $ 54,452    $ 43,435     $ 31,639     $ 24,448
Total interest expense.............................      41,703       33,116      26,816       15,992       11,215
                                                        -------      -------     -------      -------      -------
         Net interest income.......................      27,643       21,336      16,619       15,647       13,233
Provision for loan losses..........................       2,340        1,636         959          766          740
                                                       --------     --------   ---------    ---------    ---------
         Net interest income after provision
           for loan losses.........................      25,303       19,700      15,660       14,881       12,493
Loan servicing income, net.........................       1,293        1,204       1,068          642          601
Net gain on sale of loans and securities...........         580          336         833           86        1,712
Other noninterest income...........................       2,268        2,233       2,323          873        1,067
Noninterest expense(1).............................     (20,149)     (20,839)    (14,187)     (11,058)      (8,274)
                                                        -------      -------     -------      -------       ------
         Income before income taxes and
           cumulative effect of change in
           accounting method.......................       9,295        2,634       5,697        5,424        7,599
Income tax expense.................................      (3,492)      (1,095)     (2,155)      (1,987)      (2,829)
Cumulative effect on prior years of change
  in accounting method.............................                                                           (300)
                                                        -------      -------     -------      -------       ------
Net Income.........................................    $  5,803     $  1,539    $  3,542     $  3,437     $  4,470
                                                       ========     ========    ========     ========     ========
--------------------
(1)  Noninterest expense for 1996 includes a $2.9 million pre-tax or $1.9 million net of tax one-time assessment to recapitalize the Savings Association Insurance Fund ("SAIF").


                                                                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                                 ----------------------------------------
                                                          1997         1996        1995         1994        1993
                                                          ----         ----        ----         ----        ----

 PER SHARE DATA:(1)(2)
 Basic and diluted net income per share..........        $0.82        $0.24       $0.57        $0.55       $0.72
 Book value per share............................         5.20         4.29        4.08         3.25        2.84
 Tangible book value per share...................         4.76         3.84        3.52         2.63        2.16
 PERFORMANCE RATIOS:(1)
 Return on average assets........................         0.69%        0.23%       0.65%        0.82%       1.34%
 Return on average equity........................        17.58         5.75       16.19        17.83       29.30
 Interest rate spread............................         3.20         3.07        2.98         3.71        4.05
 Net interest margin(3)..........................         3.48         3.34        3.24         3.94        4.26
 Average interest-earning assets to average
    interest-bearing liabilities ................       105.30       105.39      105.13       105.53      105.62
 Noninterest expense to average assets...........         2.40         3.08        2.61         2.64        2.49
 Efficiency ratio(4).............................        62.75        82.57       68.28        62.95       49.42
 ASSET QUALITY RATIOS:(5)
 Nonperforming loans to total loans..............         0.44%        0.80%       0.68%        0.55%       1.08%
 Nonperforming assets to total assets............         0.56         0.70        0.60         0.51        1.08
 Allowance for losses on loans to total loans....         0.79         0.64        0.57         0.45        0.43
 Net charge-offs to average loans................         0.13         0.04        0.02         0.03        0.09
 CAPITAL RATIOS:
 Shareholders' equity to total assets............         3.96%        3.93%       4.32%        4.23%       4.77%
 Average shareholders' equity to average assets..         3.94         3.96        4.02         4.60        4.58
 Tier 1 capital to total assets(6)...............         5.47         5.58        5.77         5.34        5.81
 Tier 1 capital to risk-weighted assets(6).......         7.75         7.87        8.20         7.60        8.33
 OTHER DATA:
 Loans serviced for others (000's)...............   $1,190,185   $1,102,514  $1,182,216     $739,425    $504,677
 Number of full service offices..................           15           14          13           11           9
 Number of loan production offices...............            4            5           5            4           1

-------------------------
 (1) Noninterest expense for 1996 includes a $2.9 million pre-tax or $1.9 million net of tax one-time assessment to recapitalize the SAIF. All per share data and performance ratios include the effect of this assessment.
 (2) Per share data has been calculated to reflect the 3,125,635-for-1 stock split which occurred in October 1996 and 2-for-1 stock split which occurred in December 1997.
 (3) Represents the ratio of net interest income to average interest-earning assets.
 (4) Equals noninterest expense less amortization of intangible assets divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).
 (5) Ratios are calculated on end of period balances except net charge-offs to average loans.
 (6)     Ratios are for the Bank only.


                                  RISK FACTORS

         An investment in the Preferred Securities involves a high degree of risk. Prospective investors should carefully consider, together with the other information contained in this Prospectus, the following factors in evaluating the Corporation, its business and the Trust Issuer before purchasing the Preferred Securities offered hereby. Prospective investors should note, in particular, that this Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve substantial risks and uncertainties. When used in this Prospectus, the terms "anticipates," "plans," "expects," believes," and similar expressions as they relate to the Corporation or its management are intended to identify such forward-looking statements. The Corporation's actual results, performance or achievements may materially differ from those expressed or implied in the forward-looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services. The considerations listed below represent certain important factors the Corporation believes could cause such results to differ. These considerations are not intended to represent a complete list of the general or specific risks that may affect the Corporation and the Trust Issuer. It should be recognized that other risks, including those described above, may be significant, presently or in the future, and the risks set forth below may affect the Corporation and the Trust Issuer to a greater extent than indicated.

                    RISK FACTORS RELATING TO THE CORPORATION

ASSET GROWTH STRATEGY


         The Corporation's primary strategy is to maximize long-term profitability by pursuing balance sheet growth designed to enhance the franchise value of the Bank. In accordance with this growth strategy, the Corporation's objective has been to maintain "adequately capitalized" status (as opposed to "well capitalized" status) under Federal regulatory guidelines. In the event that the Corporation's operating performance would be adversely affected by losses on loans or other circumstances, the Bank's capital status could be reclassified as "undercapitalized". An institution classified as "undercapitalized" is subject to "prompt corrective action" by its primary regulator and may be required to comply with certain mandatory or discretionary supervisory actions. Prompt corrective action includes increased restrictions on dividends and other capital distributions by the Bank to its holding company and can require the adoption of a written capital restoration plan which must be submitted to and approved by its regulators. Institutions like the Bank which operate with capital at or close to the required levels may be more likely to be reclassified to the next lower capital category. See "Regulation and Supervision--The Bank--Prompt Corrective Action and --Restrictions on Dividends and Other Capital Distributions."


LEVERAGE; CAPITAL DISTRIBUTION REGULATIONS


         As a result of the Corporation's asset growth strategy and its use of debt to help fund its growth, the Corporation is highly leveraged and its debt service requirements are substantial. As of December 31, 1997, the Corporation had indebtedness of $20.4 million and shareholders' equity of $36.7 million. Virtually all of the proceeds from the Corporation's debt are invested in the common shares of the Bank; accordingly, shareholder's equity of the Bank of $54.2 million is greater than the Corporation's shareholders' equity of $36.7 million. The ability of the Corporation to satisfy its obligations is dependent upon the Bank's ability to generate profits and pay dividends to the Corporation as well as the Corporation's ability to renew or refinance borrowings or to raise additional equity capital. Each of these alternatives is dependent upon financial, business, regulatory and other general factors affecting the Corporation. There can be no assurance that any such alternatives would be accomplished on satisfactory terms. See "Capitalization."


         The capital distribution regulations of the Office of Thrift Supervision ("OTS") limit the Bank's ability to pay dividends to the Corporation based on the Bank's capital level and supervisory condition. Under the regulations, a savings institution that meets the OTS capital requirements is generally permitted to make capital distributions during a year up to the greater of (i) 100% of its net income during that year, plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year (the excess capital over its capital requirements), or (ii) 75% of its net income over the most recent four-quarter period. In addition, an insured depository institution is prohibited from declaring any dividend, making any other capital distribution, or paying a management fee to its holding company if, following the distribution or payment, the institution would be classified as "undercapitalized" or lower. See "Regulation and Supervision--The Bank--Prompt Corrective Action." As a practical matter, dividends can not be paid which would cause the Bank's capital to fall below the regulatory minimums. As of December 31, 1997, the Bank met the OTS capital requirements and under the above regulations, the Bank had approximately $2.5 million available for the payment of dividends in the aggregate to the Corporation. There can be no assurance that the Bank will continue to meet its capital requirements or that its net income and surplus capital in the future will be sufficient to permit the payment of dividends by the Bank to the Corporation. In the event that the capital of the Bank falls below its capital requirements or the OTS notifies the Bank that it is in need of more than normal supervision, the ability of the Bank to pay dividends could be further restricted. See "Regulation and Supervision--The Bank--Restrictions on Dividends and Other Capital Distributions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Capital."

COMPOSITION OF LOAN PORTFOLIO

         At December 31, 1997, approximately 83.5% of Metropolitan's loans were secured by real estate. Metropolitan's ability to conduct its mortgage lending business and the value of Metropolitan's real estate collateral could therefore be adversely affected by adverse changes in the real estate markets in which Metropolitan conducts its business. At December 31, 1997, approximately 60.0% of the principal amount of Metropolitan's real estate loans was secured by properties located in Ohio. A decline in real estate values in Ohio would increase the risk that losses would be incurred should borrowers default on their loans.

         At December 31, 1997, approximately 25.4% of the principal amount of Metropolitan's loans was secured by multifamily properties. Multifamily properties include residential apartment buildings of five or more units. Metropolitan focuses on this segment of the market more than many other financial institutions, and it believes that this emphasis gives Metropolitan certain competitive advantages. Loans secured by multifamily properties, however, are generally higher in principal amount and are considered to entail a higher level of risk of loss than loans secured by oneto four-family residences. Potential significant sources of losses are the possibilities that the cash flows from the properties securing the loans may become inadequate to service the loan payments and the value of the collateral may be insufficient to repay the loan. See "Business--Lending Activities--Multifamily Residential Lending."

         At December 31, 1997, approximately 21.8% of the principal amount of Metropolitan's loans was secured by commercial real estate. Commercial real estate loans generally present a higher level of risk than loans secured by oneto four-family residences due to the concentration of principal in a limited number of loans and borrowers, the effects of general economic conditions on commercial properties and the increased difficulty of evaluating and monitoring these types of loans. In addition, the repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related business activities. See "Business--Lending Activities--Commercial Real Estate Lending."

ALLOWANCE FOR LOSSES ON LOANS

         The Corporation's allowance for losses on loans is maintained at a level considered adequate by management to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond the Corporation's control, and such losses may exceed the Corporation's current allowance for losses on loans. At December 31, 1997, the Corporation had total non-performing loans of $3.1 million. At the same date, the Corporation's allowance for losses on loans was $5.6 million, or 0.79% of total loans and 178.60% of total non-performing loans. There can be no assurance however, that such allowance will be adequate to cover actual losses. See "Business--Loan Delinquencies and Non-Performing Assets" and "--Allocation of Allowance for Losses on Loans."

EXPOSURE TO CHANGES IN INTEREST RATES

         The consolidated net income of the Corporation depends to a substantial extent on its net interest income, which reflects the difference between the interest income the Corporation receives from loans, securities and other interest-earning assets, and the interest expense it pays to obtain deposits and other liabilities. During periods of rising interest rates, the Corporation's net interest income could be adversely affected, because at the present time the Bank has more short-term interest rate sensitive liabilities than short-term interest rate sensitive assets. These rates are highly sensitive to many factors including competition, general economic conditions and the policies of various governmental and regulatory authorities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Quantitative and Qualitative Disclosures about Market Risk."

GOVERNMENT REGULATION

         As a savings and loan holding company, the Corporation is subject to regulation, examination and supervision by the OTS. The Bank is subject to regulation and examination by the OTS, the FDIC and by agencies of the State of Ohio. Applicable laws and regulations relate to such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities and general investment authority.


         As a savings and loan association, deposits with the Bank are insured by the SAIF, which is administered by the FDIC. Deposits with state commercial banks and national banks are insured by the Bank Insurance Fund ("BIF"). Currently, the Deposit Insurance Funds Act of 1996 (the "Funds Act") requires the merger of the BIF and SAIF into a single insurance fund no later than January 1, 1999 if there are no savings associations at that date. In connection with the merger of the funds, it is possible that SAIF-insured institutions could be forced to convert their charters into state bank charters or national bank charters. If such a proposal became law, the Corporation would become a bank holding company and be subject to regulation by the Federal Reserve Board, which imposes capital requirements on bank holding companies. The Corporation is not currently subject to capital requirements. See "Regulation and Supervision-The Bank--Insurance of Accounts and Regulation by the FDIC."


YEAR 2000

         The year 2000 issue refers to computer programs being written using two digits rather than four to define an applicable year. Any of a company's hardware, date-driven automated equipment or computer programs that have a two-digit field to define the year may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure, disruption of operations, or inaccurate information or calculations. Similar to other companies, Metropolitan faces the challenge of ensuring that all computer-related functions will work properly in the year 2000 and beyond. As a result, Metropolitan has addressed this issue by forming a task force to plan for and implement any changes necessary to ensure year 2000 compliance. The task force has identified four major areas where it will concentrate its efforts: (i) the service bureau that services the majority of Metropolitan's customer accounts; (ii) the various software vendors whose software is used by Metropolitan; (iii) critical vendors Metropolitan uses that are dependent upon data processing; and (iv) major loan customers to ensure that their revenues will continue uninterrupted. A time line has been established and the task force and its subcommittees will progress through assessment planning, implementation and testing during 1998. Metropolitan believes the plans currently in place will be adequate to provide quality service to customers without interruption. In management's opinion, any related incremental costs will not have a material impact on the financial condition, operations, or cash flows of the Corporation.

COMPETITION

         The Corporation faces strong competition, both in originating real estate and other loans and attracting deposits. Competition in originating loans comes primarily from other savings institutions, commercial banks, mortgage companies, conduit lenders, credit unions, finance companies and insurance companies. Competition in deposits comes primarily from other savings institutions, commercial banks, credit unions, mutual funds and brokerage companies. Some of the Bank's competitors have higher lending limits and substantially greater financial resources than the Bank.
See "Business--Competition".

CONTROL BY ROBERT M. KAYE

         The Corporation is majority-owned by Mr. Robert M. Kaye of Rumson, New Jersey, who controls 77.5% of the Corporation's common shares. Mr. Kaye is also Chairman of the Corporation and Chairman of the Bank. Mr. Kaye, as majority shareholder and Chairman of the Corporation, has the ability to elect or remove all of the directors of the Corporation and has ultimate control of the Corporation and the Bank.

                      RISK FACTORS RELATING TO THE OFFERING

SUBORDINATION OF THE GUARANTEE AND THE JUNIOR SUBORDINATED DEBENTURES

         The obligations of Metropolitan under the Guarantee issued by Metropolitan for the benefit of the holders of the Preferred Securities and under the Junior Subordinated Debentures issued to the Trust Issuer will be unsecured and will rank subordinate and junior in right of payment to all Senior Indebtedness of Metropolitan. At December 31, 1997, Metropolitan had $20.4 million in outstanding Senior Indebtedness. There is no limitation on the amount of Senior Indebtedness, or Subordinated Debt (as defined herein) which is pari passu with the Junior Subordinated Debentures, which Metropolitan may issue. Because Metropolitan is a holding company, the right of Metropolitan to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Preferred Securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary (including depositors in the Bank), except to the extent that Metropolitan may itself be recognized as a creditor of that subsidiary. If Metropolitan is a creditor of a subsidiary, the claims of Metropolitan would be subject to any prior security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that of Metropolitan. Accordingly, the Junior Subordinated Debentures and the Guarantee will be effectively subordinated to all existing and future liabilities of Metropolitan's subsidiaries, including the Bank. At December 31, 1997, the Bank had liabilities of $867.8 million (including $738.1 million in deposits). Only the capital stock of Metropolitan is currently junior in right of payment to the Junior Subordinated Debentures to be issued to the Trust Issuer. Holders of the Junior Subordinated Debentures will be able to look only to the assets of Metropolitan for payments on the Junior Subordinated Debentures. None of the Indenture, the Guarantee, the Expense Agreement or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by Metropolitan. Metropolitan may from time to time incur indebtedness constituting Senior Indebtedness. See "Description of the Guarantee--Status of the Guarantee", "Description of the Junior Subordinated Debentures--Subordination" and "Description of the 1995 Notes."

SOURCE OF PAYMENTS TO HOLDERS OF PREFERRED SECURITIES

         As a savings and loan holding company, Metropolitan conducts its operations principally through its subsidiaries and, therefore, its principal source of cash, other than its investing and financing activities, is the receipt of dividends from the Bank. Since Metropolitan is without significant assets other than the capital stock of the Bank, the ability of Metropolitan to pay interest on the principal of the Junior Subordinated Debentures to the Trust Issuer (and consequently, the Trust Issuer's ability to pay Distributions on the Preferred Securities and Metropolitan's ability to perform its obligations under the Guarantee) will be dependent on the ability of the Bank to pay dividends to Metropolitan in amounts sufficient to service Metropolitan's obligations. Metropolitan may become obligated to make other payments with respect to securities issued by Metropolitan in the future which are pari passu or have a preference over the Junior Subordinated Debentures issued to the Trust Issuer with respect to the payment of principal, interest or dividends. There is no restriction on the ability of Metropolitan to issue, or limitations on the amount of securities which Metropolitan may issue, which are pari passu or have a preference over the Junior Subordinated Debentures issued to the Trust Issuer, nor is there any restriction on the ability of the Bank to issue additional capital stock or incur additional indebtedness.

         See "Risk Factors--Risk Factors Relating To The Corporation--Leverage; Capital Distribution Regulations" and Regulation and Supervision."

RIGHT TO DEFER INTEREST PAYMENT OBLIGATION; TAX CONSEQUENCES; MARKET PRICE CONSEQUENCES

         So long as no event of default under the Indenture has occurred and is continuing, Metropolitan has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures, at any time or from time to time, for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Trust Issuer would also be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled would accumulate additional Distributions thereon at the rate of % per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period. During any such Extension Period, Metropolitan may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Metropolitan's capital stock (other than (a) the reclassification of any class of Metropolitan's capital stock into another class of capital stock, (b) dividends or distributions payable in common shares of Metropolitan, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (d) payments under the Guarantee, and (e) purchases of common shares related to the issuance of common shares or rights under any of Metropolitan's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of Metropolitan that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures, or (iii) make any guarantee payments with respect to any guarantee by Metropolitan of the debt securities of any subsidiary of Metropolitan if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures other than payments pursuant to the Guarantee. Additionally, during any such Extension Period, Metropolitan shall not redeem, purchase or acquire less than all the outstanding Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, Metropolitan may further defer the payment of interest, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid on the Junior Subordinated Debentures (together
with interest thereon at the annual rate of    %, compounded quarterly from the
relevant payment date for such interest, to the extent permitted by applicable law), Metropolitan may elect to begin a new Extension Period subject to the above requirements. There is no limitation on the number of times that Metropolitan may elect to begin an Extension Period so long as no event of default under the Indenture has occurred and is continuing. See "Description of the Preferred Securities--Distributions" and "Description of the Junior Subordinated Debentures--Right to Defer Interest Payment Obligation."

         If an Extension Period were to occur, a holder of the Preferred Securities would continue to accrue income (in the form of original issue discount) for United States federal income tax purposes in respect of its pro rata share of the interest accruing on the Junior Subordinated Debentures held by the Trust Issuer. As a result, a holder of the Preferred Securities would be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash and would not receive the cash related to such income from the Trust Issuer if the holder disposed of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount" and "--Sales or Redemption of the Preferred Securities."

         Metropolitan has no current intention of exercising its right to defer payments of interest on the Junior Subordinated Debentures. However, should Metropolitan elect to exercise such right in the future, the market price of the Preferred Securities would likely be adversely affected. A holder that disposed of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continued to hold its Preferred Securities. In addition, as a result of the existence of Metropolitan's right to defer interest payments, the market price of the Preferred Securities may be more volatile than the market prices of other similar securities that are not subject to such deferrals.

OPTIONAL REDEMPTION AFTER 2003


         Metropolitan has the right to redeem the Junior Subordinated Debentures prior to their stated Maturity on or after June 30, 2003 in whole at one time or in part from time to time. The exercise of such right may be subject to Metropolitan having received prior regulatory approval, if then required under applicable capital guidelines or regulatory policies, and to restrictions set forth in the 1995 Notes Indenture. See "Description of the Junior Subordinated Debentures--General" and "Description of the 1995 Notes."


REDEMPTION DUE TO TAX EVENT, INVESTMENT COMPANY EVENT OR CAPITAL TREATMENT EVENT


         Metropolitan has the right, but not the obligation, to redeem the Junior Subordinated Debentures in whole (but not in part) within 90 days following the occurrence of a Tax Event, an Investment Company Event or a Capital Treatment Event, as those terms are defined below (whether occurring before or after June 30, 2003), and, therefore, cause a mandatory redemption of the Preferred Securities. The exercise of such right may be subject to Metropolitan having received prior regulatory approval, if then required under applicable capital guidelines or regulatory policies, and to restrictions set forth in the 1995 Notes Indenture. See "Description of the Junior Subordinated Debentures-General" and "Description of the 1995 Notes."


         A "Tax Event" means the receipt by the Trust Issuer of an Opinion of Counsel (as defined below) to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by Metropolitan on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by Metropolitan, in whole or in part, for United States federal income tax purposes, or (iii) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges. The Trust Issuer or Metropolitan must request and receive an opinion with regard to such matters within a reasonable period of time after either becomes aware of the possible occurrence of any of the events described in clauses (i) through (iii) above.

         "Investment Company Event" means the receipt by the Trust Issuer of an Opinion of Counsel to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which change occurs or becomes effective on or after the date of original issuance of the Preferred Securities.

         "Capital Treatment Event" means the receipt by the Trust Issuer of an Opinion of Counsel to the effect that as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that the Preferred Securities would not constitute Tier 1 Capital (or the then equivalent thereof) applied as if Metropolitan (or its successor) were a bank holding company for purposes of applicable capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to Metropolitan.

         "Opinion of Counsel" means an opinion in writing of independent legal counsel experienced in such matters as are being opined upon.

EXCHANGE OF PREFERRED SECURITIES FOR JUNIOR SUBORDINATED DEBENTURES; REDEMPTION AND TAX CONSEQUENCES

         Metropolitan has the right at any time to dissolve the Trust Issuer and, after the satisfaction of liabilities to creditors of the Trust Issuer as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities in exchange therefor in liquidation of the Trust Issuer. The exercise of such right may be subject to Metropolitan having received prior regulatory approval. Metropolitan will have the right, in certain circumstances, to redeem the Junior Subordinated Debentures in whole or in part, in lieu of a distribution of the Junior Subordinated Debentures by the Trust Issuer, in which event the Trust Issuer will redeem the Preferred Securities on a pro rata basis to the same extent as the Junior Subordinated Debentures are redeemed by Metropolitan. Any such distribution or redemption prior to the Stated Maturity will be subject to prior regulatory approval if then required under applicable capital guidelines or regulatory policies, and to restrictions set forth in the 1995 Notes Indenture. See "Description of the Preferred Securities--Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders", "Description of the Junior Subordinated Debentures--Redemption or Exchange" and "Description of the 1995 Notes."

         Under current United States federal income tax law, a distribution of Junior Subordinated Debentures upon the dissolution of the Trust Issuer would not be a taxable event to holders of the Preferred Securities. If, however, the Trust Issuer were characterized as an association taxable as a corporation at the time of the dissolution of the Trust Issuer, the distribution of the Junior Subordinated Debentures would constitute a taxable event to holders of Preferred Securities. Moreover, any redemption of the Preferred Securities for cash would be a taxable event to such holders. See "Certain Federal Income Tax Consequences--Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities" and "--Sales or Redemption of the Preferred Securities."

         There can be no assurance as to the market prices for the Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Preferred Securities upon a dissolution or liquidation of the Trust Issuer. The Preferred Securities or the Junior Subordinated Debentures may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Junior Subordinated Debentures as a result of the liquidation of the Trust, and because payments on the Junior Subordinated Debentures are the sole source of funds for Distributions and redemptions of the Preferred Securities, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Junior

Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein.

         If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust Issuer, Metropolitan will use its best efforts to list the Junior Subordinated Debentures on the Nasdaq Stock Market's National Market or SmallCap Market or such stock exchanges, if any, on which the Preferred Securities are then listed.

INVESTMENT NOT INSURED

         The Junior Subordinated Debentures do not constitute a deposit with a depository institution; therefore, the Junior Subordinated Debentures are not insured by the FDIC or any other governmental entity.

RIGHTS UNDER THE GUARANTEE

         The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by the Trust Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Preferred Securities called for redemption, to the extent that the Trust Issuer has funds on hand available therefor at such time, and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Trust Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities in exchange therefor), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment, to the extent that the Trust Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Trust Issuer remaining available for distribution to holders of the Preferred Securities after payment of creditors of the Trust Issuer as required by applicable law.

         If Metropolitan were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Trust Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee (as defined below) in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Preferred Securities may institute a legal proceeding directly against Metropolitan to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust Issuer, the Guarantee Trustee or any other person or entity. If an event of default under the Indenture shall have occurred and be continuing and such event is attributable to the failure of Metropolitan to pay interest on or principal of the Junior Subordinated Debentures on the applicable payment date, a holder of the Preferred Securities may institute a legal proceeding directly against Metropolitan for enforcement of payment to such holder of the principal of or interest on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Preferred Securities of such holder (a "Direct Action"). The exercise by Metropolitan of its right, as described herein, to defer the payment of interest on the Junior Subordinated Debentures does not constitute an event of default under the Indenture. In connection with any Direct Action, Metropolitan will have a right of set-off under the Indenture to the extent of any payment made by Metropolitan to such holder of the Preferred Securities in the Direct Action. Except as described herein, holders of the Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. Wilmington Trust Company will act as the guarantee trustee under the Guarantee (the "Guarantee Trustee") and will hold the Guarantee for the benefit of the holders of the Preferred Securities. Wilmington Trust Company will also act as Debenture Trustee for the Junior Subordinated Debentures, and as Property Trustee under the Trust Agreement. The Trust Agreement provides that each holder of the Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture. See "Description of the Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of the Preferred Securities," "Description of the Junior Subordinated Debentures--Debenture Events of Default" and "Description of the Guarantee."

LIMITED COVENANTS

         The covenants in the Indenture and the Trust Agreement are limited. As a result, neither the Indenture nor the Trust Agreement protects holders of Junior Subordinated Debentures or Preferred Securities, respectively, in the event of a material adverse change in Metropolitan's financial condition or results of operations or limits the ability of Metropolitan or any subsidiary to incur or assume additional indebtedness or other obligations. Additionally, neither the Indenture nor the Trust Agreement contains any financial ratios or specified levels of liquidity to which Metropolitan must adhere. Therefore, the provisions of these governing instruments should not be considered a significant factor in evaluating whether Metropolitan will be able to or will comply with its obligations under the Junior Subordinated Debentures or the Guarantee.

LIMITED VOTING RIGHTS

         Holders of the Preferred Securities will generally have limited voting rights relating only to the modification of the Preferred Securities and the exercise of the Trust Issuer's rights as holder of the Junior Subordinated Debentures and the Guarantee. Holders of the Preferred Securities will not be entitled to vote to appoint, remove or replace the Property Trustee or the Administrative Trustees, as such voting rights are vested exclusively in Metropolitan, as the holder of the Common Securities (except, with respect to the Property Trustee, upon the occurrence of certain events described herein). The Property Trustee, the Administrative Trustees and Metropolitan may amend the Trust Agreement without the consent of holders of the Preferred Securities to ensure that the Trust Issuer will be classified for United States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement" and "--Removal of the Trust Issuer Trustees."

ABSENCE OF PRIOR PUBLIC MARKET FOR THE PREFERRED SECURITIES; TRADING PRICE AND TAX CONSIDERATIONS

         There is no current public market for the Preferred Securities. Application has been made to list the Preferred Securities on the Nasdaq Stock Market's National Market. However, three market makers for the Preferred Securities are required for original listing, and two are required for continued listing thereafter. Metropolitan has been advised that the Underwriter intends to make a market in the Preferred Securities. However, the Underwriter is not obligated to do so and such market making may be discontinued at any time. Therefore, there is no assurance that an active trading market will develop for the Preferred Securities or, if such market develops, that it will be maintained or that the market price will equal or exceed the public offering price set forth on the cover page of this Prospectus. Accordingly, holders of Preferred Securities may experience difficulty reselling them or may be unable to sell them at all. The public offering price for the Preferred Securities has been determined through negotiations between Metropolitan and the Underwriter. Prices for the Preferred Securities will be determined in the marketplace and may be influenced by many factors, including prevailing interest rates, the liquidity of the market for the Preferred Securities, investor perceptions of Metropolitan and general industry and economic conditions.

         Further, should Metropolitan exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Preferred Securities would be likely to trade at prices that do not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a holder of Preferred Securities that disposed of its Preferred Securities between record dates for payments of Distributions (and consequently did not receive a Distribution from the Trust Issuer for the period prior to such disposition) would nevertheless be required to include accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition in income as ordinary income and to add such amount to the adjusted tax basis of the Preferred Securities disposed of. Upon disposition of the Preferred Securities, such holder would recognize a capital loss to the extent the selling price (which might not fully reflect the value of accrued but unpaid interest) was less than its adjusted tax basis (which would include all accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Sales or Redemption of the Preferred Securities."

                                 USE OF PROCEEDS

         All of the proceeds from the sale of the Preferred Securities will be invested by the Trust Issuer in Junior Subordinated Debentures. The net proceeds to the Corporation from the sale of the Junior Subordinated Debentures are
estimated to be approximately $         million ($          million if the
Underwriter's over-allotment option is exercised in full) after deduction of the underwriting discount and estimated expenses. The Corporation intends to use the net proceeds from the sale of the Junior Subordinated Debentures for general corporate purposes, including, but not limited to, repayment of the $4.9 million in principal amount currently outstanding with respect to the 1993 Notes, acquisitions by either the Corporation or the Bank (although there presently exist no agreements or understandings with respect to any such acquisition); capital contributions to the Bank to support growth and for working capital; and possible repurchase of the Corporation's common shares, subject to regulatory requirements and acceptable market conditions.

                       MARKET FOR THE PREFERRED SECURITIES


         Application has been made to list the Preferred Securities on the Nasdaq Stock Market's National Market under the symbol "METFP." Although the Underwriter has informed the Corporation that it presently intends to make a market in the Preferred Securities, the Underwriter is not obligated to do so and any such market making may be discontinued at any time. Accordingly, there is no assurance that an active and liquid trading market will develop or, if developed, that such a market will be sustained. The offering price and distribution rate have been determined by negotiations among representatives of the Corporation and the Underwriter, and the offering price of the Preferred Securities may not be indicative of the market price following the offering. See "Underwriting."


                              ACCOUNTING TREATMENT

         For financial reporting purposes, the Trust Issuer will be treated as a subsidiary of the Corporation and, accordingly, the Trust Issuer's financial statements will be included in the consolidated financial statements of the Corporation. The Preferred Securities will be presented as a separate line item in the consolidated statements of financial condition of the Corporation under the caption "Guaranteed Preferred Beneficial Interests in the Corporation's Junior Subordinated Debentures" and appropriate disclosures about the Preferred Securities will be included in the notes to the consolidated financial statements. For financial reporting purposes, the Corporation will record distributions payable on the Preferred Securities as an interest expense in the consolidated statements of operations.

         In its future financial reports, the Corporation will: (i) present the Preferred Securities in the Corporation's consolidated statements of financial condition as a separate line item entitled "Guaranteed Preferred Beneficial Interests in the Corporation's Junior Subordinated Debentures"; (ii) include in a footnote to the consolidated financial statements disclosure that the sole assets of the Trust Issuer are the Junior Subordinated Debentures specifying the principal amount, interest rate and maturity date of Junior Subordinated Debentures held, and payments thereon; and (iii) if Staff Accounting Bulletin No. 53 treatment is sought, include, in an audited footnote to the consolidated financial statements, disclosure that (a) the Trust Issuer is wholly owned, (b) the sole assets of the Trust Issuer are its Junior Subordinated Debentures, and
(c) the obligations of the Corporation under the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, by the Corporation of all of the Trust Issuer's obligations under the Preferred Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Corporation's consolidated ratios of earnings to fixed charges for the periods indicated.

                                                                           Year Ended December 31,
                                                  -----------------------------------------------------------------------
                                                   1997              1996           1995             1994            1993
                                                  ------            ------         ------           ------          -----
Earnings to Fixed Charges(1)(2):
         Including interest on deposits            1.22x             1.08x          1.21x            1.34x           1.67x
         Excluding interest on deposits            2.18x             1.50x          2.59x            5.32x          14.70x

-------------------------
(1) For purposes of computing the ratios of earnings to fixed charges, earnings represent income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle plus fixed charges. Fixed charges represent total interest expense, including and excluding interest on deposits, as applicable, as well as the interest component of rental expense.

(2) Income from continuing operations before income taxes in 1996 includes a $2.9 million one-time assessment to recapitalize the SAIF.



                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Corporation as of December 31, 1997, as adjusted to give effect to the consummation of the offering of the Preferred Securities. The following data should be read in conjunction with the Consolidated Financial Statements and notes thereto of the Corporation included elsewhere in this document.

                                                                                                        As
                                                                                     Actual           Adjusted
                                                                                  ------------       -----------
                                                                                           (In thousands)
Deposits...............................................................           $737,782           $737,782
Borrowings:
FHLB advances..........................................................             41,000             41,000
1993 Subordinated Notes................................................              4,874                  0
1995 Subordinated Notes................................................             14,000             14,000
 Other borrowings......................................................             75,996             75,996
                                                                                  --------           --------
   Total borrowings....................................................            135,870            130,996
                                                                                   -------            -------
   Total deposits and borrowings.......................................            873,652            868,778
                                                                                   -------            -------
Guaranteed Preferred Beneficial Interests in the Corporation's
Junior Subordinated Debentures(1)......................................                  0             25,000
                                                                              ------------           --------

Shareholders' equity:
Common shares, no par value, 20,000,000 shares authorized, 7,051,270 shares issued and outstanding.................................................
Additional paid-in capital.............................................             11,101             11,101
Retained earnings......................................................             24,270             24,270
Unrealized gain on securities available for sale.......................              1,290              1,290
                                                                                  --------           --------
    Total shareholders' equity.........................................             36,661             36,661
                                                                                   -------            -------

-------------------------
(1) Preferred Securities of the Trust Issuer representing beneficial interests in $25.0 million aggregate principal amount of the Junior Subordinated Debentures issued by the Corporation to the Trust Issuer. The Junior Subordinated Debentures will bear interest at the annual rate of % of the principal amount thereof, payable quarterly and will mature on June 30, 2028. The Corporation owns all of the Common Securities of the Trust Issuer.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

        The following table sets forth certain selected consolidated financial and other data of the Corporation at or for the dates indicated. This information does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the Consolidated Financial Statements and notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.


                                                                      As of or for the Year Ended December 31,
                                                              --------------------------------------------------------
                                                              1997         1996        1995           1994        1993
                                                              ----         ----        ----           ----        ----
                                                                                  (In thousands)

Selected Financial Condition Data:
Total assets...........................................    $924,985      $769,076     $590,095     $479,384     $372,390
Loans receivable, net..................................     693,655       637,493      478,345      424,944      284,288
Loans held for sale....................................      14,230         8,973        1,504           84       10,391
Mortgage-backed securities.............................     143,167        56,672       39,156       16,785       13,412
Securities.............................................       6,446        13,173       22,806        7,641       10,168
Intangible assets......................................       2,987         3,239        3,188        3,409        3,631
Loan servicing rights..................................       9,224         8,051        9,130        4,825        2,295
Deposits ..............................................     737,782       622,105      503,742      436,198      332,549
Borrowings.............................................     135,870       101,874       46,874       15,504       15,745
Shareholders' equity...................................      36,661        30,244       25,466       20,280       17,750

Selected Operations Data:
Total interest income..................................    $ 69,346      $ 54,452     $ 43,435     $ 31,639     $ 24,448
Total interest expense.................................      41,703        33,116       26,816       15,992       11,215
                                                           --------      --------     --------     --------     --------
         Net interest income...........................      27,643        21,336       16,619       15,647       13,233
Provision for loan losses..............................       2,340         1,636          959          766          740
                                                          ---------     ---------   ----------   ----------   ----------
         Net interest income after provision
           for loan losses.............................      25,303        19,700       15,660       14,881       12,493
Loan servicing income, net.............................       1,293         1,204        1,068          642          601
Net gain on sale of loans and securities...............         580           336          833           86        1,712
Other noninterest income...............................       2,268         2,233        2,323          873        1,067
Noninterest expense(1).................................     (20,149)      (20,839)     (14,187)     (11,058)      (8,274)
                                                           --------      --------     --------     --------     --------
         Income before income taxes and
           cumulative effect of change in
           accounting method...........................       9,295         2,634        5,697        5,424        7,599
Income tax expense.....................................      (3,492)       (1,095)      (2,155)      (1,987)      (2,829)
Cumulative effect on prior years of change
  in accounting method.................................                                                             (300)
                                                           --------      --------     --------     --------     --------
Net Income.............................................    $  5,803      $  1,539     $  3,542     $  3,437    $   4,470
                                                           ========      ========     ========     ========    =========

------------------
(1) Noninterest expense for 1996 includes a $2.9 million pre-tax or $1.9 million net of tax one-time assessment to recapitalize the SAIF.


                                                                      AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------------
                                                              1997         1996        1995           1994        1993
                                                              ----         ----        ----           ----        ----

 PER SHARE DATA:(1)(2)
 Basic and diluted net income per share.................     $0.82         $0.24       $0.57         $0.55        $0.72
 Book value per share...................................      5.20          4.29        4.08          3.25         2.84
 Tangible book value per share..........................      4.76          3.84        3.52          2.63         2.16
 PERFORMANCE RATIOS:(1)
 Return on average assets...............................      0.69%         0.23%       0.65%         0.82%        1.34%
 Return on average equity...............................     17.58          5.75       16.19         17.83        29.30
 Interest rate spread...................................      3.20          3.07        2.98          3.71         4.05
 Net interest margin(3).................................      3.48          3.34        3.24          3.94         4.26
 Average interest-earning assets to average
    interest-bearing liabilities .......................    105.30%       105.39%     105.13%       105.53%      105.62%
 Noninterest expense to average assets..................      2.40          3.08        2.61          2.64         2.49
 Efficiency ratio(4)....................................     62.75         82.57       68.28         62.95        49.42
 ASSET QUALITY RATIOS:(5)
 Nonperforming loans to total loans.....................      0.44%         0.80%       0.68%         0.55%        1.08%
 Nonperforming assets to total assets...................      0.56          0.70        0.60          0.51         1.08
 Allowance for losses on loans to total loans...........      0.79          0.64        0.57          0.45         0.43
 Net charge-offs to average loans.......................      0.13          0.04        0.02          0.03         0.09
 CAPITAL RATIOS:
 Shareholders' equity to total assets...................      3.96%         3.93%       4.32%         4.23%        4.77%
 Average shareholders' equity to average assets.........      3.94          3.96        4.02          4.60         4.58
 Tier 1 capital to total assets(6)......................      5.47          5.58        5.77          5.34         5.81
 Tier 1 capital to risk-weighted assets(6)..............      7.75          7.87        8.20          7.60         8.33
 OTHER DATA:
 Loans serviced for others (000's)..................... $1,190,185    $1,102,514  $1,182,216      $739,425     $504,677
 Number of full service offices.........................        15            14          13            11            9
 Number of loan production offices......................         4             5           5             4            1

-------------------------

(1) Noninterest expense for 1996 includes a $2.9 million pre-tax or $1.9 million net of tax one-time assessment to recapitalize the SAIF. All per share data and performance ratios include the effect of this assessment.
(2) Per share data has been calculated to reflect the 3,125,635-for-1 stock split which occurred in October 1996 and 2-for-1 stock split which occurred in December 1997.
(3) Represents the ratio of net interest income to average interest-earning assets.
(4) Equals noninterest expense less amortization of intangible assets divided by net interest income plus noninterest income (excluding gains or losses on securities transactions).
(5) Ratios are calculated on end of period balances except net charge-offs to average loans.
(6)     Ratios are for the Bank only.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           The following discussion and analysis of the Corporation's financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

           OVERVIEW

           The reported results of Metropolitan primarily reflect the operations of the Bank. Metropolitan's results of operations are dependent on a variety of factors, including the general interest rate environment, competitive conditions in the industry, governmental policies and regulations and conditions in the markets for financial assets. Like most financial institutions, the primary contributor to Metropolitan's income is net interest income, the difference between the interest Metropolitan earns on interest-earning assets, such as loans and securities, and the interest Metropolitan pays on interest-bearing liabilities, such as deposits and borrowings. Metropolitan's operations are also affected by noninterest income, such as loan servicing fees, service charges on deposit accounts, gains or losses from sales of loans and securities and loan option income. Metropolitan's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, occupancy costs, and other general and administrative expenses.


           Average Balances and Yields. The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Net interest margin refers to net interest income divided by total interest-earning assets and is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities. All average balances are daily average balances. Nonaccruing loans are considered in average loan balances. The average balances of mortgage-backed securities and securities are presented at historical cost.



                                                                  YEAR ENDED DECEMBER 31,
                              -------------------------------------------------------------------------------------------
                                          1997                            1996                           1995
                              ----------------------------    --------------------------    -----------------------------
                               AVERAGE              AVERAGE    AVERAGE             AVERAGE   AVERAGE              AVERAGE
                               BALANCE    INTEREST    RATE     BALANCE  INTEREST     RATE    BALANCE   INTEREST     RATE
                               -------    --------    ----     -------  --------     ----    -------   --------     ----
                                                                     (Dollars in thousands)
INTEREST-EARNING ASSETS:
Loans receivable               $673,809   $ 61,230    9.09%   $574,502  $ 50,268      8.75%  $458,423  $ 39,963      8.72%
Mortgage-backed securities
  available for sale            101,160      6,947    6.87      43,734     2,890      6.61     39,342     2,493      6.34
Other                            18,923      1,169    6.18      20,417     1,294      6.34     14,610       979      6.70
                             ---------- ----------          --------------------           --------------------
Total interest-earning
  assets                        793,892     69,346    8.73     638,653    54,452      8.53    512,375    43,435      8.48
                                         ---------                     ---------                       --------
Nonearning assets                44,727                         37,021                         31,881
                             ----------                     ----------                     ----------
Total assets                   $838,619                       $675,674                       $544,256
                               ========                       ========                       ========

INTEREST-BEARING
  LIABILITIES:
Deposits                       $636,777     34,120    5.36    $532,100    28,132      5.29   $439,286    23,522      5.35
Borrowings                      117,150      7,583    6.47      73,899     4,984      6.74     48,066     3,294      6.85
                              --------- ----------          --------------------           ---------- ---------
Total interest-bearing
  liabilities                   753,927     41,703    5.53     605,999    33,116      5.46    487,352    26,816      5.50
                                         ---------  ------             ---------    ------             --------    ------
Noninterest-bearing
  liabilities                    51,674                         42,924                         35,032
Shareholders' equity             33,018                         26,751                         21,872
                             ----------                     ----------                     ----------
Total liabilities and
  shareholders' equity         $838,619                       $675,674                       $544,256
                               ========                       ========                       ========

Net interest income and
  interest rate spread                    $ 27,643    3.20%             $ 21,336      3.07%            $ 16,619      2.98%
                                          ========  ======              ========    ======             ========    ======
Net interest margin                                   3.48%                           3.34%                          3.24%
Average interest-earning
  assets to average
  interest-bearing
  liabilities                   105.30%                       105.39%                         105.13%


         Rate and Volume Variances. Net interest income is affected by changes in the level of interest-earning assets and interest-bearing liabilities and changes in yields earned on assets and rates paid on liabilities. The following table sets forth, for the periods indicated, a summary of the changes in interest earned and interest paid resulting from changes in average asset and liability balances and changes in average rates. Changes attributable to the combined impact of volume and rate have been allocated proportionately to change due to volume and change due to rate.

                                                                             YEARS ENDED DECEMBER 31,
                                                       --------------------------------------------------------------------
                                                               1997 VS. 1996                       1996 VS. 1995
                                                            INCREASE (DECREASE)                 INCREASE (DECREASE)
                                                       --------------------------------     -------------------------------
                                                        TOTAL   CHANGE DUE  CHANGE DUE       TOTAL  CHANGE DUE  CHANGE DUE
                                                       CHANGE    TO VOLUME     TO RATE      CHANGE   TO VOLUME     TO RATE
                                                       --------  ----------  ----------   ---------  ----------  ----------
                                                                                 (IN THOUSANDS)

Interest Income on:
Loans receivable                                      $10,962     $ 8,962       $2,000     $10,305     $10,157      $ 148
Mortgage-backed securities                              4,057       3,940          117         397         287        110
Other                                                    (125)        (93)         (32)        315         365        (50)
                                                      -------     -------       ------     -------     -------      -----
Total interest income                                  14,894     $12,809       $2,085      11,017     $10,809      $ 208
                                                      -------     =======       ======     -------     =======      =====

Interest Expense on:
Deposits                                                5,988     $ 5,603       $  385       4,610     $ 4,903      $(293)
Borrowings                                              2,599       2,792         (193)      1,690       1,741        (51)
                                                     --------     -------       ------     -------     -------      -----
Total interest expense                                  8,587     $ 8,395       $  192       6,300     $ 6,644      $(344)
                                                     --------     =======       ======     -------     =======      =====

Increase in net interest income                      $  6,307                              $ 4,717
                                                     ========                              =======


COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

         Net Income. Net income for 1997 was $5.8 million, or $0.82 per common share, an increase of $4.3 million from 1996. Net income for 1996 was $1.5 million, or $0.24 per common share. The increase was primarily a result of the increase in net interest income and the $1.9 million after tax SAIF assessment in 1996 which was not repeated in 1997. Excluding the one-time SAIF assessment, net income for 1996 was $3.5 million, or $0.54 per common share.

         Interest Income. Total interest income increased 27.4% to $69.3 million for 1997 as compared to $54.5 million for 1996. The increase was due to a 24.3% increase in average interest-earning assets between the years and a 187.2% increase in prepayment penalties to $1.1 million in 1997 from $0.4 million in 1996. Average earning assets increased as a result of Metropolitan's strategy of increasing assets as long as assets with acceptable portfolio characteristics are available. Prepayment penalties on multifamily and commercial real estate loans increased when payoffs increased in response to declining interest rates during the second half of 1997. The weighted average yield on interest-earning assets increased to 8.73% during 1997 as compared to 8.53% during 1996. The increase in prepayment penalties accounted for 9 basis points of the 20 basis point increase. The remainder was primarily due to the increase in the weighted average rate on loans receivable which went up due to increases in consumer and business loans relative to real estate loans.

         Interest Expense. Total interest expense increased 25.9% to $41.7 million for 1997 as compared to $33.1 million for 1996. Interest expense increased primarily because the average balance of interest-bearing liabilities increased 24.4%. The average balance of interest-bearing liabilities grew at this rate in order to fund the growth of interest-earning assets discussed above. Metropolitan's cost of funds increased to 5.53% in 1997 as compared to 5.46% in 1996 because the rates on new borrowings and new deposits were higher than the weighted average rate of interest-bearing liabilities for 1996.

         Net Interest Margin. Metropolitan's net interest margin rose 14 basis points to 3.48% for 1997 compared to 3.34% for 1996. While overall interest rates on loans and deposits declined during 1997, Metropolitan experienced increases in yields on interest-earning assets due to prepayment penalties and changes in asset mix and experienced increased liability costs due to an effort to lengthen liability maturities to reduce the risk of declining net interest income from rising rates. The increased yields in 1997 more than offset the increased cost of liabilities.

         Provision for Loan Losses. The provision for loan losses increased 43.1% to $2.3 million in 1997 as compared to $1.6 million in 1996. The increase was related to the increase in total loans and management's estimate of the adequacy of the allowance for losses on loans. Total loans (including loans held for sale) increased 9.5% to $707.9 million at December 31, 1997 from $646.5 million at the same date a year earlier. The allowance for losses on loans at December 31, 1997 was $5.6 million, or 0.79% of total loans, as compared to $4.2 million, or 0.64% of total loans, at the same date in 1996. Management's estimate of the adequacy of the allowance for losses on loans is based upon an analysis of factors such as historical loan loss experience, the status of impaired loans, economic conditions affecting real estate markets, and regulatory considerations.

         Noninterest Income. Total noninterest income increased 9.8% to $4.1 million in 1997 as compared to $3.8 million in 1996. Net loan servicing income increased 7.4% to $1.3 million in 1997 as compared to $1.2 million in 1996. The increase in net loan servicing fees was a result of Metropolitan's strategy of increasing non-credit based fee income. The portfolio of loans serviced for others increased to $1.2 billion at December 31, 1997 compared to $1.1 billion at the same date a year earlier as a result of securitization of $93.0 million of multifamily loans with the Federal National Mortgage Association ("FNMA") during the third quarter of 1997. Purchases of loan servicing rights and origination of loan servicing on one- to four-family mortgages during 1997 approximately offset payoffs and amortization of existing loans serviced. Metropolitan remains committed to this line of business and will only acquire the rights to service portfolios where the loan characteristics and pricing are consistent with management's long-term profitability objectives.

         Service charges on deposit accounts increased 26.7% to $716,000 in 1997 as compared to $565,000 in 1996. The primary reason for the increase was the overall growth in deposit accounts and greater fee income derived from various accounts due to increased business levels.

         Gain on sale of loans was $488,000 in 1997 as compared to $203,000 in 1996. This income was dependent upon the amount of loans sold, secondary market pricing, and the value allocated to mortgage servicing rights, and these variables were in turn directly affected by prevailing interest rates. As such, the primary reason for the increase in these gains was the sale of residential fixed rate loans into a favorable market during the year. The proceeds of loans sold were $65.5 million during 1997 as compared to $55.5 million in 1996.

         Gain on sale of securities was $92,000 in 1997 as compared to $134,000 in 1996. During 1997, Metropolitan sold securities with a principal balance outstanding of $16.6 million including FNMA preferred stock, a FNMA note, and U.S. Treasury Notes. In 1996, $3.6 million of mortgage-backed securities were sold at a gain of $134,000. Metropolitan does not actively purchase mortgage-backed securities for resale; however, the existing portfolio of mortgage-backed securities is monitored for opportunities to improve the yield, manage interest rate risk, and increase profits, and as a result, certain mortgage-backed securities have been sold.

         Loan option income was $320,000 in 1997 as compared to $696,000 in 1996. This income was dependent upon the amount of loans for which options were written and the price negotiated, both of which are affected by market conditions. During 1997, Metropolitan purchased $10.6 million of loans and sold nonrefundable options to purchase those same loans at a specified price within a specified time period, as compared to $16.7 million of loans purchased for options in 1996.

         Other income increased 26.7% to $1.2 million in 1997 as compared to $1.0 million in 1996. This increase was primarily due to increased fee income earned on investment services, rental income at retail sales office locations, and fee income from credit cards.

         Noninterest Expense. Total noninterest expense decreased 3.3% to $20.1 million in 1997 as compared to $20.8 million in 1996. Noninterest expense in 1996 included a $2.9 million one-time assessment to recapitalize the SAIF. Increases in other expense categories in 1997 as compared to 1996 related primarily to growth in assets, the increase in retail sales offices and personnel.

         Personnel related expenses increased $2.0 million in 1997, or 23.1%, from 1996. The increase was the result of increased staffing due to the growth of the Bank, the payment of incentives for loan and deposit production, the addition to staff for loan production, and the effects of merit increases. To the extent that the number of retail sales offices continues to grow and loan production increases, management anticipates increases in personnel costs will continue in the near future.

         Occupancy and equipment expense increased 23.5% to $3.0 million in 1997 as compared to $2.5 million in 1996. These increases were generally the result of additional full service retail offices, remodeling of certain other retail sales offices, and expanded space at the corporate headquarters. At the present time, two new retail sales offices are planned for 1998 and additional sites are under consideration for 1999.

         Federal deposit insurance expense decreased $3.6 million to $0.6 million for 1997 as compared to $4.2 million for 1996 primarily as a result of the one-time assessment to recapitalize the SAIF in 1996. The one-time SAIF assessment was $2.9 million and represented 65.7 basis points of deposits held as of March 31, 1995. The remaining decrease was attributable to a decline in insurance premiums paid made possible by the previously mentioned SAIF recapitalization.

         Data processing expense decreased 26.3% to $441,000 in 1997 from $599,000 in 1996. The primary reason for the decrease was a discount on processing fees from the Bank's primary data services provider in mid-1997. This discount on fees will extend until mid-1998 when fees will be returned to their normal range prior to the discount.

         Other operating expenses increased $0.4 million to $3.9 million for 1997 as compared to $3.5 million for 1996. The increase was primarily due to increased credit card servicing costs as a result of the increased size of the credit card portfolio, increased depreciation on newly acquired computer technology, and increased legal fees related to delinquent loans.

         Provision for Income Taxes. The provision for income taxes increased to $3.5 million in 1997 as compared to $1.1 million in 1996 due to the increase in income before taxes. The effective tax rate was 37.6% for 1997 and 41.6% for 1996. The effective tax rate in 1997 was significantly lower because expenses which are not deductible for tax purposes, such as amortization of intangibles, were less significant in relationship to pre-tax income compared to 1996 as a result of the unfavorable effect the one-time assessment to recapitalize the SAIF had on pre-tax income in 1996. This more than offset the fact that Metropolitan incurred significant state income tax and was subject to a higher federal tax rate in 1997.

         As a result of legislation enacted during 1996, savings associations like the Bank will no longer be able to calculate their deduction for bad debts using the percentage of taxable income method. Instead, savings associations will generally be required to compute their deduction based on specific charge-offs during the taxable year. While this change, effective for the tax year 1996, will affect the timing of payments, it will not affect the comparability of results among years.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

         Net Income. Net income for 1996 was $3.5 million, or $0.54 per common share, excluding the one-time assessment mandated by legislation to recapitalize the SAIF. Net income including the SAIF assessment was $1.5 million, or $0.24 per common share as compared to $3.5 million, or $0.57 per common share for 1995. The decrease was primarily a result of the $1.9 million after tax, or $0.30 per common share, SAIF assessment.

         Interest Income. Total interest income increased 25.4% to $54.5 million for 1996 as compared to $43.4 million for 1995. This increase primarily resulted from a 24.6% increase in average interest-earning assets between the years. The average balance of loans increased $116.1 million, which was a result of Metropolitan's strategy of increasing assets when quality loans with acceptable portfolio characteristics are available. Metropolitan originated $263.4 million and purchased $126.9 million in loans in 1996, as compared to $161.9 million and $103.7 million, respectively, for 1995. The weighted average yield on interest-earning assets increased to 8.53% during 1996 as compared to 8.48% during 1995.

         Net Interest Margin. Metropolitan's net interest margin rose 10 basis points to 3.34% for 1996 as compared to 3.24% for 1995, as a result of a modest decline in interest rates paid for funds and an increase in the yield earned on assets. Rates paid on deposits and other borrowings decreased in response to lower market interest rates. The rate earned on interest-earning assets increased slightly due to the change in mix of interest-earning assets.

         Interest Expense. Total interest expense increased 23.5% to $33.1 million for 1996 as compared to $26.8 million for 1995. Interest expense increased due to a higher average balance of interest-bearing liabilities outstanding which was only partially offset by a lower cost of funds during 1996. The average balance of interest-bearing liabilities increased $118.6 million in 1996 compared to 1995 in order to fund the growth of interest-earning assets discussed above.

         Metropolitan's cost of funds decreased to 5.46% in 1996 as compared to 5.50% in 1995 generally due to the lower overall level of interest rates. Metropolitan's increased use of wholesale borrowings, whose cost was lower than the incremental cost of time deposits, permitted the overall cost of deposits to decline despite the significant growth experienced during 1996.

         Provision for Loan Losses. The provision for loan losses increased 70.5% to $1.6 million in 1996 as compared to $959,000 in 1995. The increase was related to the increase in total loans and management's estimate of the adequacy of the allowance for losses on loans. Total loans (including loans held for sale) increased 34.0% to $650.9 million at December 31, 1996 from $482.6 million at the same date a year earlier. The allowance for losses on loans at December 31, 1996 was $4.2 million, or 0.64% of total loans, as compared to $2.8 million, or 0.57% of total loans, at the same date in 1995, while net charge-offs were only $225,000, or 0.04% of average loans during 1996. Management's estimate of the adequacy of the allowance for losses on loans is based upon an analysis of factors such as historical loan loss experience, the status of impaired loans, economic conditions affecting real estate markets, and regulatory considerations.

         Noninterest Income. Total non-interest income decreased 10.7% to $3.8 million in 1996 as compared to $4.2 million in 1995. Net loan servicing income increased 12.7% to $1.2 million in 1996 as compared to $1.1 million in 1995. The increase in net loan servicing fees was a result of Metropolitan's strategy of increasing non-credit based fee income. Although the portfolio of loans serviced for others declined due to normal runoff to $1.1 billion at December 31, 1996 compared to $1.2 billion at the same date a year earlier, the average balance of loans serviced during the year was actually higher in 1996 as opposed to 1995. Metropolitan remains committed to this business and continues to evaluate new acquisitions. Metropolitan will only acquire the rights to service portfolios where the loan characteristics and pricing are consistent with management's long-term profitability objectives.

         Gain on sale of loans was $203,000 in 1996 as compared to $444,000 in 1995. This income was dependent upon the amount of loans sold, secondary market pricing, and the value allocated to mortgage servicing rights and these variables were in turn directly affected by prevailing interest rates. The proceeds of loans sold were $55.5 million during 1996 as compared to $59.8 million in 1995. The volume of loans sold was greater in 1995 compared to 1996 due to a greater market demand for fixed rate loans in 1995. These loans were sold in the secondary market in order to manage interest rate risk.

         Gain on sale of securities was $134,000 in 1996 as compared to $389,000 in 1995. During 1996, Metropolitan sold mortgage-backed securities available for sale with a principal balance outstanding of $3.6 million at a gain of $133,000. In 1995, $29.1 million of mortgage-backed securities were sold at a gain of $389,000. The decline in net gains was a result of the reduced volume of sales which was consistent with availability. Metropolitan does not actively purchase mortgage-backed securities for resale; however, the existing portfolio of mortgage-backed securities is monitored for opportunities to improve the yield, manage interest rate risk and increase profits, and as a result certain mortgage-backed securities have been sold.

         Loan option income was $696,000 in 1996 as compared to $559,000 in 1995. This income was dependent upon the amount of loans for which options were written and the price negotiated, both of which were affected by market conditions. During 1996, Metropolitan purchased $16.7 million of loans and sold nonrefundable options to purchase those same loans at a specified price within a specified time period, as compared to $16.2 million of loans purchased for options in 1995.

         Loan credit discount income decreased to $0 in 1996 from $640,000 in 1995. Since 1993, Metropolitan has purchased multifamily and commercial real estate loans, often at a discount due to Metropolitan's assessment of credit risk and the value of the underlying collateral. These collateral discounts are not recognized in income over the life of the loan. When the loans paid off, Metropolitan received the full contractual principal due, and any discount related to management's initial estimate of deficiency in collateral values was recognized as noninterest income. Metropolitan had no loan credit discount income in 1996 and does not expect this source of noninterest income to be recurring.

         Other income increased 41.6% to $1.0 million in 1996 as compared to $0.7 million in 1995. This increase was primarily due to an increase in automated teller machine ("ATM") fees due to increases in transactions fees and the number of ATM transactions, an increase in credit fees due to the increase in the credit card portfolio and increased credit card transactions, and an increase in miscellaneous fee income due to the increased size and number of retail sales offices.

         Noninterest Expense. Total non-interest expense increased 46.9% to $20.8 million in 1996 as compared to $14.2 million in 1995. Personnel related expenses increased $1.9 million, or 27.1% in 1996 as compared to 1995. The increase was attributable to two additional full service retail sales offices open in the 1996 period, the payment of incentives for loan and deposit production, the addition to staff of several loan production officers, the full effect of additions to staff in various departments late in 1995 and the effects of merit increases.

         Federal deposit insurance expense increased $3.1 million to $4.2 million for 1996 as compared to $1.1 million for 1995 primarily as a result of the one-time assessment to recapitalize the SAIF. The SAIF assessment was $2.9 million and represented 65.7 basis points of deposits held as of March 31, 1995. The remaining increase was attributable to an increase in insurance premiums paid and was a result of increased deposit levels.

         Other operating expenses increased $1.0 million to $3.5 million for 1996 as compared to $2.5 million for 1995, which represented a 42.4% increase in 1996 as compared to 1995. The increase was primarily due to increased credit card servicing costs as a result of the increased size of the credit card portfolio, increased business development expenses incurred to generate loan and deposit growth, an employee benefits consulting project aimed at making Metropolitan's salary and benefit structure competitive with that of its peers, and increases in other general and administrative expenses as a result of the increased number of full service retail offices.

         Provision for Income Taxes. The provision for income taxes decreased 49.2% to $1.1 million in 1996 as compared to $2.2 million in 1995 due to the decline in income before taxes. The effective tax rate was 41.6% for 1996 and 37.8% for 1995. The effective tax rate in 1996 was higher because expenses which are not deductible for tax purposes, such as amortization of intangibles, have increased in relationship to pre-tax income as a result of the unfavorable effect the one-time assessment to recapitalize the SAIF had on pre-tax income.

ASSET QUALITY

         Nonperforming Assets. Metropolitan's goal is to maintain the above average asset quality of its loan portfolio through conservative lending policies and prudent underwriting. Detailed reviews of the loan portfolio are undertaken regularly to identify potential problem loans or trends early and to provide for adequate estimates of potential losses. In performing these reviews, Metropolitan's management considers, among other things, current economic conditions, portfolio characteristics, delinquency trends, and historical loss experiences. Metropolitan normally considers loans to be nonperforming when payments are 90 days or more past due or when the loan review analysis indicates that repossession of the collateral may be necessary to satisfy the loan. In addition, Metropolitan considers loans to be impaired when, in management's opinion, it is probable that the borrower will be unable to meet the contractual terms of the loan. When loans are classified as nonperforming, an assessment is made as to the collectibility of the unpaid interest. Interest determined to be uncollectible is reversed from interest income and future interest income is recorded only if the loan principal and interest due is considered collectible and is less than the estimated fair value of the underlying collateral.

         The table below sets forth the amounts and categories of Metropolitan's nonperforming assets as of the dates indicated. At December 31, 1997, all loans classified by management as impaired were also classified as nonperforming.

                                                                                           Year Ended December 31,
                                                                                 -----------------------------------------
                                                                                   1997             1996            1995
                                                                                 --------         --------        ------
                                                                                           (DOLLARS IN THOUSANDS)

Nonaccrual loans                                                                  $2,763          $4,923          $3,103
Loans past due greater than 90 days,
  still accruing                                                                     384             271             204
                                                                                --------        --------        --------
Total nonperforming loans                                                          3,147           5,194           3,307
Real estate owned                                                                  2,037             177             258
                                                                                 -------        --------        --------
Total nonperforming assets                                                        $5,184          $5,371          $3,565
                                                                                  ======          ======          ======

Nonperforming loans to total loans                                                  0.44%           0.80%           0.69%
Nonperforming assets to total assets                                                0.56%           0.70%           0.60%


         Real estate owned increased $1.9 million to $2.0 million at December 31, 1997 from a year earlier while total nonperforming assets declined $0.2 million over the same period. This reflects the progression of nonperforming loans at December 31, 1996 to real estate owned during 1997. Two properties accounted for the majority of this increase, a strip shopping center in the Philadelphia, Pennsylvania area valued at $1.0 million and a commercial condominium warehouse near Chicago, Illinois valued at $0.5 million. Metropolitan is actively marketing both properties through local real estate agents and no losses are expected.

         In addition to the nonperforming assets included in the table above, Metropolitan identifies potential problem loans which are still performing but have a weakness which causes Metropolitan to classify those loans as substandard for regulatory purposes. There was $4.9 million of loans in this category at December 31, 1997. The largest loan in that category was a $4.0 million participation in a $9.0 million loan secured by a water park in Southern California. The loan was 30 days past due at December 31, 1997 and the borrower is in the process of refinancing the loan and obtaining more working capital. If the borrower does not refinance this property with another lender, then the borrower's ability to repay the loan will be contingent on the operating success of the park during 1998, its first full year of operation.

         Allowance for Losses on Loans. The provision for loan losses and allowance for losses on loans is based on an analysis of individual loans, prior loss experience, growth in the loan portfolio, changes in the mix of the loan portfolio and other factors including current economic conditions. See Note 1 of Notes to Consolidated Financial Statements. The following table sets forth an analysis of Metropolitan's allowance for losses on loans at the dates indicated.

                                                                                           YEAR ENDED DECEMBER 31,
                                                                                 ----------------------------------------
                                                                                   1997             1996            1995
                                                                                 --------         --------        ------
                                                                                           (DOLLARS IN THOUSANDS)
BALANCE AT BEGINNING OF PERIOD                                                    $4,175          $2,765           $1,911
Charge-offs:
One- to four-family                                                                   32              22               23
Multifamily                                                                          494             119               --
Commercial real estate                                                                --              --               27
Construction and land                                                                 --              --               --
Consumer                                                                             363              95               56
Business                                                                              10              --               --
                                                                                   -----           -----           ------
Total charge-offs                                                                    899             236              106
                                                                                   -----           -----           ------
Recoveries:
One- to four-family                                                                   --              --                1
Multifamily                                                                           --              --               --
Commercial real estate                                                                --              --               --
Construction and land                                                                 --              --               --
Consumer                                                                               6              11               --
Business                                                                              --              --               --
                                                                                   -----           -----           ------
Total recoveries                                                                       6              11                1
                                                                                   -----           -----           ------
Net charge-offs                                                                      893             225              105
Provision for loan losses                                                          2,340           1,635              959
                                                                                   -----           -----           ------
BALANCE AT END OF PERIOD                                                          $5,622          $4,175           $2,765
                                                                                  ======          ======           ======

Net charge-offs to average loans                                                    0.13%           0.04%            0.02%
Provision for loan losses to average loans                                          0.35%           0.28%            0.21%
Allowance for losses on loans to total
  non-performing loans at end of period                                           178.60%          77.73%           83.61%
Allowance for losses on loans to total loans
  at end of period                                                                  0.79%           0.64%            0.57%

         The allowance for losses on loans as a percentage of total loans was 0.79% at December 31, 1997 as compared to 0.64% at December 31, 1996 and 0.57% at December 31, 1995. In each period, the provision for loan losses and allowance for losses on loans were based on an analysis of individual loans, prior and current loss experience, overall growth in the portfolio and current economic conditions. Charge-offs increased during 1997 to $0.9 million compared to $0.2 million in 1996 and $0.1 million in 1995. This increase was the result of overall growth in the loan portfolio, an expansion of consumer loan activity into higher risk loans and the fact that multifamily loans carry larger average balances than single-family loans so that a small number of multifamily loans charged off can result in a significant write-off in dollars. Based on this activity, Metropolitan increased the provision for losses on loans which resulted in an increase in the allowance for losses on loans of $1.4 million in both 1997 and 1996.

COMPARISON OF DECEMBER 31, 1997 AND DECEMBER 31, 1996 FINANCIAL CONDITION

         Total assets amounted to $925.0 million at December 31, 1997, as compared to $769.1 million at December 31, 1996, an increase of $155.9 million, or 20.3%. The increase in assets was funded primarily with deposit growth of $115.7 million, an increase in FHLB of Cincinnati advances and other borrowings of $34.0 million, and an increase in shareholders' equity of $6.4 million.

         Securities decreased by $6.8 million, or 51.1%, to $6.4 million. Securities available for sale are maintained by Metropolitan to meet the liquidity maintenance requirement of the 1995 Notes and as a way to enhance earnings by improving the return on idle cash, or taking advantage of changes in the level of interest rates to generate gains or maintain profitable yields. See "Liquidity and Capital Resources." During 1997, the Bank sold U.S. Treasury notes, FNMA preferred stock, and a FNMA note. Some of these proceeds were reinvested in mortgage-backed securities at a higher yield.

         Mortgage-backed securities increased $86.5 million to $143.2 million at December 31, 1997. The increase was primarily due to the securitization of $93.0 million of multifamily loans with FNMA in the third quarter, the purchase of $10.4 million of Federal Home Loan Mortgage Corporation ("FHLMC") securities, and the securitization of $5.4 million of originated one- to four-family mortgage loans, also with FHLMC.

         Loans held for sale increased $5.3 million to $14.2 million at December 31, 1997, primarily as a result of the increased balance of commercial real estate loans for which Metropolitan had pending sales. From time to time, Metropolitan sells multifamily or commercial real estate loans in order to reduce interest rate risk, maintain an appropriate balance of the different types of loans in the loan portfolio or to free up capital for other types of growth. When sales are planned, the loans involved are reclassified to held for sale. These pending sales were completed in January, 1998 for a gain.

         Loans receivable increased $56.2 million, or 8.8% to $693.7 million. This increase was consistent with Metropolitan's overall strategy of increasing assets while adhering to prudent underwriting standards and preserving its adequately capitalized status. The following increases by loan category were experienced: one- to four-family loans--$31.9 million; commercial real estate loans-- $30.9 million; consumer loans--$14.4 million; construction and land loans (net of loans in process)--$29.6 million; and business loans-- $34.0 million. Multifamily loans decreased $82.1 million as a result of the multifamily loan securitization of $93.0 million discussed above.

         Premises and equipment increased $2.6 million, or 22.9%, to $13.9 million. This increase was primarily the result of a retail sales office opening in 1997 and the purchase of computer hardware and software used in the retail sales office network.

         Deposits totaled $737.8 million at December 31, 1997, an increase of $115.7 million, or 18.6%, over the balance at December 31, 1996. The increase resulted from management's marketing efforts, growth at new retail sales office, and paying competitive rates to increase certificate of deposit balances.

         Borrowings increased $34.0 million to $135.9 million at December 31, 1997, as compared to $101.9 million at December 31, 1996. Based on the lower cost of wholesale funds as compared to comparable maturity retail deposits and the increased availability of collateral after the multifamily loan securitization, management chose to fund a portion of the loan growth discussed above with wholesale funds. Reverse repurchase agreements were the predominant source of the increased borrowings.

         Shareholders' equity increased $6.4 million, or 21.2%, to $36.7 million, due largely to the retention of net income.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity. The term "liquidity" refers to Metropolitan's ability to generate adequate amounts of cash to meet its needs, for funding loan originations, loan purchases, deposit withdrawals, maturities of borrowings and operating expenses. Metropolitan's primary sources of internally generated funds are principal repayments and payoffs of loans, cash flows from operations and proceeds from sales of assets. External sources of funds include increases in deposits, borrowings and the public sale or private placement of debt or equity issues by the Corporation.

         In addition to debt or equity issues, the Corporation's primary source of funds is dividends from the Bank, which are subject to restrictions imposed by federal bank regulatory agencies. At December 31, 1997 the Corporation had liquid assets of $2.1 million and had $2.5 million available to borrow on a line of credit of $4.0 million with the Huntington National Bank (the "Huntington Loan Agreement"). Currently, the Corporation's primary use of funds is for interest payments on its existing debt. Funds could also be used to fund additional capital contributions to the Bank, other operating expenses, purchase investment securities or the acquisition of other assets. The covenants associated with the 1995 Subordinated Notes require the Corporation to maintain liquid assets sufficient to pay six months interest, or approximately $675,000.


         Sources of funds for the Bank such as loan repayments and deposits flows are greatly influenced by prevailing interest rates, economic conditions and competition. Other sources of funds such as borrowings and maturities of securities are more reliable or predictable. The Bank currently has a $50 million Cash Management Line of Credit with the FHLB which is available to meet liquidity needs. There was no outstanding balance on that line as of December 31, 1997. Metropolitan regularly reviews cash flow needed to fund its operations and believes that the aforementioned resources are adequate for its foreseeable requirements.

         At December 31, 1997, $86.9 million, or 18.2%, of Metropolitan's certificates of deposits were in the form of accounts of $100,000 and over. If a large number of these certificates of deposits matured at approximately the same time and were not renewed, there could be an adverse effect on Metropolitan's liquidity. Metropolitan monitors maturities to attempt to minimize any potential adverse effect on liquidity.

         When evaluating sources of funds, Metropolitan considers the cost of various alternatives such as local retail deposits, FHLB advances and other wholesale borrowings. One option considered and utilized in the past has been the acceptance of out-of-state time deposits from individuals and entities, predominantly credit unions. These deposits typically have balances of $90,000 to $100,000 and have a term of one year or more. They are not accepted through brokers. At December 31, 1997, approximately $57.7 million of certificates of deposits, or 12.1% of Metropolitan's accounts, were held by these individuals and entities. If Metropolitan were unable to replace these deposits upon maturity, there could be an adverse effect on Metropolitan's liquidity. Metropolitan monitors maturities to attempt to minimize any potential adverse effect on liquidity.

         Historically, the Bank has been subject to a regulatory liquidity requirement. In November 1997 liquidity regulations were significantly changed. These new regulations require that the Bank maintain liquid assets equal to at least 4% of the liquidity base on a monthly basis. Liquid assets generally include all unpledged cash in banks, investment securities maturing within five years and securities issued by the Government National Mortgage Association ("GNMA"), FNMA, or FHLMC regardless of maturity. The liquidity base includes amounts due banks and deposits and borrowings maturing in less than one year. The Bank's liquidity ratio for December 1997 was 14.6%. This ratio is substantially above the minimum because the new regulations are less restrictive than the old regulations and because Metropolitan added significantly to its portfolio of mortgage-backed securities with the $93.0 million multifamily loan securitization during the third quarter of 1997.

         Capital. Total shareholders' equity of the Corporation at December 31, 1997 was $36.7 million, an increase of $6.4 million or 21.2% from equity of $30.2 million at December 31, 1996. The increase was due to net income of $5.8 million and an increase in unrealized gains on securities available for sale, net of tax, of $0.6 million. No dividends were paid in 1997, 1996 or 1995. Terms of the 1993 Notes prohibit the payment of dividends until those notes are paid off. The terms of the 1995 Subordinated Notes prohibit the payment of dividends unless total equity divided by total assets is greater than 7%. The Corporation raised $3.3 million in additional capital in 1996 through an initial public offering of common shares. Sources of future capital for the Corporation could include, but would not be limited to, earnings of the Corporation or additional offerings of equity securities.

         The OTS imposes capital requirements on savings associations. Savings associations are required to meet three minimum capital standards: (i) a leverage requirement, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. Such standards must be no less stringent than those applicable to national banks. In addition, the OTS is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

         The OTS leverage requirement expressly requires that core capital be maintained in an amount not less than 3% of adjusted total assets. The OTS has taken the position, however, that the Prompt Corrective Action regulatory scheme has effectively raised the leverage ratio requirement for all but the most highly rated savings associations to 4%. Core capital is defined to include shareholders' equity less intangibles other than qualifying supervisory goodwill and certain qualifying intangibles, less investments in subsidiaries engaged in activities not permissible for national banks.

         Under the tangible capital requirement, tangible capital (defined as core capital less all intangible assets, except a limited amount of qualifying purchased mortgage servicing rights ("PMSR") must be maintained in an amount equal to at least 1.5% of adjusted total assets. Adjusted total assets, for the purpose of the tangible capital ratio, include total assets less all intangible assets except qualifying PMSRs.

         The risk-based capital requirement is calculated based on the risk weight assigned to on-balance sheet assets and off-balance sheet commitments, which ranges from 0% to 100% of the book value of the asset and is based upon the risk inherent in the asset. The risk weights assigned by the OTS for principal categories of assets are (i) 0% for cash and securities issued by the U.S. Government or unconditionally backed by the full faith and credit of the U.S. Government; (ii) 20% for securities (other than equity securities) issued by U.S. Government sponsored agencies and mortgage-backed securities issued by, or fully guaranteed as to principal and interest by, FNMA or FHLMC except for those classes with residual characteristics or stripped mortgage-related securities; (iii) 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan to value ratio of not more that 80% at origination unless insured to such ratio by an insurer approved by FNMA or FHLMC, certain qualifying multifamily first lien mortgage loans and residential construction loans; and (iv) 100% for all other loans and investments, including consumer loans, commercial loans, repossessed assets and loans more than 90 days delinquent. The risk-based requirement mandates total capital of 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital.

         The Bank's regulatory capital ratios at December 31, 1997 were in excess of the capital requirements specified by OTS regulations as shown by the following table:

                                             TANGIBLE CAPITAL                    CORE CAPITAL         RISK-BASED CAPITAL
                                          ----------------------       ----------------------       ---------------------
                                                                       (DOLLARS IN THOUSANDS)

Capital amount:
  Actual                                  $49,901         5.43%        $50,215         5.47%        $54,343         8.39%
  Required                                 13,777         1.50          36,738         4.00          51,836         8.00
                                          -------       -------       --------      -------         -------      -------
  Excess                                  $36,124         3.93%        $13,477         1.47%        $ 2,507         0.39%
                                          =======      =======         =======      =======         =======      =======

The Bank's primary sources of capital are the earnings of the Bank and additional capital investments from the Corporation. The Corporation follows the strategy of contributing additional capital to the Bank as growth occurs to maintain risk based capital at "well capitalized" or "adequately capitalized" levels as defined by OTS regulations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Metropolitan, like other financial institutions, is subject to direct and indirect market risk. Direct market risk exists from changes in interest rates. To the extent that interest-bearing assets and interest-bearing liabilities mature at different intervals, changes in market interest rates can result in increases or decreases in net interest income. This is also known as interest rate risk. Indirect market risk exists to the extent that Metropolitan has a concentration of loans secured by similar assets and the market for those assets deteriorates. Metropolitan manages that risk of decline in the value of a class of collateral by maintaining diversity by type of collateral, geographic area, industry for corporate borrowers, and by size of loan. In addition, Metropolitan always gives consideration to the credit worthiness of the borrower in addition to depending on the value of the collateral when underwriting loans. Direct exposure to interest rate risk is more significant than indirect market risk and Metropolitan has created a system for monitoring this risk which includes periodic quantitative analysis.

         The Bank's Asset and Liability Committee, which includes representatives of senior management, monitors the level and relative mix of its interest-earning assets and interest-bearing liabilities. The Bank, like many financial institutions, currently has exposure to declines in net interest income from rising interest rates. The steps being taken by the Bank to reduce interest rate risk from rising interest rates include: (i) focusing on originating and purchasing adjustable rate assets for portfolio; (ii) the sale of fixed rate one- to four-family loans with servicing retained; (iii) focusing on shortening the term of fixed rate lending by increasing the percent of the fixed rate loan portfolio represented by consumer loans; (iv) increasing business lending which will generally result in loans with adjustable rates and shorter terms; (v) increasing the loan servicing portfolio; (vi) emphasizing transaction account deposit products which are less susceptible to repricing in a rising interest rate environment; (vii) maintaining competitive pricing on longer term certificates of deposit; and (viii) utilizing term advances and other borrowings rather than short-term funds.

         As part of its effort to monitor and manage interest rate risk, the Bank uses the Net Portfolio Value ("NPV") methodology adopted by the OTS as part of OTS capital regulations. Generally, NPV is the discounted present value of the difference between incoming cash flows on interest-earning and other assets and outgoing cash flows on interest-bearing and other liabilities. The application of the methodology attempts to quantify interest rate risk as the change in NPV which would result from theoretical instantaneous and sustained parallel shifts of 100 basis points in market interest rates.

         Presented below, as of December 31, 1997 and 1996, is an analysis of the Bank's interest rate risk measured by the NPV methodology. The table also contains the policy limits set by the Board of Directors of the Bank established with consideration of the dollar impact of various rate changes and the Bank's capital position.

                                                            DECEMBER 31, 1997                    DECEMBER 31, 1996
                                                            -----------------                    -----------------
       CHANGES IN                 BOARD LIMIT                              PERCENTAGE                         PERCENTAGE
      INTEREST RATE               PERCENTAGE            CHANGE               CHANGE          CHANGE             CHANGE
     (BASIS POINTS)                 CHANGE                 IN NPV                IN NPV       IN NPV            IN NPV
     --------------             -------------   -----------------------    --------------    ---------       ---------
                                                (DOLLARS IN THOUSANDS)
         +400                       (65)%             $(27,474)               (36)%       $(26,596)              (44)%
         +300                       (45)               (20,131)               (27)         (19,790)              (33)
         +200                       (25)               (12,743)               (17)         (12,853)              (21)
         +100                       (15)                (5,829)                (8)          (6,302)              (10)
         -100                       (15)                 5,631                  7            6,294                10
         -200                       (25)                13,381                 18           14,644                24
         -300                       (45)                25,415                 33           26,402                44
         -400                       (65)                40,157                 53           40,742                68


         As illustrated in the table, Metropolitan's NPV is unfavorably affected in the rising rate scenarios. This occurs principally because the interest paid on deposits would increase more rapidly than rates earned on assets because deposits generally have shorter periods to maturity. In addition, the fixed rate assets in the loan portfolio will only reprice as the loans are repaid and new loans at market rates are made. Furthermore, even for the adjustable rate assets, repricing may lag behind the rate change due to contractual time frames. At December 31, 1997 and 1996, the Bank was within the Board-established limits for various changes in interest rates, and the Bank's sensitivity to rising interest rates has decreased from 1996 to 1997. The modest improvement in interest rate sensitivity, from 1996 to 1997, was a result of: (i) slightly lower overall interest rates; (ii) a shortening of the average term of fixed rate assets; and (iii) a lengthening of the average term of time deposits and borrowings.

         The principal strategy used by Metropolitan to mitigate the risk of decline in net interest income from increases in interest rates has been to build a portfolio of adjustable rate interest-earning assets. At December 31, 1997, 63.4% of the total loan portfolio had adjustable rates. In order to remain competitive in the mortgage loan market and meet customer needs, Metropolitan also offers a variety of fixed rate products. Metropolitan has managed its investment in fixed rate loans in several ways in order to minimize interest rate risk. It has long been Metropolitan's policy to sell the majority of its fixed rate one- to four-family loan production in the secondary market. At December 31, 1997, Metropolitan had only 7.7% of its total loans comprised of fixed rate residential one- to four-family loans. Within the remaining fixed rate portfolio, Metropolitan has focused on short-term loan types. Fixed rate multifamily and commercial real estate loans comprised 14.7% of total loans at December 31, 1997, and had a weighted average contractual term to maturity of approximately five years. Fixed rate consumer loans, with a weighted average contractual term of maturity of approximately eight years, comprised 8.0% of total loans at December 31, 1997. Consumers often, for various reasons, repay loans before their contractual maturity, thereby shortening the effective term to maturity.

         As with any method of measuring interest rate risk, certain shortcomings are inherent in the NPV approach. For example, although certain assets and liabilities may have similar maturities or periods of repricing, they may react in different degrees to changes in market interest rates. Also, as a result of competition, the interest rates on certain assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types of assets and liabilities may lag behind changes in market rates. Further, in the event of a change in interest rates, expected rates of repayment on assets and early withdrawal levels from certificates of deposit would likely deviate from those scheduled. Finally, the NPV approach is a measure of how long term value changes with changes in interest rates and assumes no responses by management to changes in rates. Changes in interest rates may affect near-term net interest income to a greater or lesser extent than those changes affect NPV. Despite its limitations, management considers NPV the best method for monitoring interest rate risk since core repricing and maturity relationships are very clearly seen. The clarity of the risk relations is enhanced by the simplicity of the rate changes and the fact that all rates, short-term and long-term, change by the same degree.

YEAR 2000

         The year 2000 issue refers to computer programs being written using two digits rather than four to define an applicable year. Any of a company's hardware, date-driven automated equipment or computer programs that have a two-digit field to define the year may recognize a date using "00" as the year 1900 rather than the year 2000. This faulty recognition could result in a system failure, disruption of operations, or inaccurate information or calculations. Similar to other companies, Metropolitan faces the challenge of ensuring that all computer-related functions will work properly in the year 2000 and beyond. As a result, Metropolitan has addressed this issue by forming a task force to plan for and implement any changes necessary to ensure year 2000 compliance. The task force has identified four major areas where it will concentrate its efforts: (i) the service bureau that services the majority of Metropolitan's customer accounts; (ii) the various software vendors whose software is used by Metropolitan; (iii) critical vendors Metropolitan uses that are dependent upon data processing; and (iv) major loan customers to ensure that their revenues will continue uninterrupted. A time line has been established and the task force and its subcommittees will progress through assessment planning, implementation and testing during 1998. Metropolitan believes the plans currently in place will be adequate to provide quality service to customers without interruption. In management's opinion, any related incremental costs will not have a material impact on the financial condition, operations, or cash flows of the Corporation.

RECENT ACCOUNTING DEVELOPMENTS

         In December 1996, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 127, Deferral of the Effective Date of Certain Provisions of SFAS No. 125. This statement defers provisions of SFAS No. 125 related repurchase agreements, securities lending and other similar transactions for one year. Metropolitan adopted these provisions prospectively as of January 1, 1998. The adoption of this statement will not have a material impact on the financial position or results of operations of the Bank or the Corporation.

         In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for reporting certain changes in equity that are not included in net income but are a component of comprehensive income. The change in unrealized gains or losses on securities available for sale is an example of a component of comprehensive income that would be relevant to Metropolitan. This statement will be effective for Metropolitan beginning with interim financial statements in 1998. This statement will result in additional disclosures but will have no impact on the financial position or results of operations of the Corporation.

         In June 1997, the FASB issued SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information. This statement requires disclosure of financial and descriptive information about operating segments of a business in annual and interim financial reports to shareholders. This statement will be effective for the 1998 annual report but will not be required or included in 1998 interim financial reports. This statement may require additional disclosures but will not have any impact on the financial position or results of operations of the Bank or the Corporation.

IMPACT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and notes included herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Metropolitan's operations.

         In management's opinion, changes in interest rates affect the financial condition of a financial institution to a far greater degree than changes in the inflation rate. While interest rates are influenced by changes in the inflation rate, they do not change at the same rate or in the same magnitude as the inflation rate. Rather, interest rate volatility is based on changes in the expected rate of inflation, as well as changes in monetary and fiscal policies. Metropolitan's ability to match the interest rate sensitivity of its financial assets to the interest sensitivity of its financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on its financial performance.

FORWARD LOOKING STATEMENTS

         Certain statements contained in this report that are not historical facts are forward looking statements that are subject to certain risks and uncertainties. When used herein, the terms "anticipates," "plans," "expects," "believes," and similar expressions as they relate to Metropolitan or its management are intended to identify such forward looking statements. Metropolitan's actual results, performance or achievements may materially differ from those expressed or implied in the forward looking statements. Risks and uncertainties that could cause or contribute to such material differences include, but are not limited to, general economic conditions, interest rate environment, competitive conditions in the financial services industry, changes in law, governmental policies and regulations, and rapidly changing technology affecting financial services.


                                    BUSINESS

GENERAL

         Metropolitan is a savings and loan holding company incorporated in 1972 that is engaged in the principal business of originating and purchasing mortgage and other loans through its wholly-owned subsidiary, the Bank. Funds for lending and other investment activities are obtained primarily from savings deposits, wholesale borrowings, principal repayments on loans and the sale of loans. The activities of the Corporation are limited and impact the results of operations primarily through interest expense on a consolidated basis. Unless otherwise noted, all of the activities discussed below are of the Bank. Metropolitan's corporate headquarters is located at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124.

         The Corporation's current majority shareholder is Robert M. Kaye of Rumson, New Jersey. Mr. Kaye acquired the Corporation in 1987 and remained sole shareholder until the IPO of the Corporation's common shares in October, 1996. As a result of the IPO, Mr. Kaye currently owns 77.5% of the Corporation's outstanding common shares and has the ability to control the outcome of various matters submitted to the shareholders for approval, the ability to elect or remove all the directors of the Corporation and has ultimate control of the Corporation and the Bank. In addition, Mr. Kaye is Chairman of the Board and Chief Executive Officer of the Corporation and the Bank.

         The Bank is a state chartered stock savings association established in 1958. At December 31, 1997, the Bank operated fifteen full service retail offices throughout Eastern Cuyahoga, Summit, Lake and Geauga Counties. As of December 31, 1997, the Bank also maintained four residential and multifamily/commercial real estate loan production offices. In addition to its principal business of originating and purchasing mortgage and other loans, the Bank services a significant portfolio of mortgage loans for various investors.

         At December 31, 1997, Metropolitan had total assets of $925.0 million, total deposits of $737.8 million and shareholders' equity of $36.7 million. The deposits of the Bank are insured by the FDIC up to applicable limits.

         In addition to the Bank, Metropolitan has four other subsidiaries, each of which are either directly or indirectly wholly-owned by Metropolitan:
MetroCapital Corporation; Kimberly Construction Company, Incorporated ("Kimberly Construction"); Metropolitan Savings Service Corporation; and Metropolitan Securities Corporation. Each of these subsidiaries, with the exception of Kimberly Construction, is inactive. Currently, Kimberly Construction's sole business function is to serve as a principal party to various construction contracts entered into in connection with the construction of Bank premises.

LENDING ACTIVITIES

         General. Metropolitan primarily originates and purchases mortgage loans secured by multifamily residential and commercial real estate. Metropolitan also originates one- to four-family residential and construction loans, and to a lesser extent, consumer and business loans. In order to minimize interest rate risk, the majority of the residential real estate loans retained by Metropolitan in its portfolio are adjustable rate mortgages ("ARMs").

         Loan Portfolio Composition. The following information presents the composition of Metropolitan's loan portfolio, including loans held for sale, in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowance for losses on loans) as of the dates indicated.


                                                                     DECEMBER 31,
                         -------------------------------------------------------------------------------------------------
                               1997                1996                  1995                 1994                1993
                               -----               -----                 -----                -----               ----

                          Amount     Percent    Amount     Percent     Amount     Percent    Amount   Percent    Amount   Percent
                          ------     -------    ------     -------     ------     -------    ------   -------    ------   -------

                                           (Dollars in thousands)

REAL ESTATE LOANS:
  One- to four-family     $146,685   19.2%     $114,758    16.8%      $  76,259   15.0%       $112,840   25.2%   $  39,510   12.7%
  Multifamily              194,450   25.4       276,544    40.3         231,459   45.8         187,928   41.9      166,221   53.2
  Commercial               166,593   21.8       135,635    19.8         109,403   21.5          83,354   18.6       54,819   17.5
  Construction and land    116,829   15.3        71,697    10.5          48,210    9.5          38,270    8.5       30,894    9.9
  Held for sale             14,230    1.8         8,973     1.3           1,504    0.2              84    0.0       10,391    3.3
                         --------- -------   ----------  -------      ---------  ------    -----------  ------    --------  ------
    Total real estate
      loans                638,787   83.5       607,607    88.7         466,835   92.0         422,476   94.2      301,835   96.6
CONSUMER LOANS              68,590    9.0        54,180     7.9          32,214    6.3          25,946    5.8       10,687    3.4
BUSINESS AND OTHER
    LOANS                   57,496    7.5        23,508     3.4           8,703    1.7             171    0.0           50    0.0
                         --------- -------    ---------  -------      ---------  ------     ----------  ------     -------  ------
     Total loans           764,873  100.0%      685,295   100.0%        507,752  100.0%        448,593  100.0%     312,572  100.0%
                                    =====                 =====                  =====                  =====               =====
LESS:
  Loans in process          46,833               31,758                  23,373                 19,338              14,656
  Deferred fees,
    premiums and
    discounts, net           4,533                2,896                   1,764                  2,317               1,998
  Allowance for losses
    on loans                 5,622                4,175                   2,765                  1,911               1,239
                         ---------            ---------               ---------              ---------           ---------
TOTAL LOANS
    RECEIVABLE, NET       $707,885             $646,466                $479,850               $425,027            $294,679
                           =======              =======               =========              =========           =========


         Metropolitan had commitments to originate or purchase fixed and variable rate loans of $22.3 million and $49.4 million, respectively, at December 31, 1997. In addition, Metropolitan had firm commitments to sell fixed rate loans of $2.2 million at December 31, 1997.

         The following table shows the composition of Metropolitan's loan portfolio, including loans held for sale, in dollar amounts and in percentages (before deductions for loans in process, deferred fees and discounts and allowance for losses on loans) by fixed and adjustable rates as of the dates indicated.


                                                        DECEMBER 31,
                            ----------------------------------------------------------------------
                                   1997                    1996                     1995
                                  ------                  ------                   ------
                            AMOUNT     PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT
                            ------     -------      ------      -------      ------      -------
                                             (DOLLARS IN THOUSANDS)
FIXED RATE LOANS:
Real estate:
 One- to four-family         $ 59,058        7.7%    $ 41,436         6.1%    $ 35,042         6.9%
 Multifamily                   60,136        7.9       88,529        12.9       71,909        14.2
 Commercial                    52,390        6.9       34,726         5.1       17,615         3.5
 Construction and land         20,854        2.7          392         0.0           39         0.0
 Held for sale                  6,294        0.8        2,531         0.4        1,504         0.3
                            ---------        ---    ---------        ----    ---------       -----
  Total fixed rate real estate
    loans                     198,732       26.0      167,614        24.5      126,109        24.9
Consumer                       61,307        8.0       46,725         6.8       32,214         6.3
Business and other             19,575        2.6        5,650         0.8        2,744         0.5
                             --------       ----    ---------       -----    ---------        ----
  Total fixed rate loans      279,614       36.6%     219,989        32.1%     161,067        31.7%
                              -------       ====    ---------       =====      -------        ====
ADJUSTABLE RATE LOANS:
Real estate:
 One- to four-family           87,627       11.5%      73,322        10.7%      41,217         8.1%
 Multifamily                  134,314       17.6      188,015        27.5      159,550        31.4
 Commercial                   114,203       14.9      100,909        14.7       91,788        18.1
 Construction and land         95,975       12.5       71,305        10.4       48,171         9.5
 Held for sale                  7,936        1.0        6,442         0.9
                            ---------       ----    ---------        ----      -------        -----
  Total adjustable rate real
    estate loans              440,055       57.5      439,993        64.2      340,726        67.1
Consumer                        7,283        0.9        7,455         1.1
Business and other             37,921        5.0       17,858         2.6        5,959         1.2
                             --------      -----      -------       -----      -------        -----
  Total adjustable rate loans 485,259       63.4%     465,306        67.9%     346,685        68.3%
                              -------       ====      --------       ====       -------        ====
LESS:
 Loans in process              46,833                  31,758                   23,373
 Deferred fees, premiums
   and discounts, net           4,533                   2,896                    1,764
 Allowance for losses
    on loans                    5,622                   4,175                    2,765
                            ---------               ---------                ---------
   TOTAL LOANS
      RECEIVABLE, NET        $707,885                $646,466                 $479,850
                              =======                 =======                  =======


                                           DECEMBER 31,
                            ------------------------------------------------
                                        1994                   1993
                                       ------                 -----
                                  AMOUNT     PERCENT     AMOUNT     PERCENT
                                  ------     -------     ------     -------

FIXED RATE LOANS:
Real estate:
 One- to four-family               $ 46,418       10.4%   $ 20,448       6.5%
 Multifamily                         19,852        4.4       5,281       1.7
 Commercial                           7,948        1.8       8,325       2.7
 Construction and land
 Held for sale                           84        0.0      10,391       3.3
                                   --------       ----    --------      ----
  Total fixed rate real estate
    loans                            74,302       16.6      44,445      14.2
Consumer                             25,946        5.8      10,687       3.4
Business and other                       20        0.0
                                   --------      -----    --------     -----
  Total fixed rate loans            100,268       22.4%     55,132      17.6%
                                   --------      =====     --------    =====
ADJUSTABLE RATE LOANS:
Real estate:
 One- to four-family                 66,422       14.8%     19,062       6.1%
 Multifamily                        168,076       37.5     160,940      51.5
 Commercial                          75,406       16.8      46,494      14.9
 Construction and land               38,270        8.5      30,894       9.9
 Held for sale

  Total adjustable rate real
    estate loans                    348,174       77.6     257,390      82.4
Consumer
Business and other                      151        0.0          50       0.0

  Total adjustable rate loans       348,325       77.6%    257,440      82.4%
                                    -------       ====     -------     =====
LESS:
 Loans in process                    19,338                 14,656
 Deferred fees, premiums
   and discounts, net                 2,317                  1,998
 Allowance for losses
    on loans                          1,911                  1,239
                                  ---------              ---------
   TOTAL LOANS RECEIVABLE,
      RECEIVABLE, NET              $425,027               $294,679
                                    =======                =======

         The following table illustrates the contractual maturity of Metropolitan's loan portfolio, including loans held for sale at December 31, 1997. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments, enforcement of due-on-sale clauses, or the effect of the amortization of premium, discounts, or deferred loan fees.


                                                          DUE AFTER ONE
                        DUE IN ONE YEAR OR LESS(1)   YEAR THROUGH FIVE YEARS   DUE AFTER FIVE YEARS       TOTAL
                       ---------------------------------------------------------------------------------------------------

                                           WEIGHTED               WEIGHTED                 WEIGHTED               WEIGHTED
                                            AVERAGE                AVERAGE                 AVERAGE                 AVERAGE
                               AMOUNT        RATE        AMOUNT     RATE        AMOUNT       RATE       AMOUNT      RATE
                               ------       ------       ------    ------       ------      ------      ------      -----
REAL ESTATE:                                                     (Dollars in thousands)
 One- to Four-family        $     248      7.94%     $    3,658      8.13%      $147,332      7.41%      $151,238     7.43%
 Multifamily                   23,410      8.97          49,291      8.85        121,749      8.36        194,450     8.56
 Commercial                    20,277      9.14          78,125      9.27         77,868      8.92        176,270     9.10
 Construction and land         84,002      9.60          24,861      9.56          7,966      9.47        116,829     9.58
CONSUMER                        8,560     13.76          20,568      9.77         39,462     11.09         68,590    11.03
BUSINESS                       20,822      9.39          14,839      9.30         21,835      8.62         57,496     9.08
                             --------                  --------                 --------                 --------
  Total                      $157,319      9.64%       $191,342      9.23%      $416,212      8.42%      $764,873     8.88%
                              =======                   =======                  =======                  =======
-------------------------
(1)      Includes demand loans, loans having no stated maturity and overdraft loans of $0.6 million.


          The total amount of loans due after December 31, 1998 which have predetermined interest rates is $228.1 million, while the total amount of loans due after such date which have floating or adjustable rates is $379.5 million.

LOAN ORIGINATIONS AND PURCHASES

          Metropolitan's strategy in recent years has been to increase interest-earning assets, primarily by increasing the total loan portfolio, as long as quality assets with the necessary portfolio characteristics were available. This was accomplished by increasing origination capacity and emphasizing purchases. The following table sets forth loan origination, purchase, sale and repayment activities of Metropolitan for the periods indicated.

                                                                         YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------
                                                                1997                1996            1995
                                                               -----            -----------       --------

ORIGINATIONS BY TYPE:
 ADJUSTABLE RATE:
Real Estate:
  One- to Four-Family                                         $  28,017         $  56,519         $   22,503
  Multifamily                                                    12,600            20,669             24,542
  Commercial                                                     29,304            14,667              5,919
  Construction and Land                                          77,062            60,566             41,559
 Consumer                                                        12,719            10,062
 Business                                                        27,058            18,536              6,814
                                                               --------           -------            -------
  Total Adjustable Rate                                         186,760           181,019            101,337
                                                                -------           -------            -------
FIXED RATE:
Real Estate:
  one- to Four-Family                                            53,712            44,795             24,230
  Multifamily                                                     9,490            15,759             13,957
  Commercial                                                      1,300                                4,400
  Construction and Land                                          25,333               328                 37
 Consumer                                                        17,598            17,242             15,048
 Business                                                        15,003             4,249              2,915
                                                               --------         ---------          ---------
  Total Fixed Rate                                              122,436            82,373             60,587
                                                               --------          --------           --------
    Total Loans Originated                                      309,196           263,392            161,924
                                                                -------           -------            -------
PURCHASES BY TYPE:
ADJUSTABLE RATE:
Real Estate:
  One- to Four-Family                                                90             1,835
  Multifamily                                                    19,433            45,184              3,694
  Commercial                                                     22,541            16,905             13,939
  Construction and Land                                             347
 Consumer                                                                           5,432
 Business
                                                               --------          --------           --------
  Total Adjustable Rate                                          42,411            69,356             17,633
                                                                 ------            ------            -------
FIXED RATE:
Real Estate:
  One- to Four-Family                                                               1,125             19,381
  Multifamily                                                    23,195            22,971             50,420
  Commercial                                                     46,729            21,296             15,879
  Construction and Land                                           1,975
 Consumer                                                        16,900            12,224                387
 Business
                                                               --------          --------           --------
  Total Fixed Rate                                               88,799            57,616             86,067
                                                               --------          --------           --------
    Total Loans Purchased                                       131,210           126,972            103,700
                                                                -------           -------            -------
SALES:
Real Estate:
  One- to Four-Family                                          (34,887)          (36,392)           (35,770)
  Multifamily                                                   (9,678)          (11,539)           (27,094)
  Commercial                                                   (20,782)           (7,808)            (1,835)
  Construction and land                                           (600)
                                                              --------          --------           --------
    Total loan sales                                           (65,947)          (55,739)           (64,699)
                                                             ---------         ---------          ---------
Loans Securitized                                              (98,325)          (14,458)           (53,795)
Principal Repayments                                          (196,556)         (142,624)           (87,972)
                                                              --------          --------          ---------
  Total reductions                                            (360,828)         (212,821)          (206,466)
                                                              --------          --------           --------
Increase (decrease) in other items, net                        (18,159)          (10,927)            (4,336)
                                                             ---------         ---------         ----------
NET INCREASE                                                  $ 61,419          $166,616          $  54,822
                                                            ===========         =========        ===========

          Multifamily Residential Lending. Metropolitan places a major portfolio lending effort on multifamily residential real estate loans. Multifamily loans are originated by Metropolitan from referrals by present customers of the Bank and mortgage and real estate brokers. Through its existing referral network and advertising efforts, Metropolitan has become known for multifamily lending in its primary multifamily lending markets of Ohio, Kentucky, Michigan, Pennsylvania, and New Jersey. Although Metropolitan operates full service retail sales offices solely in Northeast Ohio, it has loan origination offices in Southern Ohio, Western Pennsylvania, and Southeastern Michigan.

          At December 31, 1997, Metropolitan's multifamily loans totaled $194.5 million, with an average loan size of approximately $543,000. Of this amount, $89.7 million or 46.1% were originated by Metropolitan. Currently, Metropolitan emphasizes the origination of ARMs with principal amounts of $2.0 to $6.0 million and balloon maturities of 10 years. The loans are adjustable on a one-, threeor five-year schedule with amortization periods of 25 or 30 years. Rate adjustments are based on the appropriate term U.S. Treasury securities plus a margin. The loans are subject to a maximum individual aggregate interest rate adjustment as well as a maximum aggregate adjustment over the life of the loan (generally 6%). Due to increasing demand for fixed rate loans, Metropolitan has allocated some funds for fixed rate programs, typically those with 7 to 10-year maturities. The maximum loan to value ratio of Metropolitan's multifamily residential loans is 75%.

          Metropolitan recognizes that multifamily residential property loans generally involve a higher degree of risk than the financing of one- to four-family residential real estate because they typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on these loans is typically dependent upon the successful operation of the related real estate project and is subject to certain risks including excessive vacancy rates or inadequate rental income levels. In order to manage and reduce these risks, Metropolitan uses strict underwriting standards in its multifamily residential lending process.

          The loans originated in this area are typically secured by apartments with generally under 75 residential units. The underwriting process includes a site evaluation which considers such factors as location, access by roadways, condition of the apartments and amenities. In addition, a Metropolitan employee visits each location before a loan approval is made. The underwriting process also involves an evaluation of the borrower, whether the borrower is an individual or a group of individuals acting as a separate entity. The financial statements of each of the individual borrowers are reviewed and personal guarantees in an amount equal to the original principal amount of the loan are generally obtained. The financial statements of individual guarantors are reviewed by staff independent of the lending department. Another important aspect of Metropolitan's underwriting of its multifamily residential loans is the debt service coverage test of the property. Debt service coverage requirements are determined based upon the individual characteristics of each loan, and typically range from a ratio of 1.15:1 to 1.30:1. In order to factor in the adjustable rate of the multifamily loans, the debt service coverage is calculated based on the maximum interest rate of the loan.

          At December 31, 1997, $104.8 million or 53.9% of Metropolitan's multifamily residential loan portfolio was purchased. Prior to purchasing these loans, Metropolitan utilizes a similar underwriting process with substantially the same standards as for its originated loans. In some cases, when Metropolitan considers the purchase of a portfolio with a considerable number of moderate balance loans, an independent contract inspector may be utilized for property inspections. Real estate located in Ohio secures 52.8% of Metropolitan's multifamily residential loan portfolio. Underlying real estate for the remaining loans is primarily located in California, Michigan, Pennsylvania and New Jersey.

          Commercial Real Estate Lending. Although Metropolitan has always held an investment in loans secured by commercial real estate, this portion of the portfolio has increased, mainly through purchases, in the last three years. At December 31, 1997, Metropolitan's loans secured by commercial real estate totaled $166.6 million or 21.8% of Metropolitan's total portfolio, with an average loan size of $677,000. Of this amount, $51.6 million or 31.0% was originated by Metropolitan and $115.0 million or 69.0% represented loans purchased from a variety of sources, predominantly other financial institutions. The $115.0 million of purchased commercial real estate loans were acquired by Metropolitan since 1992.

          Loans secured by commercial real estate are purchased by Metropolitan generally when they are in the primary lending markets being targeted by Metropolitan, are generally secured by retail strip shopping centers or office buildings, and meet Metropolitan's yield and term requirements. In 1997, Metropolitan began to introduce more geographic diversity into the portfolio based on its desire to acquire seasoned loans. Management believes a certain amount of geographic diversity is important to maintaining good asset quality.

          Metropolitan recognizes that commercial real estate loans generally involve a higher degree of risk than the financing of oneto four-family residential real estate because these loans typically involve larger loan balances to single borrowers or groups of related borrowers. The payment experience on these loans is typically dependent upon the successful operation of the related real estate project and is subject to certain risks including excessive vacancy brought on by tenant turnover and inadequate rental income levels. In addition, the profitability of the business operating in the property may affect the borrower's ability to make timely payments. In order to manage and reduce these risks, Metropolitan focuses its lending on existing properties with a record of satisfactory performance and targets retail strip centers and office buildings with multiple tenants.

          Metropolitan originates commercial real estate loans secured by strip shopping centers and small office buildings to a much lesser extent than it purchases commercial real estate loans. Through customer referrals and real estate brokers, Metropolitan lends on commercial real estate in Ohio, Pennsylvania, Northern Kentucky, and Southeastern Michigan. These loans are ten year balloon loans adjustable on a one-, three- or five-year schedule with amortization of 25 years at a margin over the appropriate term U.S. Treasury securities. The maximum loan to value ratio is 75%.

          The following table presents information as to the locations and types of properties securing Metropolitan's multifamily and commercial real estate portfolio as of December 31, 1997:


                                                Number
                                                of Loans                     Percent                    Principal        Percent
                                                --------                     -------                    ---------        -------
                                                                      (Dollars in thousands)
Ohio:
 Apartments                                          157                        26.0%                   $102,668           28.4%
 Office buildings                                     43                         7.1                      20,042            5.6
 Retail centers                                       24                         4.0                      18,950            5.2
 Other                                                32                         5.3                       9,994            2.8
                                                     ---                        ----                     -------           ----
  Total                                              256                        42.4                     151,654           42.0
                                                     ---                        ----                     -------           ----
California:
 Apartments                                           76                        12.6                      41,616           11.6
 Office buildings                                      9                         1.5                       6,635            1.8
 Retail centers                                       17                         2.8                      11,141            3.1
 Other                                                10                         1.6                       5,874            1.6
                                                     ---                        ----                     -------           ----
  Total                                              112                        18.5                      65,266           18.1
                                                     ---                        ----                     -------           ----
Pennsylvania:
 Apartments                                           32                         5.3                       4,683            1.3
 Office buildings                                      1                         0.2                          82
 Retail centers                                        5                         0.8                      10,531            2.9
 Other                                                 5                         0.8                       1,540            0.4
                                                     ---                        ----                     -------           ----
  Total                                               43                         7.1                      16,836            4.6
                                                     ---                        ----                     -------           ----
Michigan:
 Apartments                                            3                         0.5                       6,227            1.7
 Office buildings                                      6                         1.0                       6,844            1.9
 Retail centers                                        7                         1.2                       9,291            2.6
 Other                                                 2                         0.3                       6,913            1.9
                                                     ---                        ----                     -------           ----
  Total                                               18                         3.0                      29,275            8.1
                                                     ---                        ----                     -------           ----
Other states(1):
 Apartments                                           90                        14.9                      39,256           10.9
 Office buildings                                     25                         4.1                      22,988            6.4
 Retail centers                                       23                         3.8                      20,292            5.6
 Other                                                37                         6.2                      15,476            4.3
                                                     ---                        ----                     -------           ----
  Total                                              175                        29.0                      98,012           27.2
                                                     ---                        ----                     -------           ----
                                                     604                       100.0%                   $361,043          100.0%
                                                     ===                       =====                    ========          =====

-------------------------

         (1)Properties securing loans in other states are located in 26 other states, none of which exceed 5.0% of the outstanding principal balance of the total multifamily and commercial real estate portfolio.


         The following table presents aggregate information as to the type of security as of December 31, 1997:

                                                 AVERAGE
                             NUMBER               BALANCE
                             OF LOANS             PER LOAN                    PRINCIPAL       PERCENT
                             --------             --------                    ---------       -------

                                          (Dollars in thousands)
Apartments                      358                 $543                    $194,450            53.9%
Office buildings                 84                  674                      56,591            15.7
Retail centers                   76                  924                      70,205            19.4
Other                            86                  463                      39,797            11.0
                               ----                                         --------          -------
  Total                         604                 $598                    $361,043           100.0%
                               ====                                         ========           =====

         One- to Four-family Residential Lending. In 1997, approximately 41.6% of Metropolitan's one- to four-family residential loans were originated through its full service retail sales offices. The remainder were originated by commissioned loan officers. Metropolitan has focused its one- to four-family residential lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied residences. As of December 31, 1997, Metropolitan's one- to four-family residential mortgages totaled $146.7 million or 19.2% of Metropolitan's loan portfolio.

         Metropolitan emphasizes the origination of conventional ARM loans for retention in Metropolitan's portfolio and fixed rate loans suitable for sale in the secondary market. In addition, Metropolitan offers fixed rate end loan financing to borrowers building homes with Metropolitan's approved construction loan builders. Metropolitan retains only a limited dollar amount of this fixed rate end loan financing in its portfolio. The amount being originated and subsequently retained is monitored very closely. Substantially all of Metropolitan's one- to four-family residential mortgage loans originated for retention in Metropolitan's portfolio are secured by property located in its Northeast Ohio market area. At December 31, 1997, Metropolitan's fixed rate residential mortgage loan portfolio totaled $59.1 million, or 7.7% of Metropolitan's total loan portfolio.

         Metropolitan is presently originating three types of ARM products for retention in its portfolio. The first product is a one-year adjustable ARM, the interest rate being subject to change annually. The adjustments are based upon the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year, and are generally limited to a 2% maximum annual interest rate adjustment, as well as a maximum lifetime adjustment of 6%. The second product, known as a five/one ARM, has the same index and caps as the one year ARM; the five/one ARM, however, retains its initial interest rate for the first five years of the loan and then begins to adjust annually in the sixth year. The third product, the three-year ARM, allows for interest rate adjustments every three years. The adjustments are based upon the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of three years, and are generally limited to a 2% maximum interest rate adjustment per change, as well as a maximum lifetime adjustment of 6%.

         Metropolitan's originated ARMs do not permit negative amortization of principal and most of them are convertible into fixed rate mortgages. If converted, they are typically sold in the secondary market. ARMs are originated with terms to maturity of up to 30 years, and borrowers are qualified based upon secondary market requirements.

         At December 31, 1997, $19.5 million, or 13.3% of Metropolitan's one- to four-family residential loan portfolio was purchased. Prior to purchasing these loans, Metropolitan utilizes an underwriting process with substantially the same standards as for its originated loans.

         Construction Lending and Land Development. Metropolitan originates construction loans on single family homes to local builders in Metropolitan's primary lending market and to individual borrowers on owner-occupied properties. Metropolitan also makes loans to builders for the purchase of fully-improved single family lots and to developers for the purpose of developing land into single family lots. Metropolitan's market area for construction lending is in Northeastern Ohio, primarily in the counties of Cuyahoga, Lake, Geauga, Summit, Medina, Portage, and Lorain. Metropolitan has one commissioned construction loan originator in the high volume Columbus, Ohio construction market to originate single family construction loans and improved lot loans.

         The following table presents the number, amount, and type of properties securing Metropolitan's construction and land development loans at December 31, 1997:

                                                                                      NUMBER OF LOANS         PRINCIPAL BALANCE
                                                                                      ---------------         -----------------
                                                                                                    (Dollars in thousands)

RESIDENTIAL CONSTRUCTION LOANS:
  Owner-occupied                                                                             33                 $  12,003
  Builder presold                                                                            43                     6,502
  Builder spec/model                                                                        128                    25,736
  Allocated construction loans                                                               28                    24,579
  Lot loans                                                                                  46                     5,284
  Development loans                                                                          23                    16,168
                                                                                            ---                  --------
    Total residential construction loans                                                    301                    90,272
NONRESIDENTIAL CONSTRUCTION LOANS:
  Multifamily                                                                                 1                     5,000
  Commercial                                                                                  2                    10,200
                                                                                            ---                  --------
    Total nonresidential construction loans                                                   3                    15,200
LAND LOANS                                                                                   14                    11,357
                                                                                            ---                  --------
  Total                                                                                     318                  $116,829
                                                                                            ===                  ========

         Metropolitan's risk of loss on a construction loan is largely dependent upon the accuracy of the initial estimate of the property's value upon completion of the project and the estimated cost of the project. The application process includes a submission of the cost, specifications and plans. Metropolitan also reviews the borrower's financial position and requires a personal guarantee on all builder loans. All loans are based upon the appraised value of the underlying collateral, as completed. Appraisals are completed by qualified independent fee appraisers who have been approved by Metropolitan's Board of Directors.

         Each type of loan has a maximum loan to value ratio which is established by the contract price, cost estimate or appraised value, whichever is less. The maximum loan to value ratio for each type of construction loan is as follows: owner-occupied homes - 80%; builder presold homes - 80%; builder models or speculative homes - 75%; lot loans - 75%; development loans - 70% (development of single-family home lots for resale to builders) and 75% (development of land for cluster or condominium projects which will be part of an allocated construction loan).

         All of Metropolitan's construction loans that are made to builders are made for relatively short terms (6 to 24 months) and are made with an adjustable rate of interest. Owner-occupied loans are generally fixed rate. These loans increase the yield on, and the proportion of interest rate sensitive loans in, Metropolitan's portfolio.

         Allocated construction loans or lines of credit are used to build single family homes only and cannot be used for any other purpose. All lines of credit are secured by the homes that are built with the draws under such credit agreements. Most of the homes built with the line of credit funds are presold homes, and the number of spec and model homes allowed to be built is limited by the financial strength of the builder. Lines of credit can only be utilized where a builder owns a specific number of lots in a development. Draws are based upon the percentage of completion, and at all times, funds remain to complete the home. Disbursements are only made after receipt of a property inspection and a mechanic's lien update from the title company.

         Metropolitan also originates construction loans on multifamily and commercial real estate projects where Metropolitan intends to provide the financing once construction is complete. These loans are underwritten in a manner similar to originated and purchased multifamily residential and commercial real estate loans described above. The two commercial real estate construction loans are rehabilitation projects with existing tenants ensuring satisfactory cash flow.

         Consumer Lending. The underwriting standards employed by Metropolitan for consumer loans include a determination of the applicant's payment history on other debts and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. Although creditworthiness of the applicant is a primary consideration, the underwriting process also includes a comparison of the value of the security, if any, in relation to the proposed loan amount.

         Consumer loans entail greater risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. At December 31, 1997, $58.2 million or 84.9% of Metropolitan's $68.6 million consumer loan portfolio was secured. However, even in the case of secured loans, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance due to the higher likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent upon the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of default.

         In order to supplement the growth in the consumer loan portfolio, Metropolitan has been purchasing loans through correspondent lenders and bulk portfolios offered for sale. At December 31, 1997, $22.8 million, or 33.3% of the outstanding balance of consumer loans was purchased. These loans are generally secured by second mortgages on one- to four-family homes, automobiles, or manufactured housing. In 1997, Metropolitan acquired two packages of subprime loans totaling $6.3 million (loans where the borrower's credit rating is below an A grade). These loans require more intensive collection techniques; however, the yield is significantly higher to cover these incremental costs.

         At December 31, 1997, Metropolitan's credit card portfolio had an outstanding balance of $7.3 million with $22.7 million in unused credit lines. Of the outstanding balance, $2.6 million related to cards originated by Metropolitan and $4.7 million related to credit card relationships purchased by Metropolitan.

         Business Lending. Metropolitan began offering business loans in 1994. At December 31, 1997, Metropolitan had $57.5 million of business loans outstanding, or 7.5% of Metropolitan's total loan portfolio, against available lines on existing business loans totaling $73.0 million. Metropolitan's business lending activities encompass loans with a variety of purposes and security, including loans to finance accounts receivable, inventory and equipment. Generally, Metropolitan's business lending has been limited to borrowers headquartered, or doing business in, Metropolitan's retail market area. These loans are generally adjustable interest rates at some margin over the prime interest rate and some may be guaranteed by the Small Business Administration.

         The following table sets forth information regarding the number and amount of Metropolitan's business loans as of December 31, 1997:

                                                                 NUMBER            TOTAL LOAN             OUTSTANDING
                                                                OF LOANS           COMMITMENT          PRINCIPAL BALANCE
                                                                --------           ----------          -----------------
                                                                         (Dollars in thousands)

LOANS SECURED BY:
 Accounts receivable, inventory and equipment                      194                $39,025                 $28,705
 Second lien on real estate                                         36                  6,977                   5,805
 First lien on real estate                                          35                 23,064                  19,915
 Specific equipment and machinery                                   25                  1,843                   1,843
 Titled vehicles                                                    31                    705                     705
 Stocks and bonds                                                    5                    227                      77
 Certificates of deposit                                             3                    196                     110
UNSECURED LOANS                                                     18                  1,011                     336
                                                                   ---                -------                 -------
  Total                                                            347                $73,048                 $57,496
                                                                   ===                =======                 =======

         Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income, and which are secured by real property whose value tends to be more easily ascertainable, business loans are of higher risk and typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of business loans may be substantially dependent upon the success of the business itself. Furthermore, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

SECONDARY MARKET ACTIVITIES

         In addition to originating loans for its own portfolio, Metropolitan participates in secondary mortgage market activities by selling whole loans, as well as creating mortgage-backed securities, with the FNMA and the FHLMC. Secondary market sales allow Metropolitan to make loans during periods when deposit flows decline, or are not otherwise available, and at times when customers prefer loans with long-term fixed interest rates which Metropolitan does not choose to originate for its own portfolio. Metropolitan's primary focus in its mortgage banking operations is on the sale of fixed rate one- to four-family residential mortgage loans.

         The secondary market for mortgage loans is comprised of institutional investors who purchase loans meeting certain underwriting specifications with respect to loan-to-value ratios, maturities and yields. Subject to market conditions, Metropolitan tailors certain real estate loan programs to meet the specifications of FHLMC and FNMA, two of the largest institutional investors. Metropolitan may retain a portion of the loan origination fee paid by the borrower and receive annual servicing fees as compensation for retaining responsibility for and performing the servicing of all loans sold to institutional investors. See "--Loan Servicing Activities." The sale of substantially all loans to FHLMC and FNMA is nonrecourse to Metropolitan.

         The terms and conditions under which such sales are made depend upon, among other things, the specific requirements of each institutional investor, the type of loan, the interest rate environment and Metropolitan's relationship with the institutional investor. In the case of one- to four-family residential loans, Metropolitan periodically obtains formal commitments primarily with FHLMC and FNMA. Pursuant to these commitments, FHLMC or FNMA is obligated to purchase a specific dollar amount of whole loans over a specified period of time. The terms of the commitments range from ten to sixty days. The pricing will vary, depending upon the length of each commitment. Loans are classified as held for sale while Metropolitan is negotiating the sale of specific loans which meet selected criteria to a specific investor.

         During the third quarter of 1997, Metropolitan completed the securitization of $93.0 million of multifamily loans with FNMA under a newly developed program which uses insurance to provide the credit enhancement necessary to achieve a AAA rating. The loans are serviced as mortgage-backed securities for FNMA. Up to this point, Metropolitan has retained ownership of the securities in that portfolio. In addition to resulting in a decrease in loans receivable and a related increase in mortgage-backed securities, the securitization has had several other benefits to Metropolitan, including the following: i) improvement in the credit risk profile of the Bank's balance sheet by converting whole loans into mortgage-backed securities guaranteed by FNMA;
ii) reduction of the required level of risk-based capital; and iii) addition of high quality collateral which can be pledged for borrowings in the secondary market to fund future loan growth.

         Metropolitan also sells whole loans or participations in multifamily and commercial real estate loans to private investors and retains the right to service the loans. The majority of Metropolitan's sales of multifamily and commercial real estate loans are made pursuant to individually negotiated whole loan or participation sales agreements for individual loans or for a package of such loans. During 1997, Metropolitan sold $9.9 million of multifamily and commercial real estate participations. The Bank may seek out a participant when a loan would otherwise exceed the loan-to-one borrower limit. Other loans have been sold to manage geographic concentration or interest rate risk. In addition, Metropolitan sells multifamily and commercial real estate loans that were purchased under a loan option program. See "--Loan Option Income."

Loan Servicing Activities

         At December 31, 1997, Metropolitan's overall servicing portfolio was $1.6 billion. Of that amount, loans serviced for others totaled $1.2 billion. The following table summarizes the portfolio by investor and source:


                                                           Originated       Purchased              Portfolio
                                                            Servicing       Servicing              Servicing           Total
                                                            ---------       ---------              ---------           -----
                                                                                        (In thousands)

One- to Four-family:
 Metropolitan portfolio                                                                           $138,099         $  138,099
 FHLMC                                                       $178,751        $469,465                                 648,216
 FNMA                                                          55,974         321,013                                 376,987
 Private investors                                                             10,050                                  10,050
                                                             --------        --------             --------         ----------
   Total One- to Four-family                                  234,725         800,528              138,099          1,173,352
                                                             --------        --------             --------         ----------
Multifamily and Commercial:
 Metropolitan portfolio                                                                            303,961            303,961
 FHLMC                                                          4,925           3,676                                   8,601
 FNMA                                                         107,057          23,340                                 130,397
 Private investors                                             13,339           2,705                                  16,044
                                                             --------        --------             --------         ----------
   Total Multifamily and Commercial                           125,321          29,721              303,961            459,003
                                                             --------        --------             --------         ----------
     Total                                                   $360,046        $830,249             $442,060         $1,632,355
                                                             ========        ========             ========         ==========


         Metropolitan generally services the loans that it originates. When Metropolitan sells loans to an investor, such as FHLMC or FNMA, it generally retains the servicing rights for the loans. Servicing fee income is generated from the loans sold to investors. In order to further increase Metropolitan's servicing fee income, the Bank has aggressively pursued purchases of servicing portfolios from other originating institutions. These purchased servicing portfolios are primarily FHLMC and FNMA single family loans that are geographically located within the eastern half of the nation. At December 31, 1997, Metropolitan's purchased servicing portfolio was $830.2 million and the related balance of purchased mortgage servicing rights was $7.7 million.

         Approximately 72.9% of the overall servicing portfolio (by dollar volume) is comprised of loans sold to investors, primarily FHLMC and FNMA. Metropolitan receives fee income for servicing these sold loans at various percentages based upon unpaid principal balances of the loans serviced. Servicing fees are collected and retained by Metropolitan out of monthly mortgage payments.

         Loan servicing functions include collecting and remitting loan payments, accounting for principal and interest, holding escrow (impound) funds for payment of taxes and insurance, making rate and payment changes to contractually adjustable loans, managing loans in payment default, processing foreclosure and other litigation activities to recover mortgage debts, conducting property inspections and risk assessment for investment loans and general administration of loans for the investors to whom they are sold, and for Metropolitan as mortgagee.

LOAN OPTION INCOME

         During 1995, Metropolitan developed a program to purchase loans and sell loan options in order to take advantage of its underwriting capabilities, increase net interest income and increase non-interest income. In these transactions, Metropolitan purchases loans and sells nonrefundable options to a third party to purchase these same loans at a specified price within a specified time period. The Bank, prior to purchasing the loans that will be subject to the options, utilizes an underwriting process with substantially the same standards as in its origination process. In the event the option is not exercised, Metropolitan would sell the underlying loans or transfer them to the Bank's portfolio at its fair value at the date of the transfer. A nonrefundable option fee is negotiated based on a percentage of the principal amount of the loans involved. The third party acquiring the option is a loan broker who markets the loans to potential buyers who may be willing to pay a higher price for the loans. To date, Metropolitan has entered into these option transactions with one loan broker. At December 31, 1997, there were no loans held for sale in connection with outstanding options and $320,000 has been recognized in income in connection with these loan options during the year then ended.

BRIDGE LOAN ACTIVITY


         During 1997, Metropolitan developed a program to underwrite and fund bridge loans to take advantage of its underwriting capabilities and increase net interest income. For these loans, Metropolitan assesses debt service capacity and underlying collateral value as it would for multifamily or other commercial real estate loans. Bridge loans have a shorter term to maturity (generally 6 to 24 months) than the typical ten-year multifamily residential and commercial real estate portfolio loans. Metropolitan collects a fee at origination which is deferred and recognized in interest income over the term of the loan. As a result of the comparatively short term to maturity of these loans, the borrowers must refinance the underlying properties sooner than is the case with longer term, permanent loans, which adds a potential element of risk. In all cases, these loans are adequately secured by real property. During 1997, Metropolitan originated seven of these loans totalling $15.9 million and recognized origination fees of $515,000 in net interest income.

LOAN DELINQUENCIES AND NONPERFORMING ASSETS

         When a borrower fails to make a required payment on a loan, Metropolitan attempts to cause the delinquency to be cured by contacting the borrower. In the case of real estate loans, a late notice is sent 15 days after the due date. If the delinquency is not cured by the 30th day, contact with the borrower is made by phone. Additional written and verbal contacts are made with the borrower between 30 and 90 days after the due date. If the delinquency continues for a period of 90 days, Metropolitan usually institutes appropriate action to foreclose on the property. If foreclosed, the property is sold at public auction and may be purchased by Metropolitan. Delinquent consumer loans are handled in a generally similar manner, except that initial contacts are made when the payment is 10 days past due and appropriate action may be taken to collect any loan payment that is delinquent for more than 30 days. Metropolitan's procedures for collection efforts, repossession and sale of consumer collateral are subject to various requirements under state and federal consumer protection laws.

         The following table sets forth information concerning delinquent loans at December 31, 1997, in dollar amounts and as a percentage of each category of Metropolitan's loan portfolio. The amounts presented represent the total remaining principal balances of the related loans, rather than the actual payment amounts which are overdue.




                                                                         Loans Delinquent For:
                                      60-89 Days                            90 Days and Over
                             ----------------------------------   --------------------------------------
                                               Percent of Loan                          Percent of Loan
                             Number  Amount       Category        Number      Amount        Category
                             ------  ------       --------        ------      ------        --------
                                                                        (Dollars in thousands)
Real Estate
  One-to Four-Family            6    $  460          0.31%           5    $  792            0.53%
  Multifamily                   -         -             -            -         -               -
  Commercial                    -         -             -            3       198            0.11
  Construction and Land         -         -             -            -         -               -
  Consumer                     83       821          1.20          324     1,946            2.84
  Business                      1       239          0.42            6       211            0.37
                               --    ------          ----         ----    ------            ----
    Total                      90    $1,520          0.20%         338    $3,147            0.41%
                               ==    ======          ====         ====    ======            ====



                                      Total Delinquent Loans
                                -------------------------------------
                                                      Percent of Loan
                                Number      Amount       Category
                                ------      ------       --------

Real Estate
  One-to Four-Family          11          $ 1,252            0.84%
  Multifamily                  -                -               -
  Commercial                   3              198            0.11
  Construction and Land        -                -               -
  Consumer                   407            2,767            4.04
  Business                     7              450            0.79
                             ---           ------           ----
    Total                    428           $4,667            0.61%
                             ===           ======            ====



          Nonperforming assets include all nonaccrual loans, loans past due greater than 90 days still accruing and real estate owned. Interest is not accrued on loans contractually past due 90 days or more as to interest or principal payments and as to which payment of principal and interest in full is not expected unless in the judgment of management the loan is well secured, and no loss in principal or interest is expected.

          When a loan reaches nonaccrual status, interest accruals are discontinued and prior accruals are reversed. The classification of a loan on nonaccrual status does not necessarily indicate that the principal is uncollectible in whole or in part. A determination as to collectibility is made by the management of Metropolitan on a case-by-case basis. Metropolitan considers both the adequacy of the collateral and the other resources of the borrower in determining the steps to be taken to collect nonaccrual loans. The final determination as to these steps is made on a case-by-case basis. Alternatives that are considered are commencing foreclosure, collecting on guarantees, restructuring the loan or instituting collection lawsuits.

          The following table summarizes non-performing assets by category as of the dates indicated.

                                                                          At December 31,
                                                    ------------------------------------------------------------------------------
                                                    1997              1996               1995              1994             1993
                                                    ----              ----               ----              ----             ----

                                                                       (Dollars in thousands)

Nonaccruing loans
 One- to four-family                               $   792           $   950            $   293          $   337          $   475
 Multifamily                                                             871              2,138            1,585              549
 Commercial real estate                                198             2,032                391              150              691
 Construction and land development                                                           15               15            1,051
 Consumer                                            1,562               802                266              153               53
 Business                                              211               268
                                                    ------            ------            -------          -------           ------
  Total nonaccruing loans                            2,763             4,923              3,103            2,240            2,819
Loans past due greater than 90
  days still accruing                                  384               271                204              128              277
                                                    ------            ------            -------          -------           ------
  Total nonperforming loans                          3,147             5,194              3,307            2,368            3,096
Real estate owned                                    2,037               177                258               53              941
                                                    ------            ------            -------          -------           ------
  Total nonperforming assets                        $5,184            $5,371            $ 3,565          $ 2,421           $4,037
                                                    ======            ======            =======          =======           ======

Nonperforming loans to total loans                   0.44%             0.80%              0.69%            0.55%            1.08%
Nonperforming assets to total
  assets                                             0.56%             0.70%              0.60%            0.51%            1.08%

          For the years ended December 31, 1997 and 1996, gross interest income which would have been recorded had the nonaccruing loans been current in accordance with their original terms amounted to $151,000 and $439,000, respectively. The amounts that were included in interest income on such loans were $132,000 and $85,000 for the years ended 1997 and 1996, respectively.

          Nonperforming assets were $5.2 million at December 31, 1997, a decrease of $0.2 million from $5.4 million at December 31, 1996. During the same period, total net loans receivable increased $61.4 million to $707.9 million at December 31, 1997. Also during 1997, nonaccrual loans decreased $2.2 million to $2.8 million, while at the same time, real estate owned increased $1.9 million to $2.0 million. This reflects the progression of nonperforming loans at December 31, 1996 to real estate owned during 1997. Two properties accounted for the majority of this increase, a strip shopping center in the Philadelphia, Pennsylvania area valued at $1.0 million and a commercial condominium warehouse near Chicago, Illinois valued at $0.5 million. Metropolitan is actively marketing both properties through local real estate agents and no losses are expected. At December 31, 1997, all loans classified by management as impaired were included in nonperforming loans.

          Nonperforming consumer loans increased to $1.6 million in 1997 due in part to the acquisition of subprime consumer loans. These loans are secured by manufactured housing or are unsecured. The yield on this portfolio is substantially higher to compensate for the increased costs of collection and the cost to carry nonperforming loans. Management expects a higher level of nonperforming consumer loans to continue due to this portfolio.

          At December 31, 1997, Metropolitan had potential problem loans totaling $4.9 million which were classified by management as substandard and were not included in the table above. Although these loans were current or not seriously delinquent, there is some unfavorable development involving each loan which, if not corrected, could result in the loan changing to nonaccrual status and/or a loss being incurred. Metropolitan is in contact with these borrowers and monitors their status closely. The largest loan in that category was a $4.0 million participation in a $9.0 million loan secured by a water park in Southern California. The loan was 30 days past due at December 31, 1997 and the borrower is in the process of refinancing the loan and obtaining additional working capital. If the borrower does not refinance this property with another lender, then the borrower's ability to repay the loan will be contingent on the operating success of the park during 1998, its first full year of operation.

ALLOCATION OF ALLOWANCE FOR LOSSES ON LOANS

          Because some loans may not be repaid in full, an allowance for losses on loans is maintained. The allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations, including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

          The following table sets forth an allocation of the allowance for losses on loans among categories as of the dates indicated based on Management's estimate of possible losses that are currently anticipated based largely on past loss experience. Since the factors influencing such estimates are subject to change over time, management believes that any allocation of the allowance for losses on loans into specific categories lends an appearance of precision which does not exist. In practice, the allowance is utilized as a single unallocated allowance available for all loans. The allowance can also be reallocated among different loan categories if actual losses differ from expected losses and based upon changes in management's expectation of future losses. The following allocation table should not be interpreted as an indication of the actual amounts or the relative proportion of future charges to the allowance.


                                1997                      1996                      1995                      1994
                      ------------------------    -----------------------   ---------------------     ----------------------
                                   PERCENT OF                PERCENT OF                PERCENT OF               PERCENT OF
                                    LOANS IN                  LOANS IN                  LOANS IN                 LOANS IN
                                      EACH                      EACH                      EACH                     EACH
                                  CATEGORY TO                CATEGORY TO              CATEGORY TO               CATEGORY TO
                       AMOUNT     TOTAL LOANS     AMOUNT     TOTAL LOANS    AMOUNT    TOTAL LOANS     AMOUNT    TOTAL LOANS
                       ------     -----------     ------     -----------    ------    -----------     ------    -----------

                                                                         (Dollars in Thousands)
One- to four-family     $  237            19.8%   $  228            17.1%   $  172            15.2%  $  189            25.2%
Multifamily                482            25.4     1,020            40.8       887            45.8      733            41.9
Commercial real estate   1,400            23.0       937            20.3       676            21.5      358            18.6
Construction and land      353            15.3       193            10.5       167             9.5       99             8.5
Consumer                 2,132             9.0     1,182             7.9       512             6.3      340             5.8
Business                   456             7.5       197             3.4        74             1.7        1
Unallocated                562                       418                       277                      191
                        ------          -----     ------          -----     ------           -----   ------           -----
Total                   $5,622          100.0%    $4,175           100.0%   $2,765           100.0%  $1,911           100.0%
                        ======          =====     ======          =====     ======           =====   ======           =====


                                  1993
                          ---------------------
                                     PERCENT OF
                                      LOANS IN
                                        EACH
                                    CATEGORY TO
                         AMOUNT     TOTAL LOANS
                         ------     -----------


One- to four-family     $   93            16.0%
Multifamily                494            53.2
Commercial real estate     314            17.5
Construction and land       90             9.9
Consumer                   124             3.4
Business
Unallocated                124
                        ------           -----
Total                   $1,239           100.0%
                        ======           =====




      With the uncertainties that could adversely impact the overall quality of Metropolitan's loan portfolio, management of Metropolitan considers an adequate allowance for losses on loans essential. The unallocated allowance is considered adequate to cover losses from the existing loans that have not demonstrated problems such as late payments, financial difficulty of the borrower or deterioration of collateral values. The risks associated with off-balance sheet commitments are insignificant in the opinion of management of Metropolitan and therefore, no allowance for such commitments is provided.

      The following table provides an analysis of Metropolitan's allowance for losses on loans for the periods indicated. In each period, the provision for loan losses was based on an analysis of individual credits, prior and current loss experience, overall growth in the portfolio and current economic conditions.


                                                                   YEAR ENDED DECEMBER 31,
                                            -------------------------------------------------------------------------------------
                                             1997               1996               1995              1994                1993
                                             ----               ----               ----              ----                ----
                                                                   (Dollars in thousands)
BALANCE AT BEGINNING OF PERIOD               $4,175             $2,765            $1,911              $1,239              $  725
Charge-offs:
 One- to four-family                             32                 22                23                  23                  50
 Multifamily                                    494                119                                    64                 100
 Commercial real estate                                                               27                                      74
 Construction and land
 Consumer                                       363                 95                56                  14                   5
 Business                                        10
                                             ------             ------            ------              ------              ------
  Total charge-offs                             899                236               106                 101                 229
                                             ------             ------            ------              ------              ------
Recoveries:
 One- to four-family                                                                   1                   1                   3
 Multifamily                                                                                               6
 Commercial real estate
 Construction and land
 Consumer                                         6                 11
 Business
                                             ------             ------            ------              ------              ------
Total recoveries                                  6                 11                 1                   7                   3
                                             ------             ------            ------              ------              ------
Net charge-offs                                 893                225               105                  94                 226
Provision for loan losses                     2,340              1,635               959                 766                 740
                                             ------             ------            ------              ------              ------
BALANCE AT END OF PERIOD                     $5,622             $4,175            $2,765              $1,911              $1,239
                                             ======             ======            ======              ======              ======
Net charge-offs to average
  loans                                        0.13%              0.04%             0.02%               0.03%               0.09%
Provision for loan losses to
  average loans                                0.35               0.28              0.21                0.21                0.29
Allowance for losses on loans
  to total non-performing loans
  at end of period                           178.60              77.73             83.61               80.70               40.02
Allowance for losses on loans
  to total loans at end of period              0.79               0.64              0.57                0.45                0.43

Investment Portfolio

          Metropolitan maintains its investment portfolio in accordance with policies adopted by the Board of Directors that consider the regulatory requirements and restrictions which dictate the type of securities that can be held. As a member of the FHLB System, the Bank is required to hold a minimum amount of FHLB stock based upon asset size and mix. As the Bank grows, management anticipates this investment will increase.

          The following table summarizes the amounts and the distribution of Metropolitan's securities held as of the dates indicated:


                                                                                 At December 31,
                                                                     ------------------------------------------------

                                                                     1997                    1996             1995
                                                                     ----                     ----            ----
                                                                                  (In thousands)
Securities:
 Mutual funds                                                          $  1,706             $  2,009              $10,364
 Tax-exempt bond                                                          4,740
 U.S. Treasury securities                                                                      6,065               12,442
 FNMA preferred stock                                                                          5,100
 FHLB stock                                                               5,350                3,989                3,569
                                                                       --------             --------             --------
  Total                                                                 $11,796              $17,163              $26,375
                                                                       ========             ========             ========
Other interest-earning assets:
 Interest-bearing deposits with banks                                    $1,961               $2,745               $4,788
 Term repurchase agreements                                               6,397                6,000
                                                                       --------             --------             --------
  Total                                                                $  8,358             $  8,745             $  4,788
                                                                       ========             ========             ========



         The following table sets forth the contractual maturities and approximate weighted average yields of Metropolitan's securities at December 31, 1997.


                                                                    Due in
                                                  ---------------------------------------------

                                                 One year or less          More than ten years            Total
                                                 ----------------          --------------------           ------
                                                                 (Dollars in thousands)

Mutual Funds                                           $1,706                                             $1,706
Tax-exempt bond                                                                     $4,740                 4,740
FHLB stock                                              5,350                                              5,350
                                                       ------                       ------               -------
  Total                                                $7,056                       $4,740               $11,796
                                                       ======                       ======               =======

Weighted average yield                                  6.86%                        7.75%                 7.22%


MORTGAGE-BACKED SECURITIES PORTFOLIO

         The following table sets forth Metropolitan's mortgage-backed securities portfolio at the dates indicated. All mortgage-backed securities are classified as available for sale.


                                                                              At December 31,
                                                        ---------------------------------------------------

                                                               1997                1996                1995

                                                                 (In thousands)

FNMA pass-through certificates                              $ 97,146            $19,775             $22,549
GNMA pass-through certificates                                 8,037              9,700              11,348
FHLMC participation certificates                              37,714             26,713               4,715
Other                                                            270                484                 544
                                                            --------            -------             -------
  Total                                                     $143,167            $56,672             $39,156
                                                            ========            =======             =======

         The following table sets forth the contractual maturities and approximate weighted average yields of Metropolitan's mortgage-backed securities at December 31, 1997.


                                                                       DUE IN
                                                     -------------------------------------------------------
                                                    ONE YEAR TO
                                                     FIVE YEARS       FIVE TO TEN YEARS      OVER TEN YEARS            TOTAL
                                                    ------------     --------------------    ---------------          -------
                                                                         (Dollars in Thousands)


FNMA pass-through certificates                          $ 9,880               $78,420              $ 8,846              $ 97,146
GNMA pass-through certificates                              108                     7                7,922                 8,037
FHLMC participation certificates                         19,274                                     18,440                37,714
Other                                                                                                  270                   270
                                                        -------               -------              -------              --------
  Total available for sale                              $29,262               $78,427              $35,478              $143,167
                                                        =======               =======              =======              ========
Weighted average yield                                     7.00%                 7.30%                7.09%                 7.18%


SOURCES OF FUNDS

         The Bank's primary sources of funds are deposits, amortization and repayment of loan principal, borrowings, sales of mortgage loans, sales or maturities of mortgage-backed securities, securities, and short-term investments. Deposits are the principal source of Metropolitan's funds for lending and investment purposes. The following paragraphs provide a brief description of the types of accounts offered by Metropolitan:

         Passbook and Statement Savings Accounts. Savings may be invested in and withdrawn from regular passbook, tiered passbook and statement savings accounts without restriction. Interest on tiered passbook accounts is compounded monthly and credited monthly. Interest on regular passbook and statement savings accounts is compounded quarterly and credited quarterly.

         Checking Accounts. Metropolitan offers two interest-bearing checking and one noninterest-bearing checking account for consumers. The noninterest checking requires no minimum balance and has no monthly service fees. The rate paid on the interest checking account is dependent upon the balance in the account. Monthly service charges can be waived on personal interest-bearing checking accounts by maintaining either a $1,000 minimum balance or greater than $5,000 minimum balance in another deposit account or establishing a direct deposit relationship. All accounts have no minimum maturity or penalty for early withdrawal and no restrictions on the size and frequency of the withdrawals or additional deposits. Metropolitan regularly reviews the interest rate paid on the interest-bearing checking accounts and adjusts the rate based on cash flow projections and market interest rates.

         In connection with loan servicing activities, Metropolitan maintains custodial checking accounts for principal and interest payments collected for investors monthly and for tax and insurance escrow balances. This remains a recurring but relatively short-term source of funds for the Bank given the level of loans serviced for others.

         Metropolitan offers a commercial checking account that is noninterest bearing and is assessed monthly service charges based upon transaction activity levels.

         Certificates of Deposit. Metropolitan offers fixed rate, fixed term certificates of deposit. Terms are from seven days to five years, and there are no regulatory rate ceilings. Certificates of deposit require a penalty for withdrawal prior to maturity dates. These accounts generally bear the highest interest rates of any deposit product offered by Metropolitan. Interest rates offered on certificates of deposit are regularly reviewed and adjusted based on cash flow projections and market interest rates.

      Metropolitan has from time to time accepted certificates of deposit from out-of-state individuals and entities, predominantly credit unions. These deposits typically have balances of $90,000 to $100,000 and have a term of one year or more. They are not accepted through brokers. At December 31, 1997, approximately $57.7 million of certificates of deposits, or 12.1% of Metropolitan's certificate of deposit accounts, were held by these individuals and entities.

         Individual Retirement Accounts ("IRA"). Metropolitan offers IRAs. Funds may be invested in a passbook account or any certificate of deposit offered by Metropolitan.

         The following table sets forth information regarding trends in Metropolitan's average deposits for the periods indicated.

                                                                      DECEMBER 31,
                               ----------------------------------------------------------------------------------------------------

                                          1997                            1996                              1995
                               ----------------------------------------------------------------------------------------------------
                                                                 (Dollars in thousands)

                                Average    Percent of   Rate      Average      Percent of    Rate      Average  Percent of  Rate
                                 Amount      Total      Paid      Amount         Total       Paid      Amount    Total      Paid
                                 ------      -----      ----      ------         -----       ----      ------    -----      ----
Noninterest-bearing demand
  deposits(1)                   $ 38,837        5.8%             $ 31,248         5.5%               $  24,636     5.3%
Interest bearing deposits:
 Demand deposits                  39,965        5.9     2.66%      36,273         6.4       2.64%       37,695     8.1     2.57%
 Savings deposits                170,362       25.2     4.56%     169,866        30.2       4.79%      118,475    25.5     4.76%
 Time deposits                   426,450       63.1     5.93%     325,960        57.9       5.83%      283,186    61.1     5.98%
                                --------     ------    -----      -------       -----      -----      --------   -----    -----
   Total interest-bearing
     deposits                    636,777       94.2     5.36%     532,099        94.5       4.97%      439,356    94.7     5.07%
                                --------     ------               -------       -----                 --------   -----
     Total average deposits     $675,614      100.0%             $563,347       100.0%                $463,992   100.0%
                                ========     ======              ========       =====                 ========   =====

-------------------------
(1) Includes principal and interest custodial accounts and taxes and insurance custodial accounts for loans serviced for FHLMC, FNMA and private investors.


Deposits increased 18.6% to $737.8 million at December 31, 1997 consistent with the overall growth of the Bank. The growth was primarily in time deposits which increased 27.3% to $478.0 million. During the same period, the Bank experienced overall growth in other types of savings accounts.

      The following table shows rate and maturity information for Metropolitan's certificates of deposit as of December 31, 1997.

                                              2.00-4.99%           5.00-6.99%            7.00-8.99%    TOTAL   PERCENT OF TOTAL
                                              ----------           ----------            ----------    -----   ----------------

                                                                          (Dollars in thousands)

CERTIFICATE ACCOUNTS MATURING IN QUARTER ENDING:
March 31, 1998                                 $  4,910              $105,548             $  1,650    $112,108         23.5%
June 30, 1998                                       138               100,797                  335     101,270         21.2
September 30, 1998                                   11                52,568                           52,579         11.0
December 31, 1998                                    17                49,763                   50      49,830         10.4
March 31, 1999                                       54                65,906                  478      66,438         13.9
June 30, 1999                                        21                35,829                   71      35,921          7.5
September 30, 1999                                                      4,679                            4,679          1.0
December 31, 1999                                                      23,678                1,552      25,230          5.3
March 31, 2000                                                          1,999                4,996       6,995          1.5
June 30, 2000                                                           4,512                   27       4,539          0.9
September 30, 2000                                                        803                7,916       8,719          1.8
December 31, 2000                                                       2,312                1,121       3,433          0.7
Thereafter                                                              5,402                  882       6,284          1.3
                                               --------              --------             --------    --------        -----
 Total                                         $  5,151              $453,796             $ 19,078    $478,025        100.0%
                                               ========              ========             ========    ========        =====

Percent of total                                    1.1%                 94.9%                 4.0%      100.0%

          The following table sets forth the remaining maturity for time deposits of $100,000 or more at the date indicated.



                                                          DECEMBER 31, 1997
                                                       ----------------------
                                                       (In thousands)
Three months or less                                         $18,142
Over three through six months                                 16,197
Over six through twelve months                                18,210
Over twelve months                                            34,335
                                                             -------
  Total                                                      $86,884
                                                             =======


          In addition to deposits, Metropolitan relies on borrowed funds. The following describes Metropolitan's current borrowings:

          Note Offerings. In 1993 and early 1994, Metropolitan issued the 1993 Notes. The interest rate on the 1993 Notes is 10%, which is paid quarterly and principal will be repaid when the 1993 Notes mature on December 31, 2001. Metropolitan may redeem the 1993 Notes, in whole or in part, at any time by paying the outstanding principal amount plus accrued interest and a prepayment premium. The prepayment premium was 10% of the principal amount prepaid if such prepayment was made during the first year following the issuance of the 1993 Notes and the prepayment premium reduces 1% for each year the 1993 subordinated notes are outstanding. If the 1993 Notes are prepaid more than seven years after issuance, the prepayment premium is 3%. The 1993 Notes may also be repurchased in privately negotiated transactions. The 1993 Notes are unsecured.

          In December 1995, Metropolitan issued the 1995 Notes. The interest rate on the notes is 9.625%, which is paid monthly and principal will be repaid when the notes mature on January 1, 2005. The 1995 Notes are not redeemable, in whole or in part, by Metropolitan prior to December 1, 1998. After December 1, 1998, the 1995 Notes may be redeemed by Metropolitan at a declining premium which begins at 3% of the prepaid principal amount. After December 1, 2000, the 1995 Notes may be prepaid at par plus accrued interest. The 1995 Notes may also be repurchased in privately negotiated or open market transactions. The 1995 Notes are also unsecured.

          Line of Credit. In October 1996, the Corporation amended the Huntington Loan Agreement. The Huntington Loan Agreement is a revolving line of credit for the first 24 month period and then it converts to a 36 month term note. The maximum permitted borrowing amount is $4.0 million. The terms of the Huntington Loan Agreement require interest only payments for 24 months, then quarterly principal payments based on a 60-month amortization with a balloon payment due in May 2001. The interest rate during the first 24 months is tied to LIBOR or Huntington National Bank prime at Metropolitan's option. After conversion to a term loan in May 1998, the interest rate is prime. As collateral for the Huntington Loan Agreement, Mr. Kaye, Chairman and Chief Executive Officer of Metropolitan, has agreed to pledge a portion of his shares of Common Stock of Metropolitan with a market value at least equal in value to 200% of any outstanding balance. At December 31, 1997, the outstanding balance under the Huntington Loan Agreement was $1.5 million.

          FHLB Advances. The FHLB makes funds available for housing finance to eligible financial institutions like Metropolitan. The FHLB generally limits advances to 25% of assets with a total borrowing limit of 40% of assets from all borrowing sources. Advances are collateralized by any combination of the following assets and collateralization rates: one- to four-family first mortgage loans, not past due greater than 90 days, pledged on a blanket basis at 150% of the advance amount, specifically identified mortgage loans at 125% of the advance amount and various types of investment and mortgage-backed securities at rates ranging from 101-110% of the advance amount. FHLB stock owned by the Bank is pledged as additional collateral but is not available as primary collateral. The aggregate balance of assets pledged as collateral for FHLB advances at December 31, 1997 was $147.0 million.

          Reverse Repurchase Agreements. From time to time the Bank borrows funds by using its investment or mortgage-backed securities to issue reverse repurchase agreements. This type of borrowing provides an alternative source of funds to FHLB borrowings and at times, more favorable rates. The aggregate balance of mortgage-backed securities pledged as collateral for reverse repurchase agreements at December 31, 1997 was $77.8 million.

          The following table sets forth the maximum month-end balance of borrowings during the periods indicated.


                                                                          YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------------
                                                              1997                    1996                     1995
                                                        -----------------        --------------           ---------------
                                                                          (In Thousands)

MAXIMUM MONTH-END BALANCE:
FHLB advances                                            $73,700                  $75,150                  $51,000
Term Loan                                                                                                    3,280
Qualifying Subordinated Debt                                                                                 1,200
1993 subordinated notes                                    4,874                    4,874                    4,874
1995 subordinated notes                                   14,000                   14,000                   14,000
Line of credit                                             4,000                                             5,000
Reverse repurchase agreements                             74,496                   23,500                    9,000


       The following table sets forth the average balance during the periods indicated, end of period balances at the date indicated, and interest rates during the period then ended.

                                                                          YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------------

                                                              1997                    1996                     1995
                                                        -----------------        --------------           ---------------
                                                                          (DOLLARS IN THOUSANDS)
AVERAGE BALANCE:
FHLB advances                                                    $59,325          $50,546                  $28,467
Term Loan                                                                                                      485
Qualifying Subordinated Debt                                                                                   923
1993 subordinated notes                                            4,874            4,874                    4,874
1995 subordinated notes                                           14,000           14,000                      690
Line of credit                                                       114                                     3,834
Reverse repurchase agreements                                     38,843            4,480                    7,591
ENDING BALANCE:
FHLB advances                                                    $41,000          $59,500                  $28,000
Term loan
Qualifying subordinated debt
1993 subordinated notes                                            4,874            4,874                    4,874
1995 subordinated notes                                           14,000           14,000                   14,000
Line of credit                                                     1,500
Reverse repurchase agreements                                     74,496           23,500
WEIGHTED AVERAGE INTEREST RATE:
FHLB advances                                                       5.65%            5.43%                    6.18%
Term Loan                                                                                                     8.79
Qualifying Subordinated Debt                                                                                 11.78
1993 subordinated notes                                            10.47            10.47                    10.47
1995 subordinated notes                                            10.48            10.48                    10.48
Line of credit                                                      8.98                                      8.67
Reverse repurchase agreements                                       5.73             5.61                     6.10

COMPETITION

         Metropolitan faces strong competition, both in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, mortgage companies, credit unions, finance companies and insurance companies. The Bank competes for loans principally on the basis of the interest rates and loan fees it charges, the type of loans it originates and the quality of services it provides to borrowers. Some of the Bank's competitors, however, have higher lending limits and substantially greater financial resources than the Bank.

         The Bank attracts its deposits through its retail sales offices, primarily from the communities in which those retail sales offices are located; therefore, competition for those deposits is principally from other savings institutions, commercial banks, credit unions, mutual funds and brokerage companies located in the same communities. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and convenient branch locations.

EMPLOYEES

         At December 31, 1997, Metropolitan had a total of 281 employees, including part-time employees. The Corporation's employees are not represented by any collective bargaining group. Management considers its employee relations to be excellent.

                           REGULATION AND SUPERVISION

INTRODUCTION

         Metropolitan is registered as a savings and loan holding company within the meaning of the Home Owners' Loan Act (the "HOLA"). As a savings and loan holding company, Metropolitan is subject to the regulations, examination, supervision, and reporting requirements of the OTS. The Bank, an Ohio-chartered savings and loan association, is a member of the FHLB System, and its deposits are insured by the FDIC through the SAIF. The Bank is subject to examination and regulation by the OTS, the FDIC and the Ohio

Superintendent of Savings and Loan Associations and to regulations regarding such matters as capital standards, mergers, establishment of branch offices, subsidiary investments and activities, and general investment authority. Such examination and regulation is intended primarily for the protection of depositors.

         The descriptions of the statutes and regulation which are applicable to Metropolitan and the Bank and the effects thereof which are set forth below and elsewhere in this document do not purport to be a complete description of such statutes and regulations and their effects on Metropolitan or the Bank or to identify every statute and regulation that may apply to Metropolitan or the Bank.

METROPOLITAN

         As a savings and loan holding company, Metropolitan is subject to certain restrictions with respect to its activities and investments. Among other things, Metropolitan is generally prohibited, either directly or indirectly, from acquiring control of any other savings association or savings and loan holding company, without prior approval of the OTS, and from acquiring more than 5% of the voting stock of any savings association or savings and loan holding company which is not a subsidiary of Metropolitan.

         Similarly, OTS approval must be obtained prior to any person's acquiring control of the Bank or Metropolitan. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the institution or holding company or controls in any manner the election of a majority of the directors of the institution or the holding company. Control is rebuttably presumed to exist if, among other things, a person acquires more than 10% of any class of voting stock (or 25% of any class of stock) and is subject to any certain specified "control factors."

THE BANK

         General. The OTS also has enforcement authority over all savings associations. This enforcement authority includes the ability to impose penalties for and to seek correction of violations of laws and regulations and unsafe or unsound practices by assessing civil money penalties, issuing cease and desist or removal and prohibition orders against an institution, its directors, officers or employees and other persons, or initiating injunctive actions.

         As a lender and a financial institution, the Bank is subject to various regulations promulgated by the Federal Reserve Board including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation F (Interbank Liabilities), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds), and Regulation DD (Truth in Savings). As lenders of loans secured by real property, and as owners of real property, financial institutions, including the Bank, are subject to compliance with various statutes and regulations applicable to property owners generally, including statutes and regulations relating to the environmental condition of the property.

         Insurance of Accounts and Regulation by the FDIC. The Bank is a member of the SAIF, which is administered by the FDIC. Deposits are insured up to applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged or is engaging in unsafe or unsound practices, or is in an unsafe or unsound condition.

         Under the FDIC risk-based deposit insurance assessment system, all insured depository institutions are placed into one of nine categories and assessed insurance premiums based upon their level of capital and supervisory evaluation. Under the system, institutions classified as well-capitalized and requiring little supervision would pay the lowest premium while institutions that are classified as undercapitalized and considered of substantial supervisory concern would pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

         With respect to the SAIF, the FDIC is authorized to increase assessment rates, on a semi-annual basis, if it determines that the reserve ratio of the SAIF will be less than the designated reserve ratio of 1.25% of SAIF-insured deposits. In setting these increased assessments, the FDIC must seek to restore the reserve ratio to that designated reserve level, or such higher reserve ratio as established by the FDIC. In addition, the FDIC may impose special assessments on SAIF members to repay amounts borrowed from the United States Treasury or for any other reason deemed necessary by the FDIC.

         Similarly, with respect to deposits which are insured by the BIF, the FDIC is authorized to adjust the insurance premium rates in order to maintain the reserve ratio of the BIF at 1.25% of BIF-insured deposits. In setting the BIF assessment rates, the FDIC must maintain the reserve ratio at that designated reserve level, or such higher reserve ratio as established by the FDIC. BIF and SAIF assessment rates, however, have not remained comparable. During fiscal 1996, BIF members generally paid lower premiums than SAIF insured institutions, placing SAIF-insured institutions whose deposits are exclusively or primarily SAIF-insured at a competitive disadvantage.


         As a result of this disparity in insurance premium rates, on September 30, 1996 the President signed into law the Funds Act which included provisions designed to recapitalize the SAIF and to mitigate the BIF/SAIF premium disparity. The Funds Act required the FDIC to impose a special assessment on SAIF-insured deposits held by institutions as of March 31, 1995 in order that the SAIF achieve the designated reserve ratio. Accordingly, the FDIC assessed and the Bank paid a $2.9 million special assessment from working capital of the Bank.

         Now that the SAIF has reached its required reserve ratio following the one-time assessment, the FDIC has reduced the annual assessment rates for SAIF-insured institutions. Effective January 1, 1997, the SAIF assessment rates are identical to those for BIF-insured institutions.

         The Funds Act also requires the repayment of Financing Corporation ("FICO") bonds to be shared by both SAIF- and BIF-insured institutions. Prior to the enactment of this legislation, only a portion of the SAIF assessment was used to repay the $780 million in annual FICO interest payments. However, as of January 1, 1997, BIF institutions are required to pay a portion of the FICO interest payments, as well. For the first three years, the BIF assessment rates for FICO payments are 20% of those for SAIF institutions. Thus, SAIF institutions, such as the Bank, will continue to be subject to a greater burden than BIF institutions. The rates established by the FDIC to implement this requirement for all FDIC-insured institutions are 6.44 basis points on SAIF deposits and 1.29 basis points on BIF deposits. However, after January 1, 2000, assessments on BIF-insured institutions will be made on the same basis as SAIF-insured institutions. It is estimated that the payments of such assessments will be 2.43 basis points on deposits. It is important to note that these assessments are only for FICO interest payments and that further premiums could be assessed in order to maintain the BIF and SAIF funds at the required 1.25% reserve ratio.

         In addition, the Funds Act requires the merger of the BIF and SAIF into a single insurance fund no later than January 1, 1999 if there are no savings associations at that date. In connection with the merger of the BIF and the SAIF, SAIF-insured institutions could be forced to convert to state bank charters or national bank charters. If such a proposal became law, the Corporation would become a bank holding company and be subject to regulation by the Federal Reserve Board, which imposes capital requirements on bank holding companies. The Corporation is not currently subject to capital requirements.


         Regulatory Capital Requirements. The capital regulations of the OTS issued thereunder (the "Capital Regulations") establish a "leverage limit," a "tangible capital requirement" and a "risk-based capital requirement." In addition, the OTS may establish, on a case by case basis, individual minimum capital requirements for a savings association which vary from the requirements that would otherwise apply under the Capital Regulations. The OTS has not established such individual minimum capital requirements for the Bank.

         A savings association which fails to meet one or more of the applicable capital requirements is subject to various regulatory limitations and sanctions, including a prohibition on growth and the issuance of a capital directive by the OTS requiring the following: an increase in capital; reduction of rates paid on savings accounts; cessation of or limitations on deposit-taking and lending; limitations on operational expenditures; an increase in liquidity; and such other actions deemed necessary or appropriate by the OTS. In addition, a conservator or receiver may be appointed under certain circumstances.


         The leverage limit currently requires a savings association to maintain "core capital" of not less than 3% of adjusted total assets. The OTS has taken the position, however, that the prompt corrective action regulatory scheme
(See "-Prompt Corrective Action") has effectively raised the leverage ratio requirement for all but the most highly-rated institutions to 4% since an institution is "undercapitalized" for such purpose if, among other things, its leverage ratio is less than 4% (3% for MACRO 1 rated institutions).


         The tangible capital requirement requires a savings association to maintain "tangible capital" in an amount not less than 1.5% of adjusted total assets.

         The risk-based capital requirement generally provides that a savings association must maintain total capital in an amount at least equal to 8.0% of its risk-weighted assets. The risk-based capital regulations are similar to those applicable to national banks. The regulations assign each asset and certain off-balance sheet assets held by a savings association to one of four risk-weighting categories, based upon the degree of credit risk associated with the particular type of asset.

         Savings associations are required to incorporate interest rate risk in their capital calculations for determining compliance with capital requirements. Interest rate risk is measured by the decline in "net portfolio value" that would result from a hypothetical 200 basis point increase or decrease in market interest rates, whichever is lower, divided by the estimated economic value of assets. An institution whose measured interest rate exposure exceeds 2% must deduct an amount equal to one-half of the difference between its measured interest rate risk and 2%, multiplied by the estimated economic value of its total assets, from total capital in determining whether it meets its riskbased capital requirement.

         Banking regulators continue to indicate their desire to raise capital requirements applicable to financial institutions beyond their current levels. No prediction can be made as to whether and when higher capital requirements would be imposed and, if so, to what levels and on what schedule.

         Each bank regulatory agency and the OTS review each of their capital standards every two years to determine whether those standards require sufficient capital to facilitate prompt corrective action to prevent or minimize loss to the deposit insurance funds. Each bank regulatory agency and the OTS revise each of their risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risk of non-traditional activities.

         At December 31, 1997, the Bank complied with each of the tangible capital, the core capital and the risk-based capital requirements. The following table presents the Bank's regulatory capital position at December 31, 1997.

                                                                                 PERCENT OF
                                                        AMOUNT              REGULATORY ASSETS(1)
                                                        ------              --------------------

                                                                   (Dollars in thousands)

Tangible capital                                        $49,901                              5.43%
Tangible capital requirement                             13,777                              1.50
                                                        -------                              ----
Excess                                                  $36,124                              3.93%
                                                        =======                              ====

Core capital                                            $50,215                              5.47%
Core capital requirement(2)                              36,738                              4.00
                                                        -------                              ----
Excess                                                  $13,477                              1.47%
                                                        =======                              ====

Risk-based capital                                      $54,343                              8.39%
Risk-based capital requirement                           51,836                              8.00
                                                        -------                              ----
Excess                                                  $ 2,507                              0.39%
                                                        =======                              ====

-------------------------

(1) Represents the percentage of adjusted total assets for tangible and core capital purposes and the percentage of risk-weighted assets for risk-based capital purposes.
(2) The "prompt corrective action" regulatory scheme (See "-Prompt Corrective Action") has effectively raised the leverage requirement to 4% for all but the most highly-rated institutions since an institution is considered "undercapitalized" for such purposes if, among other things, it has a leverage ratio of under 4% (3% for MACRO 1 rated institutions).

          Prompt Corrective Action. Banks and savings associations are classified into one of five categories based upon capital adequacy, ranging from "well-capitalized" to "critically undercapitalized" and require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes
"undercapitalized" and to take additional actions if the institution becomes "significantly undercapitalized" or "critically undercapitalized."

          The federal banking agencies have issued a joint rule for this purpose under which, in general, an institution is: "well capitalized" if it has total risk-based capital of 10% or greater, Tier 1 risk-based capital of 6% or greater, leverage ratio of 5% or greater, and is not subject to an order or other supervisory directive to meet and maintain a specific capital level for any capital measure; "adequately capitalized" if it has total risk-based capital of 8% or greater, Tier 1 risk-based capital of 4% or greater, and leverage ratio of 4% or greater (3% or greater if rated Composite 1 under the MACRO rating system); "undercapitalized" if it has total risk-based capital of less than 8%, Tier 1 risk-based capital of less than 4%, or a leverage ratio of less than 4% (3% if rated Composite 1 under the MACRO rating system); "significantly undercapitalized" if it has total risk-based capital of less than 6%, Tier 1 risk-based capital of less than 3%, or a leverage ratio of less than 3%; and "critically undercapitalized" if it has a ratio of tangible equity to total assets equal to or less than 2%. Based on these requirements, the Bank is an "adequately capitalized" institution.

          The appropriate federal banking agency has the authority to reclassify, a well-capitalized institution as adequately capitalized, and to treat an adequately capitalized or undercapitalized institution as if it were in the next lower capital category, if it is determined, after notice and an opportunity for a hearing, to be in an unsafe or unsound condition or to have received and not corrected a less-thansatisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. As a result of such reclassification or determination, the appropriate federal banking agency may require an adequately capitalized or under-capitalized institution to comply with certain mandatory and discretionary supervisory actions. A significantly undercapitalized savings association may not be reclassified, however, as critically undercapitalized.

          Restrictions on Dividends and Other Capital Distributions. Savings association subsidiaries of holding companies generally are required to provide their OTS Regional Director not less than thirty days' advance notice of any proposed declaration of a dividend on the association's stock. Any dividend declared within the notice period, or without giving the prescribed notice, is invalid.

          OTS regulations impose limitations upon certain "capital distributions" by savings associations, including cash dividends, payments to repurchase or otherwise acquire an association's shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility being afforded to well-capitalized associations. The OTS retains discretion to treat a Tier 1 Institution as a Tier 2 or Tier 3 Institution if the OTS determines that the institution is in need of more than normal supervision and has provided the institution with notice to that effect.

          A Tier 1 Institution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the higher of: (i) 100% of its net income to date during the calendar year plus the amount that would reduce the association's "surplus capital ratio" (the excess over its fully phased-in capital requirement) to one-half of its surplus capital ratio at the beginning of the calendar year or (ii) 75% of its net income over the most recent four-quarter period. Any additional capital distributions would require prior regulatory non-objection. A Tier 2 Institution may, after prior notice but without the approval of the OTS, make capital distributions in accordance with the following schedule: if the association's capital satisfies the risk-based capital standard applicable to the association as of January 1, 1993, the association may make distributions up to 75% of its net income over the most recent four-quarter period, and, if the association's capital satisfies the risk-based capital standard applicable as of January 1, 1991, it may make distributions up to 50% of its net income over the most recent four-quarter period. A Tier 3 Institution is not authorized under the regulation to make any capital distributions unless it receives prior written approval from the OTS or in accordance with the express terms of an approved capital plan.

          The OTS retains the authority to prohibit any capital distribution otherwise authorized under the regulation if the OTS determines that the capital distribution would constitute an unsafe or unsound practice. The regulation also states that the capital distribution limitations apply to direct and indirect distributions to affiliates, including those occurring in connection with corporate reorganizations.

          Under the "prompt corrective action" provisions ( See "--Prompt Corrective Action"), an FDIC-insured institution may not make a "capital distribution" (which includes, among other things, cash dividends and stock purchases) if, after making the distribution, the institution would be "undercapitalized" for such purposes.

          The OTS has proposed regulations that would revise the current capital distribution restrictions. The proposal eliminates the current tiered structure and the safe-harbor percentage limitations. In their current form, the proposed regulations would not apply to the Bank as it is owned by a holding company. Under the proposal, a savings association may make a capital distribution without notice to the OTS provided that it has a MACRO 1 or 2 rating, is not in troubled condition, and would remain adequately capitalized (as defined in the OTS prompt corrective action regulations) following the proposed distribution. Savings associations that would remain adequately capitalized following the proposed distribution but do not meet the other noted requirements must notify the OTS 30 days prior to declaring a capital distribution. The OTS stated it will generally regard as permissible that amount of capital distributions that do not exceed 50% of the institution's excess regulatory capital plus net income to date during the calendar year. A savings association may not make a capital distribution without prior approval of the OTS and the FDIC if it is undercapitalized before, or as a result of, such a distribution. A savings association will be considered in troubled condition if it has a MACRO rating of 4 or 5, is subject to an enforcement action relating to its safety and soundness or financial viability, or has been informed in writing by the OTS that it is in troubled condition. As under the current rule, the OTS may object to a capital distribution if it would constitute an unsafe or unsound practice. No assurance may be given as to whether or in what form the regulations may be adopted.

          Liquidity. Federal regulations currently require savings associations to maintain, for each calendar month, an average daily balance of liquid assets (including cash, certain time deposits, bankers' acceptances, and specified United States Government, state or federal agency obligations) equal to at least 4% of the ending or average daily balance of deposit accounts with maturities less than a year plus short-term borrowings during the preceding calendar month. This liquidity requirement may be changed from time to time by the OTS to an amount within a range of 4% to 10% of such accounts and borrowings depending upon economic conditions and the deposit flows of savings associations. Monetary penalties may be imposed for failure to meet liquidity ratio requirements. At December 31, 1997, the liquidity ratio of the Bank was 14.6%, which exceeded the applicable requirement.

          Qualified Thrift Lender Test. Pursuant to the Qualified Thrift Lender ("QTL") test, a savings institution must invest at least 65% of its portfolio assets in "qualified thrift investments" on a monthly average basis on a rolling 12-month "look-back" basis. Portfolio assets are an institution's total assets less goodwill and other intangible assets, the institution's business property, and a limited amount of the institution's liquid assets.

          A savings association's failure to remain a QTL may result in: (i) limitations on new investments and activities; (ii) imposition of branching restrictions; (iii) loss of FHLB borrowing privileges; and (iv) limitations on the payment of dividends. If a savings institution that is a subsidiary of a savings and loan holding company fails to regain QTL status within one year of its loss of such status, the holding company must register as and will be deemed to be a bank holding company subject to, among other things, the business activity restrictions and capital regulations of the Bank Holding Company Act.

          The Bank's qualified thrift investments were in excess of 69.2% of its portfolio assets as of December 31, 1997.

          Ohio Regulation. As a savings and loan association organized under the laws of the State of Ohio, the Bank is subject to regulation by the Ohio Division of Financial Institutions (the "Division"). Regulation by the Division affects the Bank's internal organization as well as its savings, mortgage lending, and other investment activities. Periodic examinations by the Division are usually conducted on a joint basis with the OTS. Ohio law requires that the Bank maintain federal deposit insurance as a condition of doing business.

          Under Ohio law and regulations, an Ohio association may invest in loans and interests in loans, secured or unsecured, of any type or amount for any purpose, subject to certain requirements including but not limited to: loans secured by liens on income-producing real estate may not exceed 20% of an association's assets; all loans for educational purposes may not exceed 5% of an association's assets; consumer loans, commercial paper and corporate debt securities may not exceed 20% of an association's assets; and loans for commercial, corporate, business or agricultural purposes may not exceed 10% of an association's assets (subject to certain exceptions). In addition, no association may make loans for the acquisition and development of undeveloped or partially developed land for primarily residential use to one borrower in excess of 2% of assets of the association. The total investment in commercial paper or corporate debt of any issuer cannot exceed 1% of an association's assets, with certain exceptions.

          Ohio law authorizes Ohio-chartered associations to, among other things: (i) invest up to 15% of assets in the capital stock, obligations and other securities of service corporations organized under the laws of Ohio, and an additional 20% of net worth may be invested in loans to majority owned service corporations; (ii) invest up to 10% of assets in corporate equity securities, bonds, debentures, notes, or other evidence of indebtedness; (iii) exceed limits otherwise applicable to certain types of investments (other than investments in service corporations) by between 3% and 10% of assets, depending upon the level of the institution's permanent stock, general reserves, surplus and undivided profits; and (iv) invest up to 15% of assets in any loans or investments not otherwise specifically authorized or prohibited, subject to authorization by the institution's board of directors.

          An Ohio association may invest in such real property or interests therein as its board of directors deems necessary or convenient for the conduct of the business of the association, but the amount so invested may not exceed the net worth of the association at the time the investment is made. Additionally, an association may invest an amount equal to 10% of its assets in any other real estate. This limitation does not apply, however, to real estate acquired by foreclosure, conveyance in lieu of foreclosure or other legal proceedings in relation to loan security interests.

          Notwithstanding the above powers authorized under Ohio law and regulation, a state-chartered savings association, such as the Bank, is subject to certain limitations on its permitted activities and investments under federal law which may restrict the ability of an Ohio-chartered association to engage in activities and make investments otherwise authorized under Ohio law.

          Ohio has adopted a statutory limitation on the acquisition of control of an Ohio savings and loan association which requires the written approval of the Division prior to the acquisition by any person or entity of a controlling interest in an Ohio association. Control exists, for purposes of Ohio law, when any person or entity, either directly or indirectly, or acting in concert with one or more other persons or entities, owns, controls, holds with power to vote, or holds proxies representing, 15% or more of the voting shares or rights of an association, or controls in any manner the election or appointment of a majority of the directors.

          Under certain circumstances, interstate mergers and acquisitions involving associations incorporated under Ohio law are permitted by Ohio law. A savings and loan association or savings and loan holding company with its principal place of business in another state may acquire a savings and loan association or savings and loans holding company incorporated under Ohio law if laws of such other state permit an Ohio savings and loan association or an Ohio holding company reciprocal rights.

          Ohio law requires prior written approval of the Ohio Superintendent of a merger of an Ohio association with another savings and loan association or a holding company affiliate.

Federal and State Taxation

          The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to the Corporation or the Bank.

          Savings associations such as the Bank are generally taxed in the same manner as other corporations. For taxable years beginning prior to January 1, 1996, savings associations such as the Bank which met certain definitional tests primarily relating to their assets and the nature of their supervision and business operations ("qualifying thrifts") were permitted to establish a reserve for bad debts and to make annual additions thereto, which additions may, within specified formula limits, have been deducted in arriving at their taxable income. The Bank's deduction with respect to "qualifying real property loans," which are generally loans secured by certain interests in real property, may have been computed using an amount based on the Bank's actual loss experience, or a percentage equal to 8% of the Bank's taxable income, computed with certain modifications and reduced by the amount of any permitted additions to the reserve for nonqualifying loans (the "percentage of taxable income method"). The Bank's deduction with respect to nonqualifying loans was computed under the experience method, which essentially allows a deduction based on the Bank's actual loss experience over a period of several years. Each year the Bank selected the most favorable way to calculate the deduction attributable to an addition to the tax bad debt reserve.

          Legislation enacted during 1996 repealed the existing reserve method of accounting for bad debt reserves for tax years beginning after December 31, 1995. As a result, savings associations will no longer be able to calculate their deduction for bad debts using the percentage of taxable income method. Instead, savings associations will be required to compute their deduction based on specific charge offs during the taxable year or, if the savings association or its control group had assets of not more than $500 million, based on actual loss experience over a period of years. This legislation also requires a savings association (or its controlled group) with assets of more than $500 million to recapture into income over a six-year period their post-1987 additions to their bad debt tax reserves for qualifying real property loans and nonqualifying loans, thereby generating additional tax liability. A savings association (or its controlled group) with assets of not more than $500 million are required to recapture their bad debt tax reserve to the extent it exceeds the greater of (i) the applicable bad debt tax reserve as of the close of the last taxable year beginning before January 1, 1988, or (ii) what the savings association's applicable bad debt tax reserve would have been at the close of its last taxable year beginning before January 1, 1996 under the experience method. The recapture may be suspended for up to two years if, during those years, the savings association satisfies a residential loan requirement.

          Under prior law, if the Bank failed to satisfy the qualifying thrift definitional tests in any taxable year, it would be unable to make additions to its bad debt reserve. Instead, the Bank would be required to deduct bad debts as they occur and would additionally be required to recapture its bad debt reserve deductions ratable over a multi-year period. Among other things, the qualifying thrift definitional tests required the Bank to hold at least 60% of its assets as "qualifying assets." Qualifying assets generally include cash, obligations of the United States or any agency or instrumentality thereof, certain obligations of a state or political subdivision thereof, loan secured by interests in improved residential real property or by savings accounts, student loans and property used by the Bank in the conduct of its banking business. Under current law, a savings association will not be required to recapture its pre-1988 bad debt reserves if it ceases to meet the qualifying thrift definitional tests.

          In addition to the regular income tax, corporations, including savings associations such as the Bank, generally are subject to an alternative minimum tax. An alternative minimum tax is imposed at a tax rate of 20% on alternative minimum taxable income ("AMTI"), which is the sum of a corporation's regular taxable income (with certain adjustments) and tax preference items, less any available exemption. Adjustments and preferences include depreciation deductions in excess of those allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), and, for 1990 and succeeding years, 75% of the excess of adjusted current earnings ("ACE") over AMTI. ACE equals pre-adjustment AMTI (i) increased or decreased by certain ACE adjustments, which include tax-exempt interest on municipal bonds, depreciation deductions in excess of those allowable for ACE purposes and, in certain cases, the dividend received deduction, and (ii) determined without regard to the ACE adjustment and the alternative tax net operating loss. The alternative minimum tax is imposed to the extent it exceeds the corporation's regular income tax, and alternative tax net operating losses can offset no more than 90% of AMTI. The payment of alternative minimum tax will give rise to a minimum tax credit which will be available with an indefinite carry forward period to reduce federal income taxes in future years (but not below the level of alternative minimum tax arising in each of the carry forward years). For taxable years beginning after 1986 and before 1996, corporations, including savings associations such as the Bank, are also subject to an environmental tax equal to 0.12% of the excess of AMTI for the taxable year (determined without regard to alternative tax net operating losses and the deduction for the environmental tax) over $2 million.

          Metropolitan, the Bank and other includable subsidiaries file consolidated federal income tax returns on a December 31 calendar year basis using the accrual method of accounting. Metropolitan, the Bank and other includable subsidiaries have been audited by the Internal Revenue Service through December 31, 1994.

          The Bank is subject to the Ohio corporate franchise tax. As a financial institution, the Bank computes its franchise tax based on its net worth. Under this method, the Bank will compute its Ohio corporate franchise tax by multiplying its net worth (as determined under generally accepted accounting principles) as specifically adjusted pursuant to Ohio law, by the applicable tax rate, which is currently 1.5% and will drop to 1.4% for 1999 and 1.3% for 2000 and thereafter. As an Ohio-chartered savings and loan association, the Bank also receives a credit against the franchise tax for a portion of the state supervisory fees paid by it.

          The Corporation is subject to an Ohio corporation franchise tax payable in an amount equal to the greater of a specified percentage of net income (currently 5.1% of the first $50,000 and 8.9% of the remainder (8.5% for 1999 and thereafter), with an additional add-on tax not to exceed $5,000) or a specified percentage of net worth (currently approximately 0.6% (0.4% for 1999 and thereafter with a $150,000 cap), plus an add-on tax not to exceed $5,000). In calculating net income for this purpose, dividends from wholly-owned subsidiaries, such as the Bank, would be excluded. In addition, in calculating net worth, the Corporation's investment in the Bank would be excluded for this purpose. Beginning with the 1999 tax year, the Corporation may be exempt from the franchise tax as computed on the net worth basis as a qualified holding company.


                                   MANAGEMENT

          The following table sets forth the names of and certain information, including any positions held with the Bank, with respect to the director nominees for election at the Corporation's 1998 Annual Meeting and the directors.

                                                                   FOR TERM
                                                  DIRECTOR            TO         POSITIONS CURRENTLY HELD WITH
NOMINEES FOR DIRECTOR                  AGE         SINCE            EXPIRE       METROPOLITAN AND THE BANK
---------------------                  ---        --------         --------      --------------------------------
Ralph D. Ketchum                        71          1991             2001        Director of Metropolitan and the
                                                                                 Bank
James A. Karman                         60          1992             2001        Director of Metropolitan and the
                                                                                 Bank
Robert R. Broadbent                     76          1992             2001        Director of Metropolitan and the
                                                                                 Bank
Marjorie M. Carlson                     57          1994             2001        Director of Metropolitan and the
                                                                                 Bank

                                                  DIRECTOR           TERM        POSITIONS CURRENTLY HELD WITH
CONTINUING DIRECTORS                   AGE          SINCE          EXPIRING      METROPOLITAN AND THE BANK
---------------------                  ---        --------         --------      --------------------------------
Robert M. Kaye                          61          1987             1999        Chairman of Metropolitan and
                                                                                 Chairman of the Bank
David G. Lodge                          58          1991             1999        President, Assistant Secretary,
                                                                                 Assistant Treasurer and Director of
                                                                                 Metropolitan and President and
                                                                                 Director of the Bank
Malvin E. Bank                          67          1991             1999        Secretary, Assistant Treasurer and
                                                                                 Director of Metropolitan and
                                                                                 Secretary and Director of the Bank
David P. Miller                         65          1992             1999        Treasurer, Assistant Secretary and
                                                                                 Director of Metropolitan and
                                                                                 Director of the Bank
Lois K. Goodman                         64          1994             2000        Director of Metropolitan and the
                                                                                 Bank
Marguerite B. Humphrey                  56          1994             2000        Director of Metropolitan and the
                                                                                 Bank
Alfonse M. Mattia                       56          1996             2000        Director of Metropolitan and the
                                                                                 Bank

          During the past five years, the business experience of each of the director nominees, directors and executive officers has been as follows:

NOMINEES

          Mr. Ketchum has served as a Director of Metropolitan and the Bank since 1991. Since 1987, Mr. Ketchum has been President of RDK Capital Inc., a general partner in a partnership formed for the purposes of acquiring and managing companies serving the aircraft industry. Prior thereto, he was a Senior Vice President and Group Executive for the General Electric Company, Lighting Group. Mr. Ketchum is also a member of the Board of Directors of Oglebay Norton Company, Thomas Industries, Pacific Scientific and Lithium Technologies Corp.

          Mr. Karman has served as a Director of Metropolitan and the Bank since 1992. Mr. Karman has been affiliated with RPM, Inc. since 1963, and in 1978 he became President of RPM, Inc., a manufacturer of protective coatings, sealants and specialty chemicals. Mr. Karman serves as a member of the Board of Directors of RPM, Inc., McDonald & Company Investments, Inc., A. Schulman, Inc. and Shiloh Industries, Inc. Mr. Karman also serves as a member of the Board of Trustees of the Musical Arts Association, the Boys & Girls Club of Cleveland, Hiram College and Boys Hope, and is a member of the Corporate Council, Cleveland Museum of Art.

          Mr. Broadbent has served as a Director of Metropolitan and the Bank since 1992. From 1984 to 1989, Mr. Broadbent served as Chairman and Chief Executive Officer of The Higbee Company, a Cleveland-based clothing and housewares retailer. Mr. Broadbent served as the Chairman of the Rock and Roll Hall of Fame Museum, Inc. until May 1994 and is now on the advisory board. Mr. Broadbent also serves as a Director of PICO Holding, Inc., as well as a Trustee of the Murphy Foundation.

          Ms. Carlson has served as a Director of Metropolitan and the Bank since 1994. She also is the Director of Development for the Cleveland Foundation. Ms. Carlson is a member of the Board of Trustees of the College of Wooster, the Musical Arts Association, the Playhouse Square Foundation, and is a Director of the National Committee on Planned Giving.

CONTINUING DIRECTORS

          Mr. Kaye has served as Chairman and Chief Executive Officer of Metropolitan and the Bank since 1987. He has also served as President of Planned Residential Communities, Inc. since 1960. Planned Residential Communities, Inc. is actively engaged in every aspect of multifamily housing from new construction and rehabilitation to acquisition and management. Mr. Kaye serves as a member of the Board of Directors of Community Bank of New Jersey. He has also been a member of the Corporate Council of the Cleveland Museum of Art since its inception in 1993 and has been a member of the Board of Trustees of the College of New Jersey since 1980 and of The Peddie School since 1988.

          Mr. Lodge joined Metropolitan in December 1988 as Executive Vice President. He has served as President of Metropolitan and the Bank since August 1991. Mr. Lodge has also served as Director of Metropolitan and the Bank since 1991 and as Assistant Secretary and Assistant Treasurer of Metropolitan since 1992. Mr. Lodge has served as a Director of University Circle Incorporated and Vocational Guidance Services since 1994 and became a member of the Board of Trustees of The Cleveland Playhouse in June 1995.

          Mr. Bank has served as a Director and as Secretary of Metropolitan and the Bank since 1991. Mr. Bank also serves as Assistant Treasurer of Metropolitan. Mr. Bank is a senior partner with the Cleveland law firm of Thompson Hine & Flory LLP. Mr. Bank also serves as a Director of Oglebay Norton Company. Mr. Bank also serves as a Trustee of Case Western Reserve University, Chagrin River Land Conservancy, Cleveland Center for Research in Child Development and numerous foundations.

          Mr. Miller has served as a Director of Metropolitan and the Bank since 1992. Mr. Miller also serves as Treasurer and Assistant Secretary of Metropolitan. Since 1986, Mr. Miller has been the Chairman and Chief Executive Officer of Columbia National Group, Inc., a Cleveland-based scrap and waste materials wholesaler and steel manufacturer. He is currently commissioner of the Ohio Lottery.

          Ms. Goodman has served as a Director of Metropolitan and the Bank since 1994. Since 1990, she has been President of the Work & Family Consulting Group, Inc., a consulting service for employers on managing working families. Ms. Goodman is also a member of the Board of Trustees for the Cleveland Opera, the Jewish Community Federation, Starting Point and Eldred Theater.

          Ms. Humphrey has served as a Director of Metropolitan and the Bank since 1994. Ms. Humphrey developed and implemented workshops for trustee education for the Cultural Arts Trustee Forum at the Cleveland Mandel Center from 1992 to 1995. She is a trustee for the American Symphony Orchestra League, the Cleveland Institute of Music, the Musical Arts Association, Rainbow Babies and Children's Hospital and the Cleveland Zoological Society.

          Mr. Mattia has served as a consultant to the Bank since 1987 and as a Director of Metropolitan and the Bank since 1996. Mr. Mattia is a CPA and a founding partner of Amper, Politziner & Mattia, a New Jersey-based accounting and consulting firm. Mr. Mattia serves on the Assurance Services Executive Committee of the AICPA and is co-Chairman of the Rutgers University Family Business Forum.

EXECUTIVE OFFICER WHO IS NOT A DIRECTOR

        Patrick W. Bevack, 51, has been Executive Vice President of the Bank since May 1992. Mr. Bevack became Treasurer and Assistant Secretary of the Bank in 1993. Prior to joining Metropolitan, Mr. Bevack was Executive Vice President of TransOhio Savings Bank.

DIRECTOR COMPENSATION

          For their services as directors, each member of the Board of Directors of the Bank who is not an employee of Metropolitan or the Bank receives a monthly consulting fee of $1,000. The Chairman of the Board of the Bank and all other members of the Board of the Bank, who are not employees of Metropolitan or the Bank, receive a $500 attendance fee for each meeting of the Board attended. Members of the Board of Directors of Metropolitan receive no fees for their services as such.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          The Compensation and Organization Committee of Metropolitan's Board of Directors consists of Messrs. Ketchum (Chair), Kaye, Bank, and Karman.

          Mr. Kaye, the Chairman of the Board, is the sole shareholder of Planned Residential Communities, Inc. which receives a $96,000 annual fee for employee benefit related services and multifamily property consulting services provided to Metropolitan.

          The law firm of Thompson Hine & Flory LLP, of which Malvin E. Bank is a partner, provided legal services to Metropolitan in 1997 and during the current fiscal year.

          Several of the directors and executive officers of Metropolitan purchased subordinated notes from Metropolitan during the Corporation's private offering of the 1993 Notes. These purchases were made on the same terms and at the same prices offered to unaffiliated investors. Mr. Kaye holds $515,000 principal amount of 1993 Notes and Mr. Ketchum holds $200,000 principal amount of 1993 Notes.

CERTAIN TRANSACTIONS

          The accounting firm of Amper, Politziner & Mattia, of which Alfonse M. Mattia is a partner, provided tax services to Metropolitan in 1997 and during the current fiscal year.

          As noted above, several of the directors and executive officers of Metropolitan purchased 1993 Notes from Metropolitan during the private offering of the 1993 Notes. These purchases were made on the same terms and at the same prices offered to unaffiliated investors. Mr. Miller holds $200,000 principal amount of 1993 Notes. In addition, the Metropolitan Savings Bank of Cleveland 401(k) Plan and the Planned Residential Communities Management Co. Inc. and Affiliates 401(k) Plan jointly own $400,000 principal amount of 1993 Notes. The Amper, Politziner & Mattia Profit Sharing Trust, of which Alfonse M. Mattia is a trustee, holds $200,000 principal amount of 1993 Notes.

          The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with Metropolitan's and the Bank's directors, officers, shareholders and associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and that do not involve more than the normal risk of collectability or present other unfavorable terms.

                       SECURITIES OWNERSHIP OF MANAGEMENT

          The following table sets forth, as of March 2, 1998, information concerning Common Shares beneficially owned by current directors of and nominees for director of Metropolitan, executive officers included in the Summary Compensation Table, and all directors, nominees for director and executive officers of Metropolitan and the Bank as a group. Except as otherwise noted, each beneficial owner listed has sole investment and voting power with respect to the Common Shares indicated.

                                                              AMOUNT AND NATURE OF
    NAME OF INDIVIDUAL OR PERSONS IN GROUP                BENEFICIAL OWNERSHIP (1)             PERCENT OF CLASS
  ----------------------------------------               --------------------------           -----------------------
Robert M. Kaye                                                    5,467,270 (2)                            77.5%
David G. Lodge                                                       22,700 (3)                              *
Malvin E. Bank                                                       15,000                                  *
David P. Miller                                                      30,000                                  *
Ralph D. Ketchum                                                     27,000 (4)                              *
James A. Karman                                                       5,000                                  *
Robert R. Broadbent                                                  30,000 (5)                              *
Marjorie M. Carlson                                                  15,000                                  *
Lois K. Goodman                                                      15,000 (6)                              *
Marguerite B. Humphrey                                               10,000                                  *
Alfonse M. Mattia                                                    60,000 (7)                              *
Patrick W. Bevack                                                     8,000                                  *

All directors and executive officers as a group
(12 persons)                                                      5,704,970                                80.9%

-------------------------

(1) The Common Shares indicated reflect the Corporation's completion, on December 10, 1997, of a two-for-one split in the form of a stock dividend to shareholders of record as of November 24, 1997.
(2)      Total includes 6,000 Common Shares held by Mr. Kaye as trustee.
(3) Total includes 2,100 Common Shares held by Mr. Lodge as custodian for his children and 1,600 Common Shares held by Mr.
         Lodge's spouse, as to which Mr. Lodge disclaims beneficial ownership.
(4) Total includes 7,000 Common Shares held by Mr. Ketchum's spouse, as to which Mr. Ketchum disclaims beneficial ownership.
(5) Total includes 5,500 Common Shares held by the Broadbent Family Foundation, of which Mr. Broadbent is Chair.
(6) Total includes 8,000 Common Shares held by Ms. Goodman's spouse, as to which Ms. Goodman disclaims beneficial ownership.

(7) Total includes 31,400 Common Shares held by Mr. Mattia as trustee, and 1,000 Common Shares held by Mr. Mattia's spouse, as to which Mr. Mattia disclaims beneficial ownership.

 * Represents less than 1% of Metropolitan's outstanding Common Shares.


                SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         Except as set forth below, no person is known to Metropolitan at March 2, 1998 to own beneficially within the meaning of the regulations of the Securities and Exchange Commission, more than 5% of Metropolitan's outstanding Common Shares.

         NAME AND ADDRESS                               AMOUNT AND NATURE
         OF BENEFICIAL OWNER                         OF BENEFICIAL OWNERSHIP (1)                     PERCENT OF CLASS
         -------------------                         ---------------------------                     ----------------
         Robert M. Kaye                                     5,467,270                                     77.5%
         6001 Landerhaven Drive
         Mayfield Heights, Ohio  44124

-------------------------
(1) The Common Shares indicated reflect the Corporation's completion, on December 10, 1997, of a two-for-one split in the form of a stock dividend to shareholders of record as of November 24, 1997.

CHANGE IN CONTROL

         As collateral for the Huntington Loan Agreement, Mr. Kaye pledged a portion of his Common Shares with a fair market value at least equal in value to 200% of any outstanding balance. At March 3, 1998, the outstanding balance under the Huntington Loan Agreement was $1.5 million.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION TABLE

        The following table sets forth certain information with respect to compensation provided by Metropolitan and its subsidiaries during the years ended December 31, 1997, 1996 and 1995, to its chief executive officer and Metropolitan's other executive officers whose annual salary and bonus exceed $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
              NAME AND                 FISCAL YEAR ENDED                                         ALL OTHER
         PRINCIPAL POSITION               DECEMBER 31              SALARY        BONUS        COMPENSATION (1)
         ------------------               -----------              ------        -----        ----------------
Robert M. Kaye,                               1997                  $351,000  $  75,000(2)         $4,750
Chairman of the Board and                     1996                   295,000     65,000(2)          4,750
Chief Executive Officer                       1995                   255,000        ---             4,620

David G. Lodge,                               1997                   242,654     75,000(2)          4,750
President, Assistant Treasurer and            1996                   205,000     65,000             4,750
Assistant Secretary                           1995                   175,000     50,000             4,571

Patrick W. Bevack,                            1997                   142,942      ----              4,750
Executive Vice President of the               1996                   135,000      7,500             4,750
Bank                                          1995                   125,000      7,000             4,275

-------------------------

(1) Represents the Bank's contribution to the Metropolitan Savings Bank of Cleveland 401(k) Plan.
(2)     Paid January of the following year.



OPTION GRANTS

         The following table provides information regarding grants of Options made during the year ended December 31, 1997, to each of the executive officers named in the Summary Compensation Table. All of the grants were made subject to shareholder approval of the Metropolitan Financial Corp. 1997 Stock Option Plan. All share and base price figures reflect the Corporation's completion, on December 10, 1997, of a two-for-one stock split.




OPTION/SAR GRANTS IN LAST FISCAL YEAR




                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                              ANNUAL RATES OF STOCK
                                                                                             PRICE APPRECIATION FOR
                                                 INDIVIDUAL GRANTS                            TEN YEAR OPTION TERM
                           ---------------------------------------------------------------   -----------------------
                                            % OF TOTAL
                             NUMBER OF        OPTIONS
                            SECURITIES      GRANTED TO     EXERCISE OR
                            UNDERLYING       EMPLOYEES      BASE PRICE      EXPIRATION
          NAME                OPTIONS        IN FISCAL      ($/SHARE)          DATE             5%            10%
          ----              GRANTED (#)        YEAR         ---------          ----             --            ---
                            -----------        ----

Robert M. Kaye                 300,000 (1)     75.0%        $10.1250        11/28/2007        $4,947,765     $7,878,510
                                30,000 (2)      7.5          11.1375        10/28/2007           544,254        866,634
David G. Lodge                  20,000 (1)      5.0          10.1250        11/28/2007           329,851        525,234
                                30,000 (2)      7.5          10.1250        10/28/2007           494,777        787,851
Patrick W. Bevack                2,000 (1)      0.5          10.1250        10/28/2007            32,985         52,523

-----------------------

(1) These options vest 50% on the third anniversary, 25% on the fourth anniversary and 25% on the fifth anniversary from the date of grant.

(2) These options granted in three groups of 10,000, each vesting 50%, 25% and 25% beginning on October 28, 2000, October 2001 and October 2002, respectively.

                     DESCRIPTION OF THE PREFERRED SECURITIES

GENERAL

         The following is a summary of certain terms and provisions of the Preferred Securities. The Trust Indenture Agreement will be qualified under the Trust Indenture Act. This summary of certain terms and provisions of the Preferred Securities does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Trust Agreement and the Trust Indenture Act. Wherever particular defined terms of the Trust Agreement are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Unless otherwise expressly stated or the context otherwise requires, all references to the "Corporation" appearing under this caption "Description of the Preferred Securities" and under the caption "Description of the Junior Subordinated Debentures" shall mean Metropolitan Financial Corp. excluding its consolidated subsidiaries.

DISTRIBUTIONS

         The Preferred Securities represent preferred undivided beneficial interests in the assets of the Trust Issuer. Distributions on such Preferred Securities will be payable at the annual rate of % of the stated Liquidation Amount of $10, payable quarterly in arrears on June 30, September 30, December 31 and March 31 of each year, to the holders of the Preferred Securities on the relevant record dates. The record date will be the 15th day of the preceding month in which the relevant Distribution payment date occurs. Distributions will accumulate from the date of the initial issuance of the Preferred Securities and are cumulative. The first Distribution payment date for the Preferred Securities will be June 30, 1998. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the principal corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

         So long as no event of default under the Indenture has occurred and is continuing, the Corporation has the right under the Indenture to defer the payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral of interest, quarterly Distributions on the Preferred Securities by the Trust Issuer will also be deferred during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum of % thereof, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein, shall include any such additional Distributions. During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock (other than (a) the reclassification of any class of the Corporation's capital stock into another class of capital stock, (b) dividends or distributions payable in common shares of the Corporation, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (d) payments under the Guarantee, and (e) purchases of common shares related to the issuance of common shares or rights under any of the Corporation's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures other than payments pursuant to the Guarantee. Additionally, during any such Extension Period, the Corporation shall not redeem, purchase or acquire less than all the outstanding Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid
(together with interest thereon at the rate of     %, compounded quarterly, to
the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period. See "Description of the Junior Subordinated Debentures--Right to Defer Interest Payment Obligation" and "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

         The revenue of the Trust Issuer available for distribution to holders of its Preferred Securities will be limited to payments under the Junior Subordinated Debentures in which the Trust Issuer will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of the Junior Subordinated Debentures." If the Corporation does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of

Distributions (if and to the extent the Trust Issuer has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Corporation on a limited basis as set forth herein under "Description of the Guarantee."

         The Corporation has no current intention of exercising its right to defer payments of interest on the Junior Subordinated Debentures.

SUBORDINATION OF THE COMMON SECURITIES

         Payment of Distributions on, and the Redemption Price of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of the Preferred Securities and the Common Securities; provided, however, that if on any Distribution Date or Redemption Date an event of default under the Indenture shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or, in the case of payment of the Redemption Price, the full amount of such Redemption Price on all of the outstanding Preferred Securities then called for redemption shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Preferred Securities then due and payable.

         In the case of any event of default under the Trust Agreement resulting from an event of default under the Indenture, the Corporation as holder of the Common Securities will be deemed to have waived any right to act with respect to any such event of default under the Trust Agreement until the effect of all such events of default with respect to the Preferred Securities shall have been cured, waived or otherwise eliminated. Until all such events of default under the Trust Agreement shall have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of the Corporation as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

REDEMPTION

         The Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at their Stated Maturity or earlier redemption as provided in the Indenture. The proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Preferred Securities upon not less than 30 nor more than 60 days' notice prior to the date fixed for repayment or redemption, at a redemption price equal to the aggregate Liquidation Amount of such Preferred Securities plus accumulated and unpaid Distributions thereon (the "Redemption Price") to the date of redemption (the "Redemption Date"). For a description of the Stated Maturity and redemption provisions of the Junior Subordinated Debentures, see "Description of the Junior Subordinated Debentures--General" and "--Redemption or Exchange."


         The Corporation has the option to redeem the Junior Subordinated Debentures prior to maturity on or after June 30, 2003, in whole at any time or in part from time to time, and thereby cause a mandatory redemption of a Like Amount of the Preferred Securities. Any time that a Tax Event, an Investment Company Event or a Capital Treatment Event (each as defined below) shall occur and be continuing, the Corporation has the right to redeem the Junior Subordinated Debentures in whole (but not in part) and thereby cause a mandatory redemption of the Preferred Securities in whole (but not in part). Any such redemption prior to the Stated Maturity will be subject to prior regulatory approval, if then required under applicable capital guidelines or regulatory policies, and to restrictions set forth in the 1995 Notes Indenture. See "Description of the Junior Subordinated Debentures--Redemption or Exchange" and "Description of the 1995 Notes."


REDEMPTION PROCEDURES

         Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of a Like Amount of the Junior Subordinated Debentures. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be paid on each Redemption Date only to the extent that the Trust Issuer has funds on hand available for the payment of such Redemption Price. See "Description of the Preferred Securities--Subordination of the Common Securities."

         If the Trust Issuer gives a notice of redemption in respect of the Preferred Securities, then, by 10:00 a.m., New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for the Preferred Securities called for redemption shall be payable to the holders of the Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then, upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding.

         In the event that any date fixed for redemption of the Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of the Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Trust Issuer or by the Corporation pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Trust Issuer for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

         Subject to applicable law (including, without limitation, United States federal securities law), the Corporation or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by private agreement.

         Payment of the Redemption Price on the Preferred Securities and any distribution of the Junior Subordinated Debentures to holders of the Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register for the Preferred Securities on the relevant record date, which date shall be one business day prior to the relevant Redemption Date, however, in the event the Preferred Securities do not remain in book entry form, the relevant record date shall be the date at least 15 days prior to the Redemption Date or liquidation date, as applicable.

         If less than all of the Preferred Securities and Common Securities issued by the Trust Issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of the Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, or, if the Preferred Securities are then held in the form of a global preferred security, in accordance with DTC's customary procedures. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of the Preferred Securities shall relate, in the case of the Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of the Preferred Securities which has been or is to be redeemed.

         Notice of any redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each holder of the Preferred Securities to be redeemed at its registered address. Unless the Corporation defaults in payment of the Redemption Price on the Junior Subordinated Debentures, on and after the Redemption Date interest will cease to accrue on the Junior Subordinated Debentures or portions thereof called for redemption.

LIQUIDATION OF THE TRUST ISSUER AND DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES TO HOLDERS

         The Corporation has the right at any time to dissolve the Trust Issuer and, after satisfaction of the liabilities of creditors of the Trust Issuer as provided by applicable law, cause Junior Subordinated Debentures to be distributed to the holders of the Preferred Securities and Common Securities in exchange therefor upon liquidation of the Trust Issuer.

         After the liquidation date fixed for any distribution of the Junior Subordinated Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, and (ii) DTC or its nominee, as the registered holder of Preferred Securities, will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution with respect to Preferred Securities held by DTC or its nominee, (iii) any certificates representing the Preferred Securities not held by DTC or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the stated Liquidation Amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such series of the Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

         Under current United States federal income tax law and interpretations, a distribution of the Junior Subordinated Debentures should not be a taxable event to holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences--Distribution of the Junior Subordinated Debentures to Holders of the Preferred Securities."







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

LIQUIDATION DISTRIBUTION UPON DISSOLUTION

         Pursuant to the Trust Agreement, the Trust Issuer shall automatically dissolve upon expiration of its term and shall dissolve on the first to occur of
(i) certain events of bankruptcy, dissolution or liquidation of the Corporation, subject in certain instances to any such event remaining in effect for a period of 90 consecutive days; (ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of its Preferred Securities, if the Corporation, as depositor, has given written direction to the Property Trustee to dissolve the Trust Issuer (which direction is optional and wholly within the discretion of the Corporation, as depositor); (iii) redemption of all of the Preferred Securities as described under "Description of the Preferred Securities-Redemption;" and (iv) the entry of an order for the dissolution of the Trust Issuer by a court of competent jurisdiction.

         If an early dissolution occurs as described in clause (i), (ii) or (iv) of the preceding paragraph, the Trust Issuer shall be liquidated by the Trust Issuer Trustees as expeditiously as the Trust Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Trust Issuer, if any, as provided by applicable law, to the holders of the Preferred Securities a Like Amount of the Junior Subordinated Debentures, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Trust Issuer available for distribution to holders, after satisfaction of liabilities to creditors of the Trust Issuer, if any, as provided by applicable law, an amount equal to, in the case of holders of the Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because the Trust Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust Issuer on Preferred Securities shall be paid on a pro rata basis. The Corporation, as the holder of the Common Securities, will be entitled to receive distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if an event of default under the Indenture has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities with respect to any such distributions.

EVENTS OF DEFAULT; NOTICE

         Any one of the following events constitutes an "Event of Default" under the Trust Agreement (an "Event of Default") with respect to the Trust Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

                  (i) the occurrence of an event of default under the Indenture (see "Description of the Junior Subordinated Debentures--Debenture Events of Default"); or

                  (ii) default in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

                  (iii) default in the payment of any Redemption Price when it becomes due and payable; or

                  (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Trust Issuer Trustees in the Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause
         (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Trust Issuer Trustee or Trustees by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

                  (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Corporation to appoint a successor Property Trustee within 60 days thereof.

         Within 90 days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the Preferred Securities, the Administrative Trustees and the Corporation, as depositor, unless such Event of Default shall have been cured or waived. The Corporation, as depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

         If an event of default under the Indenture has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities as described above. See "Description of the Preferred Securities--Subordination of the Common Securities" and "--Liquidation Distribution Upon Dissolution". The existence of an event of default does not entitle the holders of the Preferred Securities to accelerate the payment thereof.






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

REMOVAL OF THE TRUST ISSUER TRUSTEES

         Unless an event of default under the Indenture shall have occurred and be continuing, any Trust Issuer Trustee may be removed at any time by the holder of the Common Securities. If an event of default under the Indenture has occurred and is continuing, the Property Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Corporation as the holder of the Common Securities. No resignation or removal of any Trust Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the Trust Agreement.

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

         Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act, if applicable, or of any jurisdiction in which any part of the Trust Property (as defined in the Trust Agreement) may at the time be located, the Corporation, as the holder of the Common Securities, shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In the event an event of default under the Indenture has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF THE TRUST ISSUER TRUSTEES

         Any entity into which the Property Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which such Trustee shall be a party or any entity succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such entity shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE TRUST ISSUER

         The Trust Issuer may not merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to any entity or other Person, except as described below or as otherwise described in the Trust Agreement. The Trust Issuer may, at the request of the Corporation, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities or the Property Trustee, merge with or into, consolidate, amalgamate, be replaced by, convey, transfer or lease its properties and assets substantially as an entirety to, a trust organized as such under the laws of any State: provided, that (i) such successor entity either (a) expressly assumes all of the obligations of the Trust Issuer with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) the Corporation expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) the Successor Securities are registered or listed, or any Successor Securities will be registered or listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then registered or listed (including, if applicable, the Nasdaq Stock Market's National Market), if any,
(iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Trust Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Corporation has received an opinion from independent counsel to the Trust Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act") and
(viii) the Corporation or any permitted successor or assignee owns all of the common securities or its equivalent of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust Issuer shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Trust Issuer or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.







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

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

         Except as provided below and under "Description of the Guarantee--Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

         The Trust Agreement may be amended from time to time by the Corporation, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities, (i) with respect to acceptance of appointment of a successor trustee, (ii) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement or (iii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Trust Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that the Preferred Securities are outstanding or to ensure that the Trust Issuer will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in the case of clause (ii), such action shall not adversely affect in any material respect the interests of any holder of the Preferred Securities, and any such amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of the Preferred Securities. The Trust Agreement may be amended by the Trust Issuer Trustees and the Corporation with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Preferred Securities and (ii) receipt by the Trust Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Trust Issuer Trustees in accordance with such amendment will not affect the Trust Issuer's status as a grantor trust for United States federal income tax purposes or the Trust Issuer's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of the Preferred Securities, the Trust Agreement may not be amended to (a) change the amount or timing of any Distribution on the Preferred Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Preferred Securities as of a specified date or (b) restrict the right of a holder of the Preferred Securities to institute suit for the enforcement of any such payment on or after such date.

         So long as the Junior Subordinated Debentures are held by the Property Trustee, the Trust Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of the Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Preferred Securities. The Trust Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of the Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Trust Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

         Any required approval of holders of the Preferred Securities may be given at a meeting of holders of the Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of the Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of the Preferred Securities in the manner set forth in the Trust Agreement.

         No vote or consent of the holders of the Preferred Securities will be required for the Trust Issuer to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

         Notwithstanding that holders of the Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Corporation, the Trust Issuer Trustees or any affiliate of the Corporation or the Trust Issuer Trustees shall, for purposes of such vote or consent, be treated as if they were not outstanding.

LIQUIDATION VALUE

         The amount payable on the Preferred Securities in the event of any liquidation of the Trust Issuer is $10 per Preferred Security plus accumulated and unpaid Distributions, which may be in the form of a distribution of such amount in Junior Subordinated Debentures, subject to certain exceptions. See "Description of the Preferred Securities--Liquidation Distribution Upon Dissolution."







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

EXPENSES AND TAXES

         In the Indenture, the Corporation, as borrower, has agreed to pay all debts and other obligations (other than with respect to the Preferred Securities) and all costs and expenses of the Trust Issuer (including costs and expenses relating to the organization of the Trust Issuer, the fees and expenses of the Trust Issuer Trustee and the costs and expenses relating to the operation of the Trust Issuer) and to pay any and all taxes and all costs and expenses with respect thereto (other than United States withholding taxes) to which the Trust Issuer might become subject. The foregoing obligations of the Corporation under the Indenture are for the benefit of, and shall be enforceable by, any person to whom any such debts, obligations, costs, expenses and taxes are owed (a "Creditor") whether or not such Creditor has received notice thereof. Any such Creditor may enforce such obligations of the Corporation directly against the Corporation, and the Corporation has irrevocably waived any right or remedy to require that any such Creditor take any action against the Trust Issuer or any other person before proceeding against the Corporation. The Corporation has also agreed in the Indenture to execute such additional agreements as may be necessary or desirable to give full effect to the foregoing.

BOOK ENTRY, DELIVERY AND FORM

         The Preferred Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and registered in the name of DTC's nominee. Unless and until it is exchangeable in whole or in part for the Preferred Securities in definitive form, a global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of such depository or a nominee of such successor.

         Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("Participants") or persons that may hold interests through Participants. The Corporation expects that, upon the issuance of a global security, DTC will credit, on its book-entry registration and transfer system, the Participants' accounts with their respective principal amounts of the Preferred Securities represented by such global security. Ownership of beneficial interests in such global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of Participants) and on the records of Participants (with respect to interests of Persons held through Participants). Beneficial owners will not receive written confirmation from DTC of their purchase, but are expected to receive written confirmations from the Participants through which the beneficial owner entered into the transaction. Transfers of ownership interests will be accomplished by entries on the books of Participants acting on behalf of the beneficial owners.

         So long as DTC, or its nominee, is the registered owner of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such global security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to receive physical delivery of the Preferred Securities in certificated form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in such a global security must rely on the procedures of DTC and, if such person is not a Participant, on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder of Preferred Securities under the Indenture. The Corporation understands that, under DTC's existing practices, in the event that the Corporation requests any action of holders, or an owner of a beneficial interest in such a global security desires to take any action which a holder is entitled to take under the Indenture, DTC would authorize the Participants holding the relevant beneficial interests to take such action, and such Participants would authorize beneficial owners owning through such Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. Redemption notices will also be sent to DTC. If less than all of the Preferred Securities are being redeemed, the Corporation understands that it is DTC's existing practice to determine by lot the amount of the interest of each Participant to be redeemed.

         Distributions on the Preferred Securities registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the global security representing such Preferred Securities. None of the Corporation, the Trust Issuer Trustees, the Administrators, any Paying Agent (as defined herein) or any other agent of the Corporation or the Trust Issuer Trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. Disbursements of Distributions to Participants shall be the responsibility of DTC. DTC's practice is to credit Participants' accounts on a payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Corporation, the Trust Issuer Trustees, the Paying Agent or any other agent of the Corporation, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC may discontinue providing its services as securities depository with respect to the Preferred Securities at any time by giving reasonable notice to the Corporation or the Trust Issuer Trustees. If DTC notifies the Corporation or the Trust Issuer Trustees that it is unwilling to continue as such, or if it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a






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

successor depository is not appointed by the Corporation within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, the Corporation will issue the Preferred Securities in definitive form upon registration of transfer of, or in exchange for, such global security. In addition, the Corporation may, at any time and in its sole discretion, determine not to have the Preferred Securities represented by one or more global securities and, in such event, will issue Preferred Securities in definitive form in exchange for all of the global securities representing such Preferred Securities.

         DTC has advised the Corporation and the Trust Issuer as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic book entry changes to accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

         The information in this section concerning DTC and book-entry systems has been obtained from sources that the Corporation and the Trust Issuer believe to be reliable, but neither the Corporation nor the Trust Issuer take responsibility for the accuracy thereof.

SAME-DAY SETTLEMENT AND PAYMENT

         Settlement for the Preferred Securities will be made by the Underwriter in immediately available funds.

         Secondary trading in preferred securities of corporate issuers is generally settled in clearinghouse or next-day funds. In contrast, the Preferred Securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in the Preferred Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Preferred Securities.

PAYMENT AND PAYING AGENCY

         Payments in respect of the Preferred Securities will be made to DTC, which will credit the relevant accounts at DTC on the applicable Distribution Dates or, if the Preferred Securities are not held by DTC, such payments will be made by check mailed to the address of the holder entitled thereto, as such address appears on the securities register for the Trust Securities. The paying agent (the "Paying Agent") will initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrators. The Paying Agent will be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Administrators. If the Property Trustee is no longer the Paying Agent, the Property Trustee will appoint a successor (which must be a bank or trust company reasonably acceptable to the Administrators) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

         The Property Trustee will act as the registrar and the transfer agent for the Preferred Securities. Registration of transfers of Preferred Securities will be effected without charge by or on behalf of the Trust Issuer, except for the payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. In the event of any redemption, the Trust Issuer will not be required to (i) issue, register the transfer of, or exchange any Preferred Securities during a period beginning at the opening of business 15 days before the date of mailing of a notice of redemption of any Preferred Securities called for redemption and ending at the close of business on the day of such mailing or (ii) register the transfer of or exchange any Preferred Securities so selected for redemption, in whole or in part, except the unredeemed portion of any such Preferred Securities being redeemed in part.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

         The Property Trustee, other than upon the occurrence and during the continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee will take such






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

action as it deems advisable and in the best interests of the holders of the Preferred Securities and will have no liability except for its own negligence or willful misconduct.

MISCELLANEOUS

         The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Trust Issuer in such a way that the Trust Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Corporation for United States federal income tax purposes. In this connection, the Corporation and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust Issuer or the Trust Agreement, that the Corporation and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes.

         Holders of the Preferred Securities have no preemptive or similar rights.

         The Trust Agreement and the Preferred Securities will be governed by, and construed in accordance with, the laws of the State of Delaware.

                DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

         The Junior Subordinated Debentures are to be issued under an Indenture (the "Indenture") between the Corporation and Wilmington Trust Company, as trustee (the "Debenture Trustee"). The Indenture will be qualified as an Indenture under the Trust Indenture Act. This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, and to the Trust Indenture Act. Wherever particular defined terms of the Indenture are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

         Concurrently with the issuance of the Preferred Securities, the Trust Issuer will invest the proceeds thereof, together with the consideration paid by the Corporation for the Common Securities, in the Junior Subordinated Debentures. The Junior Subordinated Debentures will bear interest at the annual
rate of     %, payable quarterly in arrears on June 30, September 30, December
31 and March 31 of each year (each, an "Interest Payment Date"), commencing June 30, 1998, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the Business Day next preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Trust Issuer, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent
permitted by applicable law) at the rate per annum of     % thereof, compounded
quarterly from the relevant Interest Payment Date. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Interest (as defined below), as applicable.

         The Junior Subordinated Debentures will mature on June 30, 2028 (the "Stated Maturity").

         The Junior Subordinated Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of the Corporation. Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary, including the Bank, upon such subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent that the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, and holders of the Junior Subordinated Debentures should look only to the assets of the Corporation for payments on the Junior Subordinated Debentures. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation, including Senior Indebtedness, whether under the Indenture or any existing or other indenture that the Corporation may enter into in the future or otherwise.

RIGHT TO DEFER INTEREST PAYMENT OBLIGATION

         So long as no event of default under the Indenture has occurred and is continuing, the Corporation has the right under the Indenture at any time or from time to time during the term of the Junior Subordinated Debentures to defer the payment of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of each Extension Period, the Corporation must pay all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest on such unpaid interest at the
annual rate of     %, compounded quarterly from the relevant Interest Payment
Date, to the extent permitted by applicable law, referred to herein as "Compounded Interest"). During an Extension Period, interest would continue to accrue and holders of the Junior Subordinated Debentures would be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount."

         During any such Extension Period, the Corporation may not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock (other than (a) the reclassification of any class of the Corporation's capital stock into another class of capital stock, (b) dividends or distributions in common shares of the Corporation, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (d) payments under the Guarantee, and (e) purchases of common shares related to the issuance of common shares or rights under any of the Corporation's benefit plans for its directors, officers or employees) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures other than payments pursuant to the Guarantee. Additionally, during any such Extension Period, the Corporation shall not redeem, purchase or acquire less than all the outstanding Junior Subordinated Debentures or any of the Preferred Securities. Prior to the termination of any such Extension Period, the Corporation may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid
(together with interest thereon at the rate of     %, compounded quarterly, to
the extent permitted by applicable law), the Corporation may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Corporation must give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election of such Extension Period at least one Business Day prior to the earlier of (i) the date interest on the Junior Subordinated Debentures would have been payable except for the election to begin such Extension Period or (ii) the date the Administrative Trustees are required to give notice of the record date, or the date such Distributions are payable, to the Nasdaq Stock Market's National Market or other applicable self-regulatory organization or to holders of the Preferred Securities as of the record date or the date such Distributions are payable, but in any event not less than one Business Day prior to such record date. The Debenture Trustee shall give notice of the Corporation's election to begin a new Extension Period to the holders of the Preferred Securities. There is no limitation on the number of times that the Corporation may elect to begin an Extension Period.

ADDITIONAL INTEREST

         If the Trust Issuer or the Property Trustee is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Corporation will pay such additional amounts (the "Additional Sums") on the Junior Subordinated Debentures as shall be required so that the Distributions payable by the Trust Issuer shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

REDEMPTION OR EXCHANGE


         The Corporation will have the right to redeem the Junior Subordinated Debentures prior to maturity (i) on or after June 30, 2003, in whole at any time or in part from time to time, or (ii) at any time in whole (but not in part) within 90 days following the occurrence and continuation of a Tax Event, an Investment Company Event or a Capital Treatment Event, in each case at a redemption price equal to the accrued and unpaid interest on the Junior Subordinated Debentures so redeemed to the date fixed for redemption, plus 100% of the principal amount thereof. Any such redemption prior to the Stated Maturity will be subject to prior regulatory approval, if then required under applicable capital guidelines or regulatory policies, and to restrictions set forth in the 1995 Notes Indenture. See "Description of the 1995 Notes."


         The Junior Subordinated Debentures will not be subject to any sinking fund.

         Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date to each Holder of the Junior Subordinated Debentures to be redeemed at its registered address. Unless the Corporation defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on the Junior Subordinated Debentures or portions thereof called for redemption.

         "Investment Company Event" means the receipt by the Trust Issuer of an Opinion of Counsel to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, the Trust Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change becomes effective on or after the date of original issuance of the Preferred Securities.

         "Capital Treatment Event" means the receipt by the Trust Issuer of an Opinion of Counsel to the effect that as a result of any amendment to, or change (including any proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision thereof or therein, or as a result of any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such proposed change, pronouncement, action or decision is announced on or after the date of original issuance of the Preferred Securities, there is more than an insubstantial risk that the Preferred Securities would not constitute Tier 1 Capital (or the then equivalent thereof) applied as if the Corporation (or its successor) were a bank holding company for purposes of the capital adequacy guidelines of the Federal Reserve (or any successor regulatory authority with jurisdiction over bank holding companies), or any capital adequacy guidelines as then in effect and applicable to the Corporation. There are currently no capital adequacy guidelines applicable to savings and loan holding companies such as the Corporation.

         "Tax Event" means the receipt by the Trust Issuer of an Opinion of Counsel to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to United Stated federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, (ii) interest payable by the Corporation on the Junior Subordinated Debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Corporation, in whole or in part, for United States federal income tax purposes or (iii) the Trust Issuer is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

         "Opinion of Counsel" means an opinion in writing of independent legal counsel experienced in such matters as being opined upon, that is delivered to the Trust Issuer Trustees.

         "Additional Interest" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust Issuer on the outstanding Preferred Securities and Common Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Trust Issuer has become subject as a result of a Tax Event.

         "Like Amount" means (i) with respect to a redemption of the Preferred Securities, Preferred Securities having a Liquidation Amount equal to that portion of the principal amount of the Junior Subordinated Debentures to be contemporaneously redeemed in accordance with the Indenture, allocated to the Common Securities and to the Preferred Securities pro rata based upon the relative Liquidation Amounts of such Common Securities and Preferred Securities and the proceeds of which will be used to pay the Redemption Price of such Common Securities and Preferred Securities and (ii) with respect to a distribution of the Junior Subordinated Debentures to holders of the Preferred Securities in exchange therefor in connection with a dissolution or liquidation of the Trust Issuer, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Preferred Securities of the holder to whom such Junior Subordinated Debentures would be distributed.

AUTHENTICATION

         A Junior Subordinated Debenture shall not be valid until authenticated manually by an authorized signatory of the Debenture Trustee, or by an Authenticating Agent. Such signature shall be conclusive evidence that the Junior Subordinated Debenture so authenticated has been duly authenticated and delivered under the Indenture and that the holder is entitled to the benefits of the Indenture. Each Junior Subordinated Indenture shall be dated the date of its authentication by the Debenture Trustee.

REGISTRATION, DENOMINATION AND TRANSFER

         The Junior Subordinated Debentures will initially be registered in the name of Cede & Co., as nominee of DTC, on behalf of the Trust Issuer. If the Junior Subordinated Debentures are distributed to holders of Preferred Securities, it is anticipated that the depository arrangements for the Junior Subordinated Debentures will be substantially identical to those in effect for the Preferred Securities. See "Description of Preferred Securities -- Book Entry, Delivery and Form."

         Although DTC has agreed to the procedures described above, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Corporation within 90 days of receipt of notice from DTC to such effect, the Corporation will cause the Junior Subordinated Debentures to be issued in certificated form.

         Payments on Junior Subordinated Debentures represented by a global security will be made to Cede & Co., the nominee for DTC, as the registered holder of the Junior Subordinated Debentures, as described under "Description of Preferred Securities -- Book Entry, Delivery and Form." If Junior Subordinated Debentures are issued in certificated form, principal and interest will be payable, the transfer of the Junior Subordinated Debentures will be registrable, and Junior Subordinated Debentures will be exchangeable for Junior Subordinated Debentures of other authorized denominations of a like aggregate principal amount, at the corporate trust office of the Debenture Trustee in Wilmington, Delaware or at the offices of any Paying Agent or transfer agent appointed by the Corporation, provided that payment of interest may be made at the option of the Corporation by check mailed to the address of the persons entitled thereto. However, at the option of the Corporation, a holder of $1 million or more in aggregate principal amount of Junior Subordinated Debentures may receive payments of interest (other than interest payable at the Stated Maturity) by wire transfer of immediately available funds upon written request to the Debenture Trustee not later than 15 calendar days prior to the date on which the interest is payable.

         Junior Subordinated Debentures will be exchangeable for other Junior Subordinated Debentures of like tenor, of any authorized denominations and of a like aggregate principal amount.

         Junior Subordinated Debentures may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the securities registrar appointed under the Indenture or at the office of any transfer agent designated by the Corporation for such purpose without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Corporation will appoint the Debenture Trustee as securities registrar under the Indenture. The Corporation may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures.

         In the event of any redemption, neither the Corporation nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

         Any monies deposited with the Debenture Trustee or any paying agent, or then held by the Corporation in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Corporation, be repaid to the Corporation and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Corporation for payment thereof.

RESTRICTIONS ON CERTAIN PAYMENTS

         The Corporation will also covenant, as to the Junior Subordinated Debentures, that, during any Extension Period, it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Corporation's capital stock (other than (a) the reclassification of any class of the Corporation's capital stock into another class of capital stock, (b) dividends or distributions payable in common shares of the Corporation, (c) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of shares under any such plan in the future or the redemption or repurchase of any such rights pursuant thereto, (d) payments under the Guarantee, and (e) purchases of common shares related to the issuance of common shares or rights under any of the Corporation's benefit plans for its directors, officers or employees), (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Corporation that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures, or (iii) make any guarantee payments with respect to any guarantee by the Corporation of the debt securities of any subsidiary of the Corporation if such guarantee ranks pari passu with or junior in right of payment to the Junior Subordinated Debentures other than payments pursuant to the Guarantee. Additionally, the Corporation shall not redeem, purchase or acquire less than all the outstanding Junior Subordinated Debentures or any of the Preferred Securities if at such time (a) there shall have occurred an event of default under the Indenture, (b) the Corporation shall be in default with respect to its obligations under the Guarantee relating to such Preferred Securities or (c) the Corporation shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.







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

MODIFICATION OF INDENTURE

         From time to time the Corporation and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies, provided that any such action does not materially adversely affect the interest of the holders of the Junior Subordinated Debentures or the ability to qualify, or maintain the qualification of, the Indenture under the Trust Indenture Act. The Indenture contains provisions permitting the Corporation and the Debenture Trustee, with the consent of the holders of not less than a majority in principal amount of the Junior Subordinated Debentures affected, to modify the Indenture in a manner affecting the rights of the holders of the Junior Subordinated Debentures, provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debenture so affected, (i) extend the Stated Maturity of the Junior Subordinated Debentures, reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon or (ii) reduce the percentage of principal amount of the Junior Subordinated Debentures, the holders of which are required to consent to any such modification of the Indenture.

DEBENTURE EVENTS OF DEFAULT

         The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures that has occurred and is continuing constitutes a "Debenture Event of Default":

                  (i) failure for 30 days to pay interest (including Additional Interest or Compounded Interest, if any) on the Junior Subordinated Debentures when due (subject to the deferral of certain due dates in the case of an Extension Period); or

                  (ii) failure to pay any principal on the Junior Subordinated Debentures when due, whether at maturity, upon declaration of acceleration of maturity or otherwise; or

                  (iii) failure to observe or perform certain other covenants contained in the Indenture for 90 days after written notice to the Corporation from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of the outstanding Junior Subordinated Debentures; or

                  (iv) certain events in bankruptcy, insolvency or reorganization of the Corporation, subject in certain instances to any such event remaining in effect for a period of 60 consecutive days.

         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

         The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. The Corporation is required to file annually with the Debenture Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants applicable to it under the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF THE PREFERRED SECURITIES

         If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of the Corporation to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is otherwise payable, a holder of the Preferred Securities may institute a Direct Action. The Corporation may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the Trust Issuer may become subject to the reporting obligations under the Exchange Act. The Corporation shall have the right under the Indenture to set-off any payment made to such holder of the Preferred Securities by the Corporation in connection with a Direct Action.

         The holders of the Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures. See "Description of the Preferred Securities--Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

         The Indenture provides that the Corporation shall not consolidate with or merge into any other entity or convey, transfer or lease its properties and assets substantially as an entirety to any entity, and no entity shall consolidate with or merge into the Corporation or convey, transfer or lease its properties and assets substantially as an entirety to the Corporation, unless:
(i) in the event the Corporation consolidates with or merges into another entity or conveys or transfers its properties and assets substantially as an entirety to any entity, the successor entity is organized under the laws of the United States or any state or the District of Columbia, and such successor entity expressly assumes the Corporation's obligations on the Junior Subordinated Debentures issued under the Indenture; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed by the Indenture are met.

         The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other change in control transaction involving the Corporation that may adversely affect holders of the Junior Subordinated Debentures.

SATISFACTION AND DISCHARGE

         The Indenture provides that when, among other things, all of the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Corporation deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debentures are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Indenture will cease to be of further effect (except as to the Corporation's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Corporation will be deemed to have satisfied and discharged the Indenture.

SUBORDINATION

         In the Indenture, the Corporation has covenanted and agreed that the Junior Subordinated Debentures issued thereunder will be subordinate and junior in right of payment to all Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon the liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Corporation, the holders of Senior Indebtedness will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Indebtedness before the holders of the Junior Subordinated Debentures, or the Property Trustee on behalf of the holders, will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures.

         In the event of the acceleration of the maturity of any of the Junior Subordinated Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of the Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the principal of or interest, if any, on the Junior Subordinated Debentures.

         No payments on account of principal or interest, if any, in respect of the Junior Subordinated Debentures may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

         "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent: (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person whether incurred on or prior to the date of the Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and (vii) every obligation of the type referred to in clauses (i) through (vi) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

         "Senior Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debentures or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debentures; provided, however, that Senior Debt shall not be deemed to include:
(i) any Debt of the Corporation which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to the Corporation, (ii) any Debt of the Corporation to any of its subsidiaries, and (iii) any Debt to any employee of the Corporation.

         "Subordinated Debt" means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Corporation whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Indenture or thereafter incurred, which is by its terms expressly provided to be junior and subordinate to other Debt of the Corporation (other than the Junior Subordinated Debentures), except that Subordinated Debt shall not include debentures sold by the Corporation to the Trust.

         The Indenture places no limitation on the amount of Senior Indebtedness, that may be incurred by the Corporation. The Corporation may from time to time incur indebtedness constituting Senior Indebtedness.

GOVERNING LAW

         The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

         The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES

         As described under "Description of the Preferred Securities--Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders," under certain circumstances involving the termination of the Trust Issuer, Junior Subordinated Debentures may be distributed to the holders of the Preferred Securities in exchange therefor upon liquidation of the Trust Issuer, after satisfaction of liabilities to creditors of the Trust Issuer as provided by applicable law. Any such distribution will be subject to receipt of prior regulatory approval if then required. If the Junior Subordinated Debentures are distributed to the holders of Preferred Securities upon the liquidation of the Trust Issuer, the Corporation will use its best efforts to list the Junior Subordinated Debentures on the Nasdaq Stock Market's National Market or such stock exchanges, if any, on which the Preferred Securities are then listed. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of the Preferred Securities.

PAYMENT AND PAYING AGENTS

         Payment of principal of and any interest on the Junior Subordinated Debentures will be made at the offices of the Debenture Trustee in the city of Wilmington, Delaware or at the offices of such Paying Agent or Paying Agents as the Corporation may designate from time to time, except that at the option of the Corporation payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Payment of any interest on the Junior Subordinated Debentures will be made to the Person in whose name the Junior Subordinated Debenture is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Corporation may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however, the Corporation will at all times be required to maintain a Paying Agent in each Place of Payment for the Junior Subordinated Debentures.

         Any monies deposited with the Debenture Trustee or any Paying Agent, or then held by the Corporation in trust, for the payment of the principal of or interest on the Junior Subordinated Debentures and remaining unclaimed for two years after such principal or interest has become due and payable shall be repaid to the Corporation upon written request of the Corporation on May 31 of each year or (if then held in trust by the Corporation) will be discharged from such trust and the holders of the Junior Subordinated Debentures shall thereafter look, as general unsecured creditors, only to the Corporation for payment thereof.

REGISTRAR AND TRANSFER AGENT

         The Debenture Trustee will act as the registrar and the transfer agent for the Junior Subordinated Debentures. Junior Subordinated Debentures may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the registrar. The Corporation may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts; provided that the Corporation maintains a transfer agent in the place of payment. The Corporation may at any time designate additional transfer agents with respect to the Junior Subordinated Debentures. In the event of any redemption, neither the Corporation nor the Debenture Trustee will be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption, or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

                          DESCRIPTION OF THE GUARANTEE

         A Guarantee will be executed and delivered by the Corporation concurrently with the issuance of the Preferred Securities, and held by the Guarantee Trustee for the benefit of the holders from time to time of such Preferred Securities (the "Guarantee"). The Guarantee will be qualified under the Trust Indenture Act. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee and the Trust Indenture Act. Wherever particular defined terms of the Guarantee are referred to, but not defined herein, such defined terms are incorporated herein by reference. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

GENERAL

         The Corporation will irrevocably agree to pay in full, on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust Issuer may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust Issuer (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accrued and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Trust Issuer has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that the Trust Issuer has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding-up or termination of the Trust Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution, to the extent that the Trust Issuer has funds available therefor at such time, and (b) the amount of assets of the Trust Issuer remaining available for distribution to holders of the Preferred Securities after satisfaction of liabilities to creditors of the Trust Issuer as required by applicable law. The Corporation's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Corporation to the holders of the Preferred Securities or by causing the Trust Issuer to pay such amounts to such holders.

         The Guarantee will be an irrevocable guarantee, on a subordinated basis, of the Trust Issuer's obligations under the Preferred Securities, but will apply only to the extent that the Trust Issuer has funds sufficient to make such payments, and is not a guarantee of collection.

         If the Corporation does not make interest payments on the Junior Subordinated Debentures held by the Trust Issuer, the Trust Issuer will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. The Guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness of the Corporation. See "Description of the Guarantee-Status of the Guarantee." Because the Corporation is a holding company, the right of the Corporation to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Corporation may itself be recognized as a creditor of that subsidiary. Accordingly, the Corporation's obligations under the Guarantee will be effectively subordinated to all existing and future liabilities of the Corporation's subsidiaries, and claimants should look only to the assets of the Corporation for payments thereunder. The Guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Corporation, including Senior Indebtedness, whether under the Indenture, any other indenture that the Corporation may enter into in the future, or otherwise. The Corporation may from time to time to incur indebtedness constituting Senior Indebtedness.

         The Corporation and the Trust Issuer believe that, taken together, the obligations of the Corporation under the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the Trust Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Junior Subordinated Debentures, the Expense Agreement and the Guarantee."

STATUS OF THE GUARANTEE

         The Guarantee will constitute an unsecured obligation of the Corporation and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Corporation in the same manner as the Junior Subordinated Debentures.

         The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust Issuer or upon distribution to the holders of the Preferred Securities of the Junior Subordinated Debentures.

AMENDMENTS AND ASSIGNMENT

         Except with respect to any changes that do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

EVENTS OF DEFAULT

         An event of default under the Guarantee will occur upon the failure of the Corporation to perform any of its payments or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

         The Corporation, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Corporation is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

         The Guarantee Trustee, other than during the occurrence and continuance of a default by the Corporation in the performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of the Preferred Securities unless it is offered reasonable indemnity by such holder against the costs, expenses and liabilities that might be incurred thereby. The Guarantee Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Guarantee Trustee reasonably believes repayment or adequate indemnity is not reasonably assured to it.

TERMINATION OF THE GUARANTEE

         The Guarantee will terminate and be of no further force and effect upon
(a) full payment of the Redemption Price of the Preferred Securities, (b) full payment of the amounts payable upon liquidation of the Trust Issuer, or (c) distribution of the Junior Subordinated Debentures to the holders of the Preferred Securities in exchange therefor. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the Preferred Securities must restore payment of any sums paid under the Preferred Securities or the Guarantee.

GOVERNING LAW

         The Guarantee will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

THE EXPENSE AGREEMENT

         Pursuant to the Expense Agreement entered into by the Corporation under the Trust Agreement (the "Expense Agreement"), the Corporation will irrevocably and unconditionally guarantee to each person or entity to whom the Trust Issuer becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Trust Issuer, other than obligations of the Trust Issuer to pay to the holders of the Preferred Securities the amounts due such holders pursuant to the terms of the Preferred Securities. Third party creditors of the Trust Issuer may proceed directly against the Corporation under the Expense Agreement, regardless of whether such creditors had notice of the Expense Agreement.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                       THE JUNIOR SUBORDINATED DEBENTURES,
                     THE EXPENSE AGREEMENT AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

         Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Trust Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by the Corporation as and to the extent set forth under "Description of the Guarantee." The Corporation and the Trust Issuer believe that, taken together, the obligations of the Corporation under the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the Trust Issuer's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust Issuer's obligations under the Preferred Securities. If and to the extent that the Corporation does not make payments on the Junior Subordinated Debentures, the Trust Issuer will not pay Distributions or other amounts due on its Preferred Securities. The Guarantee does not cover payment of Distributions when the Trust Issuer does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of the Preferred Securities is to institute a Direct Action against the Corporation for enforcement of payment of such Distributions to such holder. The obligations of the Corporation under the Guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

SUFFICIENCY OF PAYMENTS

         As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because: (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Preferred Securities and Common Securities, (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the distribution rate and Distribution and other payment dates for the Preferred Securities, (iii) the Corporation shall pay for all and any costs, expenses and liabilities of the Trust Issuer except the Trust Issuer's obligations to holders of its Preferred Securities, and (iv) the Trust Agreement further provides that the Trust Issuer will not engage in any activity that is not consistent with the limited purposes of the Trust Issuer.

         Notwithstanding anything to the contrary contained in the Indenture, the Corporation has the right to set-off any payment it is otherwise required to make thereunder if, and to the extent, the Corporation has theretofore made, or is concurrently making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF THE PREFERRED SECURITIES

         A holder of a Preferred Security may institute a legal proceeding directly against the Corporation to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust Issuer or any other person or entity.

         A default or event of default under any Senior Indebtedness of the Corporation would not constitute a default or event of default under the Indenture. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of the Corporation, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Junior Subordinated Debentures would constitute an event of default under the Indenture.

LIMITED PURPOSE OF THE TRUST ISSUER

         The Preferred Securities evidence preferred undivided beneficial interests in the Trust Issuer, and the Trust Issuer exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Junior Subordinated Debentures. A principal difference between the rights of a holder of a Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Corporation the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of the Preferred Securities is entitled to receive Distributions from the Trust Issuer (or from the Corporation under the Guarantee) if, and to the extent, the Trust Issuer has funds available for the payment of such Distributions.

RIGHTS UPON DISSOLUTION

         Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Trust Issuer involving the liquidation of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Trust Issuer, if any, as provided by applicable law, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Trust Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities-Liquidation Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Corporation, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Corporation, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any shareholders of the Corporation receive payments or distributions. Since the Corporation is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Trust Issuer (other than the Trust Issuer's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of the Junior Subordinated Debentures relative to other creditors and to shareholders of the Corporation in the event of liquidation or bankruptcy of the Corporation are expected to be substantially the same.

                          DESCRIPTION OF THE 1995 NOTES

         In December 1995, $14.0 million of the 1995 Notes were issued in a public offering pursuant to the 1995 Notes Indenture. The 1995 Notes will mature on January 1, 2005. Interest on the 1995 Notes accrues at the rate of 9 5/8% per annum and is payable monthly. The 1995 Notes are not redeemable, in whole or in part, by the Corporation prior to December 1, 1998. After December 1, 1998, the 1995 Notes may be redeemed by the Corporation according to the following schedule:


                  IF REDEEMED DURING THE                         REDEMPTION
                    12 MONTHS BEGINNING                             PRICE
                   ---------------------                           ------
December 1, 1998......................................              103%
December 1, 1999......................................              101 1/2%
December 1, 2000 and thereafter.......................              100%

         The 1995 Notes may also be repurchased in privately negotiated or open market transactions.

         The terms of the 1995 Notes are governed by the 1995 Notes Indenture. The 1995 Notes Indenture limits the amount of Funded Indebtedness of the Corporation and all of its subsidiaries to 80% of Consolidated Net Worth. "Funded Indebtedness" and "Consolidated Net Worth" are defined in the 1995 Notes Indenture. As of December 31, 1997, the amount of Funded Indebtedness the Corporation could incur under the 1995 Notes Indenture was $29.3 million. The 1995 Notes Indenture permits the incurrence of junior indebtedness, which is defined as the principal amount of, and interest on, any Funded Indebtedness whether now outstanding or hereafter created, incurred, assumed or guaranteed, provided that in the instrument creating or evidencing such Funded Indebtedness or pursuant to which such Funded Indebtedness is outstanding it is provided that
(1) such indebtedness is junior in right of payment to the 1995 Notes, (2) no payments with respect to such indebtedness may be made at any time that an Event of Default (as defined in the 1995 Notes Indenture) shall have occurred and be continuing and (3) no payments other than the payment of interest may be made with respect to such indebtedness at any time the 1995 Notes are Outstanding (as defined in the 1995 Notes Indenture). In addition, the 1995 Notes Indenture prohibits the Corporation from paying dividends on its equity securities (except in the form of those securities) unless the Corporation's ratio of tangible equity to total assets is in excess of 7.0%. For purposes of the 1995 Notes Indenture, "tangible equity" is Consolidated Net Worth (as defined in the 1995 Notes Indenture) less goodwill.

         The terms of the 1995 Notes Indenture further state that in the event of a Fundamental Structural Change or a Significant Subsidiary Disposition (both as defined in the 1995 Notes Indenture), each holder of the 1995 Notes will have the right to have the Corporation purchase the holder's 1995 Notes at the outstanding principal amount plus accrued interest. The right of the holders is not exercisable if within 40 days after the occurrence of such event the 1995 Notes have received a specified rating from a nationally recognized statistical rating organization. This offering does not constitute a Fundamental Structural Change for purposes of the 1995 Notes Indenture.

                     CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Preferred Securities. This summary addresses only the tax consequences to a person that acquires Preferred Securities on their original issue at the stated offering price and does not address the tax consequences to persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, employee benefit plans, tax-exempt organizations, dealers in securities or currencies, persons that will hold Preferred Securities as part of a position in a "straddle" or as part of a "hedging", "conversion" or other integrated investment transaction for federal income tax purposes, persons whose functional currency is not the United States dollar or persons that do not hold Preferred Securities as capital assets.

         The statements of law or legal conclusions set forth in this summary constitute the opinion of Thompson Hine & Flory LLP ("Thompson Hine"), special tax counsel to the Corporation and the Trust Issuer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of the Preferred Securities. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of the Preferred Securities may differ from the treatment described below.

         PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE UNITED STATES FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

CLASSIFICATION OF THE TRUST ISSUER AND THE JUNIOR SUBORDINATED DEBENTURES

         In the opinion of Thompson Hine, for United States federal income tax purposes under current law, (i) the Trust Issuer will not be classified as an association taxable as a corporation, and (ii) the Junior Subordinated Debentures will be classified as indebtedness. As a result, each beneficial owner of Preferred Securities (a "Securityholder") will be required to include in its gross income its pro rata share of the interest (or accrued original issue discount) in addition to any interest and other income (if any) with respect to the Junior Subordinated Debentures. See "--Interest Income and Original Issue Discount." No amount included in income with respect to the Preferred Securities will be eligible for the dividends-received deduction. This opinion is based in part upon certain factual assumptions and upon certain representations made by the Corporation, which representations Thompson Hine has relied upon and assumed to be true, correct and complete. If such representations are inaccurate, this opinion could be adversely affected.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

         Under applicable Treasury regulations, currently Section 1.1275-2(h) (the "Regulations"), if the terms and conditions of a debt instrument make the likelihood that stated interest will not be timely paid a "remote" contingency, such contingency will be ignored in determining whether the debt instrument is issued with original issue discount ("OID"). The Corporation believes that the likelihood of its exercising its option to defer payments of interest on the Junior Subordinated Debentures is remote, since exercising that option would prevent it from declaring dividends on any class of its shares. Based on the foregoing, the Corporation intends to take the position that the Junior Subordinated Debentures were not issued with OID and, accordingly, a Securityholder purchasing the Preferred Securities at the stated price should be required to include in gross income only such Securityholder's pro rata share of stated interest on the Junior Subordinated Debentures in accordance with such Securityholder's method of tax accounting.


         The Regulations have not yet been addressed in any rulings or other published interpretations by the Internal Revenue Service (the "IRS"). In the opinion of Thompson Hine, based upon the Corporation's representations, it is not unreasonable for the Corporation to take the position that the likelihood of deferral is remote. However, it is possible the IRS could take the position that the likelihood of deferral was not a remote contingency within the meaning of the Regulations.


         Under the Regulations, if the Corporation were to exercise its option to defer payments of interest after treating the Junior Subordinated Debentures as issued without OID, the Junior Subordinated Debentures would be treated as re-issued with OID at that time, and all stated interest (and de minimis OID, if any) on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remained outstanding. In such event, all of a Securityholder's interest income with respect to the

Junior Subordinated Debentures would be accounted for as OID on an economic accrual basis regardless of such Securityholder's method of tax accounting, and actual distributions of stated interest related thereto would not be includable in gross income. Consequently, a Securityholder would be required to include OID in gross income even though the Corporation would not make and the Securityholder would not receive any actual cash payments during an Extension Period.

         A Securityholder that disposed of Preferred Securities prior to the record date for the payment of Distributions following an Extension Period would include OID in gross income but would not receive any cash related thereto from the Trust Issuer. Any amount of OID included in a Securityholder's gross income (whether or not during an Extension Period) would increase such Securityholder's tax basis in its Preferred Securities, and the amount of Distributions not includable in gross income would reduce such Securityholder's tax basis in its Preferred Securities.

DISTRIBUTION OF THE JUNIOR SUBORDINATED DEBENTURES TO HOLDERS OF THE PREFERRED SECURITIES

         Under current United States federal income tax law and provided that the Trust Issuer is not treated as an association taxable as a corporation, a distribution by the Trust Issuer of the Junior Subordinated Debentures as described under the caption "Description of the Preferred Securities-Liquidation of the Trust Issuer and Distribution of the Junior Subordinated Debentures to Holders" will be nontaxable to the Securityholders and will result in a Securityholder receiving its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Trust Issuer, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis such Securityholder had in its Preferred Securities before such distribution. A Securityholder will account for interest in respect of the Junior Subordinated Debentures received from the Trust Issuer in the manner described above under "Certain Federal Income Tax Consequences--Interest Income and Original Issue Discount," including any accrual of OID (if any) attributed to the Junior Subordinated Debentures upon the distribution.

SALES OR REDEMPTION OF THE PREFERRED SECURITIES

         Gain or loss will be recognized by a Securityholder on the sale of Preferred Securities (including a redemption for cash or other consideration) in an amount equal to the difference between the amount realized on the sale (or redemption) and the Securityholder's adjusted tax basis in the Preferred Securities sold or so redeemed. Gain or loss recognized by a Securityholder on Preferred Securities held for more than one year will generally be taxable as long-term capital gain or loss. Pursuant to the Taxpayer Relief Act of 1997, Preferred Securities constituting a capital asset which are acquired by an individual after July 28, 1997, and held for more than 18 months are accorded a maximum United States federal capital gains tax rate of 20% (or a rate of 10%, if the individual taxpayer is in the 15% tax bracket). Effective in 2001, the 20% rate drops to 18% (and the 10% rate drops to 8%) for capital assets acquired after the year 2000 and held more than five years; however, the requirement that the capital asset be acquired after the year 2000 does not apply to the 8% rate. Preferred Securities held by an individual for more than one year, but not more than 18 months, are accorded a United States federal capital gains tax rate of 28%.

         If the Corporation were to exercise its option to defer payments of interest on the Junior Subordinated Debentures, the Preferred Securities might trade at a price that did not fully reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. A Securityholder that disposed of its Preferred Securities between record dates for payments of Distributions (and consequently did not receive a Distribution from the Trust Issuer for the period prior to such disposition) would nevertheless be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Debentures through the date of disposition and to add such amount to its adjusted tax basis in its Preferred Securities disposed of. Such Securityholder would recognize a capital loss on the disposition of its Preferred Securities to the extent the selling price (which might not fully reflect the value of accrued but unpaid interest) was less than the Securityholder's adjusted tax basis in the Preferred Securities (which would include accrued but unpaid interest). Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

UNITED STATES ALIEN HOLDERS

         For purposes of this discussion, a "United States Alien Holder" is any corporation, individual, partnership, estate or trust that is, as to the United States, a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

         Under current United States federal income tax law: (i) payments by the Trust Issuer or any of its paying agents to any Securityholder who or which is a United States Alien Holder will not be subject to United States federal withholding tax provided that (a) the Securityholder does not actually or constructively own 10% or more of the total combined voting power of all classes of shares of the Corporation entitled to vote, (b) the Securityholder is not a controlled foreign corporation that is related to the Corporation through share ownership and (c) either (A) the Securityholder certifies to the Trust Issuer or its agent, under penalties of perjury, that it is not a United States holder and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") certifies to the Trust Issuer or its agent, under penalties of perjury, that such statement has been received from the Securityholder by it or by a Financial Institution holding such security for the Securityholder and furnishes the Trust Issuer or its agent with a copy thereof, and (ii) a United States Alien Holder of a Preferred Security generally will not be subject to United States federal withholding tax on any gain realized upon the sale or other disposition of a Preferred Security.

         In October 1997, final Treasury Regulations (the "Withholding Tax Regulations") were issued that provide alternative methods for satisfying the certification requirements described in clause (i)(c) above. The Withholding Tax Regulations also require, in the case of Preferred Securities held by a foreign partnership, that the certification described in clause (i)(c) above be provided by the partners rather than by the foreign partnership. A look-through rule would apply in the case of tiered partnerships. In IRS Notice 98-16, issued March 27, 1998, the IRS announced that it would extend the effective date of the Withholding Tax Regulations to payments of interest after December 31, 1999. Prospective investors are urged to consult their tax advisors with respect to the effect of the Withholding Tax Regulations. The Trust Issuer will issue a Form 1042 or 1042-S, where appropriate.

INFORMATION REPORTING TO SECURITYHOLDERS

         Generally, income on the Preferred Securities will be reported to Securityholders on Forms 1099-INT, which will be mailed to Securityholders by January 31 following each calendar year.

BACKUP WITHHOLDING

         Payments made on, and proceeds from the sale of, Preferred Securities may be subject to a "backup" withholding tax of 31% unless the Securityholder complies with certain certification requirements. Any withheld amounts will be allowed as a credit against the Securityholder's United States federal income tax, provided the required information is provided to the Internal Revenue Service on a timely basis.

                              ERISA CONSIDERATIONS

         The Corporation and certain affiliates of the Corporation may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" within the meaning of Section 4975 of the Code with respect to many employee benefit plans ("Plans") that are subject to ERISA. The purchase of the Preferred Securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975(e)(1) of the Code and with respect to which the Corporation, or any affiliate of the Corporation, is a service provider (or otherwise is a party in interest or a disqualified person) may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the Preferred Securities are acquired pursuant to and in accordance with an applicable exemption. Any pension or other employee benefit plan proposing to acquire any Preferred Securities should consult with its counsel.

                                  UNDERWRITING

         Subject to the terms and conditions of the Underwriting Agreement (the
"Underwriting Agreement") dated              , 1998, among the Corporation, the
Trust Issuer and Ryan, Beck & Co., Inc. (the "Underwriter"), the Trust Issuer has agreed to sell to the Underwriter, and the Underwriter has agreed to purchase from the Trust Issuer, $25,000,000 aggregate Liquidation Amount of Preferred Securities at the public offering price subject to the underwriting commissions set forth on the cover page of this Prospectus.

         The Underwriting Agreement provides that the obligations of the Underwriter are subject to certain conditions precedent and that the Underwriter will purchase all of the Preferred Securities offered hereby if any of such Preferred Securities are purchased.

         The Corporation has been advised by the Underwriter that the Underwriter proposes to offer the Preferred Securities to the public and other dealers at the public offering price set forth on the cover page of this Prospectus and will share with certain dealers from its commission a concession not in excess of $ per Preferred Security. The Underwriter may allow, and such dealers may reallow, a concession not in excess of $ per Preferred Security to certain other dealers. After the public offering, the offering price and other selling terms may be changed by the Underwriter.

         The Corporation has granted to the Underwriter an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an additional $3,750,000 aggregate Liquidation Amount of the Preferred Securities at the public offering price plus accrued Distributions, if any, from
              , 1998. To the extent that the Underwriter exercises such option, the Corporation will be obligated, pursuant to the option, to sell such Preferred Securities to the Underwriter. The Underwriter may exercise such option only to cover over-allotments made in connection with the sale of the Preferred Securities offered hereby. If purchased, the Underwriter will offer such additional Preferred Securities on the same terms as those on which the $25,000,000 aggregate Liquidation Amount of the Preferred Securities are being offered.

         In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Corporation, the Underwriting Agreement provides that the Corporation will pay as compensation for the Underwriter's arranging the investment therein of
such proceeds an amount of $     per Preferred Security (or $         ($
if the over-allotment option is exercised in full) in the aggregate). The Corporation has also agreed to reimburse the Underwriter for its reasonable out-of-pocket expenses, including legal fees (not to exceed $50,000 (excluding "Blue Sky" work) without the prior written consent of the Corporation) and expenses relating to the offering of the Preferred Securities.

         In connection with the offering of the Preferred Securities, the Underwriter and any selling group members and their respective affiliates may engage in transactions effected in accordance with Rule 104 of the Securities and Exchange Commission's Regulation M that are intended to stabilize, maintain or otherwise affect the market price of the Preferred Securities. Such transactions may include over-allotment transactions in which the Underwriter creates a short position for its own account by selling more Preferred Securities than it is committed to purchase from the Trust Issuer. In such a case, to cover all or part of the short position, the Underwriter may exercise the over-allotment option described above or may purchase Preferred Securities in the open market following completion of the initial offering of the Preferred Securities. The Underwriter also may engage in stabilizing transactions in which it bids for, and purchases, shares of the Preferred Securities at a level above that which might otherwise prevail in the open market for the purpose of preventing or retarding a decline in the market price of the Preferred Securities. The Underwriter also may reclaim any selling concessions allowed to an Underwriter or dealer if the Underwriter repurchases shares distributed by the Underwriter or dealer. Any of the foregoing transactions may result in the maintenance of a price for the Preferred Securities at a level above that which might otherwise prevail in the open market. Neither the Corporation nor the Underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Preferred Securities. The Underwriter is not required to engage in any of the foregoing transactions and, if commenced, such transactions may be discontinued at any time without notice.

         Because the National Association of Securities Dealers, Inc. ("NASD") is expected to view the Preferred Securities as interests in a direct participation program, the offering of the Preferred Securities is being made in compliance with the applicable provisions of Rule 2810 of the NASD's Conduct Rules.

         The Preferred Securities are a new issue of securities with no established trading market. The Corporation and the Trust Issuer have been advised by the Underwriter that it intends to make a market in the Preferred Securities. However, the Underwriter is not obligated to do so and such market making may be interrupted or discontinued at any time without notice at the sole discretion of the Underwriter. Application has been made to list the Preferred Securities on the Nasdaq National Market. However, three market makers for the Preferred Securities are required for original listing, and two are required for continued listing thereafter. The presence of a second or a third market maker cannot be assured. Accordingly, no assurance can be given as to the development or liquidity of any market for the Preferred Securities.

         The Corporation and the Trust Issuer have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

                             VALIDITY OF SECURITIES

         Certain matters of Delaware law relating to the validity of the Preferred Securities, the enforceability of the Trust Agreement and the creation of the Trust Issuer will be passed upon by Richards, Layton & Finger, special Delaware counsel to the Corporation and the Trust Issuer. The validity of the Guarantee and the Junior Subordinated Debentures will be passed upon for the Corporation by Thompson Hine. Certain legal matters will be passed upon for the Underwriter by Patton Boggs, LLP. Certain matters relating to the United States federal income tax considerations will be passed upon for the Corporation by Thompson Hine.

         Malvin E. Bank, a partner of Thompson Hine, is Secretary, Assistant Treasurer and a Director of the Corporation and a Director of the Bank. Mr. Bank owns 15,000 of the Corporation's Common Shares. Other partners of Thompson Hine own a total of 600 of the Corporation's Common Shares.

                                     EXPERTS

         The consolidated financial statements of Metropolitan as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, included in this Prospectus and Registration Statement have been included herein and in the Registration Statement in reliance upon the report of Crowe Chizek and Company LLP, as set forth in its report thereon, appearing elsewhere herein. The financial statements audited by Crowe Chizek and Company LLP have been included in reliance upon such report given upon their authority as an expert in accounting and auditing.

                              AVAILABLE INFORMATION

         The Corporation is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

         The Corporation and the Trust Issuer have filed with the Commission a Registration Statement on Form S-1 (together with all amendments thereto, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act, with respect to the Preferred Securities, the Junior Subordinated Debentures and the Guarantee. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Corporation, the Trust Issuer, the Preferred Securities, the Junior Subordinated Debentures and the Guarantee, reference is made to the Registration Statement, including the exhibits thereto. This Prospectus contains a description of the material terms and features of all material contracts, reports or exhibits to the Registration Statement required to be disclosed; however, the statements contained in this Prospectus as to the contents of any contract or other document filed as an exhibit to the Registration Statement are, of necessity, brief descriptions thereof and are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference. The Registration Statement may be inspected without charge at the principal office of the Commission in Washington, D.C., and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

         No separate financial statements of the Trust Issuer have been included herein. The Corporation does not consider that such financial statements would be material to holders of Preferred Securities because (i) all of the voting securities of the Trust Issuer will be owned by the Corporation, a reporting company under the Exchange Act, (ii) the Trust Issuer has no independent operations but exists for the sole purpose of issuing securities representing undivided beneficial interests in the assets of the Trust Issuer and investing the proceeds thereof in Junior Subordinated Debentures issued by the Corporation, and (iii) the Corporation and the Trust Issuer believe that, taken together, the obligations of the Corporation under the Guarantee, the Trust Agreement, the Junior Subordinated Debentures, the Indenture and the Expense Agreement, constitute, in the aggregate, a full, irrevocable and unconditional guarantee, on a subordinated basis, of all of the Trust Issuer's obligations under the Preferred Securities. See "Description of the Junior Subordinated Debentures" and "Description of the Guarantee."

         The Trust Issuer is not currently subject to the information reporting requirements of the Exchange Act and the Corporation does not expect that the Trust Issuer will file reports, proxy statements and other information under the Exchange Act with the Commission.

                          METROPOLITAN FINANCIAL CORP.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----

Report of Independent Auditors.................................................................................F-2
Consolidated Financial Statements
     Consolidated Statements of Financial Condition
         as of December 31, 1997 and 1996......................................................................F-3
     Consolidated Statements of Operations for the Years
          ended December 31, 1997, 1996 and 1995...............................................................F-4
     Consolidated Statements of  Shareholders' Equity for the Years
         ended December 31, 1997, 1996 and 1995................................................................F-5
     Consolidated Statements of Cash Flows for the Years
         ended December 31, 1997, 1996 and 1995................................................................F-6
Notes to Consolidated Financial Statements.....................................................................F-8

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholders
Metropolitan Financial Corp.
Mayfield Heights, Ohio

     We have audited the accompanying consolidated statements of financial condition of Metropolitan Financial Corp. as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Metropolitan Financial Corp. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


                                    CROWE, CHIZEK AND COMPANY LLP


Cleveland, Ohio
February 20, 1998

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1997 AND 1996


                                                                     1997           1996
                                                                     ----           ----
ASSETS
Cash and due from banks (Note 12)                                $ 14,152,785   $  7,777,868
Interest-bearing deposits in other banks                            1,961,183      2,744,709
Securities purchased under resale agreements                        6,396,720      6,000,000
                                                                 ------------   ------------
   Cash and cash equivalents                                       22,510,688     16,522,577
Securities available for sale (Note 2)                              1,705,879     13,173,458
Securities held to maturity (Note 2)                                4,740,000
Mortgage-backed securities available for sale  (Notes 2 and 8)    143,166,654     56,672,294
Loans held for sale                                                14,230,130      8,972,946
Loans receivable, net (Notes 3 and 8)                             693,654,608    637,492,935
Federal Home Loan Bank stock, at cost (Note 8)                      5,349,700      3,988,600
Accrued interest receivable                                         5,752,161      4,790,661
Premises and equipment, net (Note 4)                               13,927,911     11,332,239
Real estate owned, net (Note 5)                                     2,037,465        177,300
Intangible assets                                                   2,986,539      3,238,839
Loan servicing rights (Note 6)                                      9,223,974      8,050,837
Prepaid expenses and other assets                                   5,698,912      4,663,157
                                                                 ------------   ------------
         Total assets                                            $924,984,621   $769,075,843
                                                                 ============   ============

LIABILITIES
Noninterest-bearing deposits (Notes 6 and 7)                     $ 46,234,027   $ 30,850,882
Interest-bearing deposits (Note 7)                                691,547,834    591,253,635
Borrowings (Note 8)                                               135,869,673    101,873,673
Accrued interest payable                                            3,272,815      4,120,163
Other liabilities                                                  11,399,016     10,733,121
                                                                 ------------   ------------
   Total liabilities                                              888,323,365    738,831,474
                                                                 ------------   ------------

Commitments (Notes 4 and 12)

SHAREHOLDERS' EQUITY (Note 13)
Common stock, no par value, 20,000,000 shares
  authorized, 7,051,270 shares issued and
  outstanding
Additional paid-in capital                                         11,101,383     11,101,383
Retained earnings                                                  24,269,873     18,466,986
Unrealized gain on securities available for
  sale, net of tax                                                  1,290,000        676,000
                                                                 ------------   ------------
   Total shareholders' equity                                      36,661,256     30,244,369
                                                                 ------------   ------------
         Total liabilities and shareholders' equity              $924,984,621   $769,075,843
                                                                 ============   ============


          See accompanying notes to consolidated financial statements.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                               1997          1996          1995
                                               ----          ----          ----
INTEREST INCOME
  Interest and fees on loans               $61,230,083   $50,267,618   $39,963,189
  Interest on mortgage-backed securities     6,946,824     2,890,437     2,492,744
  Interest and dividends on other
   investments                               1,169,208     1,293,828       979,566
                                           -----------   -----------   -----------
         Total interest income              69,346,115    54,451,883    43,435,499
                                           -----------   -----------   -----------
INTEREST EXPENSE
  Interest on deposits                      34,120,452    28,131,837    23,521,751
  Interest on borrowings                     7,582,855     4,984,212     3,294,520
                                           -----------   -----------   -----------
         Total interest expense             41,703,307    33,116,049    26,816,271
                                           -----------   -----------   -----------
NET INTEREST INCOME                         27,642,808    21,335,834    16,619,228
  Provision for loan losses (Note 3)         2,340,000     1,635,541       958,573
                                           -----------   -----------   -----------
  Net interest income after provision
    for loan losses                         25,302,808    19,700,293    15,660,655
                                           -----------   -----------   -----------
NONINTEREST INCOME
  Loan servicing income, net                 1,292,719     1,203,779     1,067,767
  Service charges on deposit accounts          715,657       564,654       426,175
  Net gain on sale of loans                    488,104       202,621       444,313
  Net gain on sale of securities                92,338       133,706       388,581
  Loan option income                           320,464       695,798       559,256
  Loan credit discount income                                              640,262
  Other operating income                     1,231,524       972,057       697,361
                                           -----------   -----------   -----------
         Total noninterest income            4,140,806     3,772,615     4,223,715
                                           -----------   -----------   -----------
NONINTEREST EXPENSE
  Salaries and related personnel costs      10,671,192     8,669,705     6,819,383
  Occupancy and equipment expense            3,044,220     2,464,926     2,134,862
  Federal deposit insurance premiums
   (Note 17)                                   595,268     4,211,869     1,132,125
  Marketing expense                            685,954       694,898       542,838
  State franchise taxes                        542,577       461,127       306,518
  Data processing expense                      441,335       599,150       586,260
  Amortization of intangibles                  262,659       255,720       220,115
  Other operating expenses                   3,905,522     3,481,610     2,445,150
                                           -----------   -----------   -----------
         Total noninterest expense          20,148,727    20,839,005    14,187,251
                                           -----------   -----------   -----------
INCOME BEFORE INCOME TAXES                   9,294,887     2,633,903     5,697,119
  Provision for income taxes (Note 9)        3,492,000     1,095,000     2,154,700
                                           -----------   -----------   -----------
NET INCOME                                 $ 5,802,887   $ 1,538,903   $ 3,542,419
                                           ===========   ===========   ===========
  Basic earnings per share (Note 1)        $      0.82   $      0.24   $      0.57
                                           ===========   ===========   ===========
  Diluted earnings per share (Note 1)      $      0.82   $      0.24   $      0.57
                                           ===========   ===========   ===========
 Weighted average shares for basic
   earnings per share                        7,051,270     6,384,604     6,251,270
Effect of dilutive stock options                11,726             0             0
                                           -----------   -----------   -----------
Weighted average shares for diluted
   earnings per share                        7,062,996     6,384,604     6,251,270
                                           ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                  Years Ended December 31, 1997, 1996 and 1995


                                                                                           UNREALIZED
                                                                                           GAIN/(LOSS)
                                                            ADDITIONAL                    ON SECURITIES        TOTAL
                                                COMMON        PAID-IN       RETAINED        AVAILABLE      SHAREHOLDERS'
                                                 STOCK        CAPITAL       EARNINGS        FOR SALE          EQUITY
                                              ----------     ------------   -----------      -----------    --------------

Balance, January 1, 1995                      $      100      $ 7,801,283   $13,385,664      $  (907,070)      $20,279,977
Net income                                                                    3,542,419                          3,542,419
Change in unrealized gain/(loss) on
   securities available for sale,
   net of tax                                                                                  1,644,019         1,644,019
                                              ----------     ------------   -----------      -----------    --------------
Balance, December 31, 1995                           100        7,801,283    16,928,083          736,949        25,466,415
Net income                                                                    1,538,903                          1,538,903
Issuance of 400,000 shares of common
   stock, net of costs                                          3,300,000                                        3,300,000
Change in stated value of common stock              (100)             100
Change in unrealized gain/(loss) on
   securities available for sale,
   net of tax                                                                                    (60,949)         (60,949)
                                              ----------     ------------   -----------      -----------    --------------
Balance, December 31, 1996                             0       11,101,383    18,466,986          676,000        30,244,369
Net income                                                                    5,802,887                          5,802,887
Change in unrealized gain/(loss) on
   securities available for sale,
   net of tax                                                                                    614,000           614,000
                                              ----------     ------------   -----------      -----------    --------------
Balance, December 31, 1997                    $        0     $ 11,101,383   $24,269,873      $ 1,290,000    $   36,661,256
                                              ==========     ============   ===========      ===========    ==============


          See accompanying notes to consolidated financial statements.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                                                 1997             1996             1995
                                                                 ----             ----             ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                 $   5,802,887    $   1,538,903    $   3,542,419
Adjustments to reconcile net income to net cash provided
   by operating activities
   Net amortization and depreciation                           4,533,303        3,022,358        2,036,614
   Net gain on sale of securities                                (92,338)        (133,706)        (388,581)
   Provision for loan and REO losses                           2,340,000        1,677,541          973,573
   Deferred tax provision                                     (1,131,325)        (183,303)          (9,326)
   Loans originated for sale                                 (36,731,553)     (35,235,545)     (45,327,774)
   Loans purchased for sale                                  (10,654,255)     (16,675,331)     (16,210,821)
   Proceeds from sale of loans                                51,402,212       43,410,896       59,830,616
   Repayments on loans held for sale                              39,180          809,737
   Net loss on sale of premises,
           equipment and real estate owned                       104,608          113,428            3,307
   FHLB stock dividend                                          (348,800)        (264,100)        (216,200)
   Changes in other assets                                      (865,930)      (2,980,967)      (2,618,437)
   Changes in other liabilities                                 (561,078)       1,051,576        6,588,239
                                                           -------------    -------------    -------------
         Net cash provided by (used in)
              operating activities                            13,836,911       (3,848,513)       8,203,629
                                                           -------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Disbursement of loan proceeds                            (288,659,170)    (218,376,200)    (117,432,139)
   Purchases of:
   Loans                                                    (103,062,046)    (110,565,748)     (86,134,911)
   Mortgage-backed securities                                 (6,364,379)     (13,570,050)
   Securities available for sale                              (5,101,096)     (13,336,840)     (23,464,948)
   Securities held to maturity                                (4,740,000)
   Mortgage loan servicing rights                             (2,055,908)        (732,262)      (5,329,415)
   FHLB stock                                                 (1,012,300)        (155,800)      (1,041,300)
   Premises and equipment                                     (3,713,528)      (4,506,250)      (4,869,739)
   Proceeds from maturities and repayments of:
   Loans                                                     208,024,684      140,245,124       96,163,166
   Mortgage-backed securities                                 18,111,121        7,189,624        3,525,478
   Securities available for sale                                                6,051,195        2,000,000
   Proceeds from sale of:
   Loans                                                      14,088,337       12,106,490
   Mortgage-backed securities                                                   3,636,772       29,142,705
   Securities available for sale                              16,582,643       16,690,055        7,000,000
   Premises, equipment and real estate owned                     551,043        1,250,813          102,678
   Additional investment in real estate owned                    (88,481)
   Premium paid for credit card relationships                    (10,359)        (306,146)
                                                           -------------    -------------    -------------
         Net cash used for investing
              activities                                    (157,449,439)    (174,379,223)    (100,338,425)
                                                           -------------    -------------    -------------


                                   (continued)

                 (METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                           1997             1996             1995
                                           ----             ----             ----
CASH FLOWS FROM FINANCING ACTIVITIES
  Net change in deposit accounts       $ 115,604,639    $ 118,279,840    $  67,369,745
  Proceeds from borrowings               115,219,000      101,500,000       60,000,000
  Repayment of borrowings                (76,223,000)     (53,000,000)     (22,480,000)
  Net activity on lines of credit         (5,000,000)       6,500,000       (6,150,000)
  Proceeds from issuance of stock                           3,300,000
                                       -------------    -------------    -------------
         Net cash provided by
           financing activities          149,600,639      176,579,840       98,739,745
                                       -------------    -------------    -------------
Net change in cash and cash
  equivalents                              5,988,111       (1,647,896)       6,604,949
Cash and cash equivalents at
  beginning of year                       16,522,577       18,170,473       11,565,524
                                       -------------    -------------    -------------
Cash and cash equivalents at end
  of year                              $  22,510,688    $  16,522,577    $  18,170,473
                                       =============    =============    =============

Supplemental disclosures of cash
  flow information:
  Cash paid during the period for:
    Interest                           $  42,550,655    $  33,546,947    $  23,979,013
    Income taxes                           4,871,000        1,587,000        2,749,000
  Transfer from loans receivable
    to other real estate                   2,282,807        1,325,948          326,709
  Transfer from loans receivable
    to loans held for sale                 9,678,044
  Loans securitized                       98,324,696       14,458,129       53,795,086



          See accompanying notes to consolidated financial statements.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1997, 1996, and 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Metropolitan Financial Corp. ("Metropolitan" or the "Corporation") is an Ohio corporation organized for operation as a savings and loan holding company. The accounting policies of the Corporation conform to generally accepted accounting principles and prevailing practices within the banking and thrift industry. A summary of the more significant accounting policies follows:

         CONSOLIDATION POLICY: The Corporation and its subsidiaries, MetroCapital Corporation and Metropolitan Savings Bank of Cleveland (the "Bank"), and its wholly-owned subsidiaries, Kimberly Construction Company, Incorporated, and Metropolitan Savings Service Corporation and its wholly-owned subsidiary Metropolitan Securities Corporation are included in the accompanying consolidated financial statements. All significant intercompany balances have been eliminated.

         INDUSTRY SEGMENT INFORMATION: Metropolitan Financial Corp. is a savings and loan holding company engaged in the business of originating and purchasing multifamily and nonresidential real estate loans primarily in Ohio, New Jersey, Michigan, California, Kentucky and Pennsylvania and one-to-four family residential real estate loans primarily in Northeast Ohio. The majority of the Corporation's income is derived from commercial and retail lending activities.

         USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS: In preparing financial statements, management must make estimates and assumptions. These estimates and assumptions affect the amounts reported for assets, liabilities, revenues and expenses as well as affecting the disclosures provided. Future results could differ from current estimates. Areas involving the use of management's estimates and assumptions primarily include the allowance for losses on loans, the valuation of loan servicing rights, the value of loans held for sale, fair value of certain securities, the carrying value and amortization of intangibles, the determination and carrying value of impaired loans, and the fair value of financial instruments. Estimates that are more susceptible to change in the near term include the allowance for losses on loans, the valuation of servicing rights, the value of loans held for sale and the fair value of securities.

         FAIR VALUES OF FINANCIAL INSTRUMENTS: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

         STATEMENT OF CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from depository institutions, interest bearing deposits, investments purchased with an initial maturity of three months or less, overnight repurchase agreements and federal funds sold. Generally, federal funds and overnight repurchase agreements are sold for one-day periods. The Corporation reports net cash flows for deposit transactions and deposits made with other financial institutions.

         SECURITIES: The Corporation classifies debt and mortgage-backed securities as held to maturity or available for sale. The Corporation classifies marketable equity securities as available for sale.

         Securities classified as held to maturity are those that management has the positive intent and ability to hold to maturity. Securities held to maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts.

         Securities classified as available for sale are those that management intends to sell or that could be sold for liquidity, investment management, or similar reasons, even if there is not a present intention for such a sale. Securities available for sale are carried at fair value with unrealized gains and losses included as a separate component of shareholders' equity, net of tax. Gains or losses on dispositions are based on net proceeds and the adjusted carrying amount of securities sold, using the specific identification method.

         LOANS: All loans are held for investment unless specifically designated as held for sale. When the Bank originates or purchases loans, it makes a determination whether or not to classify loans as held for sale. The Bank re-evaluates its intention to hold or sell loans at each balance sheet date based on the current environment and, if appropriate, reclassifies loans as held for sale. Sales of loans are dependent upon various factors including interest rate movements, deposit flows, the availability and attractiveness of other sources of funds, loan demand by borrowers, and liquidity and capital requirements.

         Loans held for investment are stated at the principal amount outstanding adjusted for amortization of premiums and accretion of discounts using the interest method. At December 31, 1997 and 1996, management had the intent and the Bank had the ability to hold all loans being held for investment for the foreseeable future.

         Loans held for sale are recorded at the lower of cost or market. When the Bank purchases real estate loans and simultaneously writes an option giving the holder the right to purchase those loans, those loans are designated as held for sale. Gains and losses on the sale of loans are determined by the identified loan method and are reflected in operations at the time of the settlement of the sale.

         ALLOWANCE FOR LOSSES ON LOANS: Because some loans may not be repaid in full, an allowance for losses on loans is maintained. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loans, the whole allowance is available for any loan charge-offs that occur. A loan is charged off against the allowance by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

         Loans considered to be impaired are reduced to the present value of expected future cash flows or to the fair value of collateral, by allocating a portion of the allowance for losses on loans to such loans. If these allocations require an increase in the allowance for losses on loans, such increase is reported as a provision for loan

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

losses. Management excludes all consumer loans and residential single family loans with balances less than $200,000 from its review for impairment. All impaired loans are placed on nonaccrual status.

         REAL ESTATE OWNED: Real estate owned is comprised of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are recorded at fair value, less estimated selling costs. Any reduction from carrying value of the related loan to fair value at the time of acquisition is accounted for as a loan loss. Any subsequent reduction in fair value is reflected in a valuation allowance account through a charge to income. Expenses to carry real estate owned are charged to operations as incurred.

         PREMISES AND EQUIPMENT: Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets for financial reporting purposes. For tax purposes, depreciation on certain assets is computed using accelerated methods. Maintenance and repairs are charged to expense as incurred and improvements are capitalized.

         Long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value based on discounted cash flows.

         INTANGIBLE ASSETS: Intangible assets resulting from the acquisition of the Bank are being amortized to expense on a straight-line basis over a period of 25 years beginning in July 1987. This amount is a reduction from the Bank's shareholders' equity in calculating tangible capital for regulatory purposes.

         LOAN SERVICING RIGHTS: Effective January 1, 1995, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 122 "Accounting for Mortgage Servicing Rights." This statement requires lenders who sell or securitize originated loans and retain servicing rights to recognize as separate assets the rights to service mortgage loans for others. Effective January 1, 1997, SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" superseded SFAS No. 122 and was adopted by the Corporation. SFAS No. 125 provided new guidance on the determination of the value of mortgage servicing rights and when to recognize the sale of loans without changing the concept of assigning value to mortgage servicing rights when a loan is sold or securitized and the servicing is retained. Both statements were adopted prospectively.

         Purchased mortgage servicing rights are initially valued at cost. When loans are sold or securitized and servicing rights are retained, those rights are valued by allocating the book value of the loans between the loans or securities and the servicing rights based on the relative fair value of each. Servicing rights that have been capitalized are amortized in proportion to and over the period of estimated servicing income. Servicing rights are assessed for impairment periodically by estimating the future net servicing income of the portfolio based on management's estimate of remaining loan lives. For purposes of measuring impairment, management stratifies loans by loan type, interest rate, and investor.

         INTEREST INCOME ON LOANS: Interest on loans is accrued over the term of the loans based upon the principal outstanding. Management reviews loans delinquent 90 days or more to determine if interest accrual should be discontinued based on the estimated fair market value of the collateral. The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value.

         LOAN FEES AND COSTS: Origination and commitment fees received for loans, net of direct origination costs, are deferred and amortized to interest income over the contractual life of the loan using the level yield method. The net amount deferred is reported in the consolidated statements of financial condition as a reduction of loans.

         LOAN OPTION INCOME: The Bank purchases real estate loans for sale and simultaneously writes an option giving the holder the option to purchase those loans at a specified price within a specified time period. At the time the transaction is complete the Bank recognizes a non-refundable fee in income.

         INCOME TAXES: The Corporation and its subsidiaries are included in the consolidated federal income tax return of the Corporation. Income taxes are provided on a consolidated basis and allocated to each entity based on its proportionate share of consolidated income. Deferred income taxes are provided on items of income or expense that are recognized for financial reporting purposes in periods different than when those items are recognized for income tax purposes. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

         STOCK OPTIONS: As of January 1, 1996, Metropolitan adopted SFAS No. 123, "Accounting for Stock-based Compensation," which encourages a fair-value based accounting method for stock based compensation arrangements. Metropolitan has elected to disclose pro forma net income and earnings per share amounts as permitted by this statement. For the periods presented, no expense has been recognized as the market price of the common shares exceeds the price on the grant date.

         TRUST DEPARTMENT ASSETS AND INCOME: Property held by the Corporation in a fiduciary or other capacity for its trust customers is not included in the accompanying consolidated financial statements since such items are not assets of the Corporation.

         EARNINGS PER SHARE: The accounting standard for computing earnings per share was revised for 1997, and all earnings per share data previously reported have been restated to follow the new standard.

         Basic and diluted earnings per share are computed based on weighted average shares outstanding during the period. Basic earnings per share has been computed by dividing net income by the weighted average shares outstanding. Diluted earnings per share has been computed by dividing net income by the diluted weighted average shares outstanding. Diluted weighted average shares were calculated assuming the exercise of stock options less the treasury shares assumed to be purchased from the proceeds using the average market price of the Corporation's stock. All per share information has been retroactively adjusted to reflect the effect of the stock dividends and stock splits.

                 METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

         FINANCIAL STATEMENT PRESENTATION: Certain previously reported consolidated financial statement amounts have been reclassified to conform to the 1997 presentation.

NOTE 2--SECURITIES

         The amortized cost, gross unrealized gains and losses, and fair values of investment securities at December 31, 1997 and 1996 are as follows:

                                                                                  1997
                                                -----------------------------------------------------------------
                                                                        GROSS            GROSS
                                                 AMORTIZED           UNREALIZED        UNREALIZED      FAIR
                                                   COST                 GAINS            LOSSES        VALUE
                                                ------------          ----------        --------    ------------
AVAILABLE FOR SALE
  Mutual funds                                 $   1,705,879                                      $    1,705,879
  Mortgage-backed securities                     141,148,819          $2,077,015        $(59,180)    143,166,654
                                                ------------          ----------        --------    ------------
                                                 142,854,698           2,077,015         (59,180)    144,872,533
HELD TO MATURITY
  Tax-exempt municipal bond                        4,740,000                                           4,740,000
                                                ------------          ----------        --------    ------------
                                                $147,594,698          $2,077,015        $(59,180)   $149,612,533
                                                ============          ==========        ========    ============


                                                                                  1996
                                                -----------------------------------------------------------------
                                                                        GROSS            GROSS
                                                 AMORTIZED           UNREALIZED        UNREALIZED      FAIR
                                                   COST                 GAINS            LOSSES        VALUE
                                                ------------          ----------        --------    ------------
AVAILABLE FOR SALE
  U.S. Treasury securities                       $ 6,093,443         $    40,176        $(69,244)    $ 6,064,375
  Mutual funds                                     2,009,083                                           2,009,083
  FNMA preferred stock                             5,000,000             100,000                       5,100,000
                                                 -----------         -----------        --------     -----------
    Total investment
      securities                                  13,102,526             140,176         (69,244)     13,173,458
  Mortgage-backed securities                      55,719,015             954,642          (1,363)     56,672,294
                                                 -----------         -----------        --------     -----------
                                                 $68,821,541          $1,094,818        $(70,607)    $69,845,752
                                                 ===========          ==========        ========     ===========


         The amortized cost and fair value of debt securities at December 31, 1997, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     AMORTIZED                  FAIR
                                                                       COST                     VALUE
                                                                 ---------------            -------------
Securities held to maturity due after ten years                  $     4,740,000            $   4,740,000
Mortgage-backed securities available for sale                        141,148,819              143,166,654
                                                                 ---------------            -------------
         Total debt securities                                   $   145,888,819            $ 147,906,654
                                                                 ===============            =============


         Proceeds from the sale of mortgage-backed securities available for sale were $3,636,772 in 1996 and $29,142,705 in 1995. Proceeds from the sale of securities available for sale were $16,582,643 in 1997, $16,690,055 in 1996, and $7,000,000 in 1995. Gross gains realized on those sales were $102,955 in 1997, $133,706 in 1996 and $475,587 in 1995. Gross losses of $10,617 and $87,006 were realized in 1997 and 1995, respectively.

         Certain securities with a carrying value of $76,606,671 and a market value of $77,760,890 at December 31, 1997, were pledged to secure reverse repurchase agreements. Other securities with carrying values of $107,047 and $2,196,169 and market values of $114,166 and $2,214,834 were pledged to the State of Ohio to enable Metropolitan to engage in trust activities and the Federal Reserve Bank to enable Metropolitan to receive treasury, tax and loan payments, respectively.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

NOTE 3--LOANS RECEIVABLE

         The composition of the loan portfolio at December 31, 1997 and 1996 is as follows:

                                                                                    1997
                                                        -------------------------------------------------------
                                                           ORIGINATED             PURCHASED            TOTAL
                                                        ---------------         -------------     -------------
Real estate loans
  Construction loans
    Residential single family                           $    67,985,876                           $  67,985,876
    Commercial                                               19,200,000                              19,200,000
    Land                                                     29,076,961                              29,076,961
    Loans in process                                        (46,833,171)                            (46,833,171)
                                                        ---------------                           -------------
         Construction loans, net                             69,429,666                              69,429,666
  Permanent loans
    Residential single family                               127,227,343         $  19,458,082       146,685,425
    Multifamily                                              89,689,810           104,759,993       194,449,803
    Commercial                                               51,605,536           114,987,215       166,592,751
    Other                                                       565,795                                 565,795
                                                        ---------------         -------------     -------------
         Total real estate loans                            338,518,150           239,205,290       577,723,440
Consumer loans                                               45,758,041            22,832,076        68,590,117
Business loans and other loans                               57,496,142                              57,496,142
                                                        ---------------         -------------     -------------
  Total loans                                           $   441,772,333         $ 262,037,366       703,809,699
                                                        ===============         =============     -------------
Discount on loans, net                                                                                 (425,466)
Deferred loan fees, net                                                                              (4,107,746)
Allowance for losses on loans                                                                        (5,621,879)
                                                                                                  -------------
                                                                                                   $693,654,608
                                                                                                  =============


                                                                                    1996
                                                        -------------------------------------------------------
                                                           ORIGINATED             PURCHASED            TOTAL
                                                        ---------------         -------------     -------------
Real estate loans
  Construction loans
    Residential single family                           $    47,999,248                           $  47,999,248
    Commercial                                                9,825,000                               9,825,000
    Land                                                     13,735,638                              13,735,638
    Loans in process                                        (31,758,069)                            (31,758,069)
                                                        --------------                            ------------
         Construction loans, net                             39,801,817                              39,801,817
  Permanent loans
    Residential single family                                91,358,204         $  23,399,646       114,757,850
    Multifamily                                             165,202,852           111,341,902       276,544,754
    Commercial                                               43,006,141            92,629,301       135,635,442
    Other                                                       137,538                                 137,538
                                                        ---------------         -------------     -------------
         Total real estate loans                            339,506,552           227,370,849       566,877,401
Consumer loans                                               38,601,020            15,577,578        54,178,598
Business loans and other loans                               23,507,560                              23,507,560
                                                        ---------------         -------------     -------------
  Total loans                                           $   401,615,132         $ 242,948,427       644,563,559
                                                        ===============         =============     -------------
Discount on loans, net                                                                                 (559,593)
Deferred loan fees, net                                                                              (2,336,016)
Allowance for losses on loans                                                                        (4,175,015)
                                                                                                  -------------
                                                                                                   $637,492,935
                                                                                                  =============

         Loans with adjustable rates, included above, totaled $485,259,000 and $465,306,000 at December 31, 1997 and 1996, respectively.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

         Metropolitan's real estate loans are secured by property in the following states:

                                                                                   1997            1996
                                                                                   ----            ----
                  Ohio                                                             60%              62%
                  California                                                       11                8
                  Michigan                                                          5                7
                  Pennsylvania                                                      5                6
                  Other                                                            19               17
                                                                                  ---              ---
                                                                                  100%             100%
                                                                                  ===              ===

         Activity in the allowance for losses on loans is as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                  ---------------------------------------------
                                                                      1997              1996               1995
                                                                  ------------     --------------      --------
Balance at beginning of year                                      $4,175,015         $2,764,664       $1,910,714
Provision for loan losses                                          2,340,000          1,635,541          958,573
Net charge-offs                                                     (893,136)          (225,190)        (104,623)
                                                                  ----------         ----------       ----------
Balance at end of year                                            $5,621,879         $4,175,015       $2,764,664
                                                                  ==========         ==========       ==========

         Management analyzes loans on an individual basis and considers a loan to be impaired when it is probable that all principal and interest amounts will not be collected according to the loan contract based on current information and events. Loans which are past due two payments or less and that management feels are probable of being paid current within 90 days are not considered to be impaired loans.

         Information regarding impaired loans is as follows at December 31:

                                                             1997         1996
                                                          ----------   ----------
Balance of impaired loans                                 $  516,498   $3,495,006
Less portion for which no allowance for losses on
  loans is allocated                                         516,498    2,773,777
                                                          ----------   ----------
Portion of impaired loan balance for which an allowance
  for losses on loans is allocated                        $        0   $  721,229
                                                          ==========   ==========
Portion of allowance for losses on loans allocated to
  the impaired loan balance                               $        0   $  241,269
                                                          ==========   ==========

         Information regarding impaired loans is as follows for the year ended December 31:

                                                              1997         1996
                                                           ----------   ----------
Average investment in impaired loans during the year       $  944,283   $4,220,286
                                                           ==========   ==========
Interest income recognized during impairment               $   16,691   $   48,146
                                                           ==========   ==========
Interest income recognized on cash basis during the year   $   16,691   $   48,146
                                                           ==========   ==========

         The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with Metropolitan's and the Bank's directors, officers, significant shareholders and associates on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons, and that do not involve more than the normal risk of collectibility or present other unfavorable terms. Loans to such related parties totaled $1,296,000 and $1,372,000 at December 31, 1997 and 1996, respectively.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

NOTE 4--PREMISES AND EQUIPMENT

         Premises and equipment consists of the following:

                                                                                      DECEMBER 31,
                                                                            ---------------------------------
                                                                                 1997                  1996
                                                                            -------------       -------------
         Land                                                                $  2,752,946         $ 2,969,274
         Office buildings                                                       5,334,323           3,684,536
         Leasehold improvements                                                 2,783,785           2,329,573
         Furniture, fixtures and equipment                                      6,389,966           4,899,961
         Construction in progress                                                 458,515             678,209
                                                                            -------------       -------------
           Total                                                               17,719,535          14,561,553
         Accumulated depreciation                                               3,791,624           3,229,314
                                                                            -------------       -------------
                                                                              $13,927,911         $11,332,239
                                                                              ===========         ===========

         Depreciation expense was $978,193, $683,718, and $519,533 for the years ended December 31, 1997, 1996 and 1995, respectively.

         The Bank leases certain of its branches and corporate headquarters space under lease agreements whose lease terms are renewable periodically. Rent expense for the years ended December 31, 1997, 1996 and 1995 was $923,395, $874,164, and $839,849, respectively.

         The future minimum annual rental commitments as of December 31, 1997 for all noncancellable leases are as follows:

         1998                                                                          $   960,133
         1999                                                                              917,775
         2000                                                                              914,973
         2001                                                                              172,702
         2002                                                                              118,424
         Thereafter                                                                        344,161
                                                                                      ------------
                                                                                        $3,428,168
                                                                                      ============

NOTE 5--REAL ESTATE OWNED

         Activity in the allowance for loss on real estate owned is as follows:

                                                                                   YEAR ENDED
                                                                                   DECEMBER 31,
                                                                 -------------------------------------------
                                                                     1997             1996              1995
                                                                 ------------      ----------        -------
Balance at beginning of year                                      $ 57,000           $15,000         $      0
Provision for loss                                                       0            42,000           15,000
Charge-offs                                                        (57,000)                0                0
                                                                  --------           -------         --------
Balance at end of year                                            $      0           $57,000         $ 15,000
                                                                  ========           =======         ========

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

NOTE 6--LOAN SERVICING

         Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                                DECEMBER 31,
                                        -------------------------------
                                             1997             1996
                                        --------------   --------------
Mortgage loan portfolios serviced for
    FHLMC                               $  656,816,894   $  713,289,564
    FNMA                                   507,345,160      353,863,253
    Other                                   26,023,287       35,361,907
                                        --------------   --------------
                                        $1,190,185,341   $1,102,514,724
                                        ==============   ==============

         Custodial balances maintained in noninterest-bearing deposit accounts with the Bank in connection with the foregoing loan servicing were approximately $18,894,000 and $12,895,000 at December 31, 1997 and 1996, respectively.

         Following is an analysis of the changes in loan servicing rights acquired for the year ended December 31:

                                                                      1997                      1996
                                                                --------------              --------
Balance at beginning of year                                    $    7,286,403              $   8,587,831
Additions                                                            2,055,908                    732,262
Amortization                                                        (1,682,793)                (2,033,690)
                                                                -------------               ------------
Balance at end of year                                          $    7,659,518              $   7,286,403
                                                                ==============              =============


         Following is an analysis of the changes in loan servicing rights originated for the year ended December 31:

                                                                       1997                       1996
                                                                  --------------             ---------
Balance at beginning of year                                      $   764,434                 $  541,727
Additions                                                           1,157,451                    333,507
Amortization                                                         (357,429)                  (110,800)
                                                                 -----------                  ---------
Balance at end of year                                             $1,564,456                 $  764,434
                                                                   ==========                 ==========

         The Corporation did not have a valuation allowance associated with loan servicing rights at any time during the years ended December 31, 1997, 1996, and 1995.

NOTE 7--DEPOSITS

         Deposits consist of the following:

                                                                             DECEMBER 31,
                                                 ----------------------------------------------------------------
                                                                 1997                            1996
                                                 -------------------------------       --------------------------
                                                       AMOUNT           PERCENT           AMOUNT         PERCENT
Noninterest-bearing deposits                        $  46,234,027          6%          $  30,850,882         5%
                                                    =============                      =============
Interest-bearing checking
  accounts--2.08% to 3.20%                          $  43,080,404          6           $  39,363,322         6
Passbook savings and
  statement savings--
  2.72% to 5.46%                                      170,442,615         23             176,430,162        29
Certificates of deposit                               478,024,815         65             375,460,151        60
                                                    -------------        ---           -------------       ---
         Total interest-bearing
           deposits                                  $691,547,834         94            $591,253,635        95
                                                     ============        ---            ============       ---
                                                     $737,781,861        100%           $622,104,517       100%
                                                     ============        ===            ============       ===

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

         At December 31, 1997, scheduled maturities of certificates of deposit are as follows:

                                                                                             WEIGHTED
                                                                                              AVERAGE
         YEAR                                                                                INTEREST
         ENDED                                               AMOUNT                            RATE
         -----                                               ------                            ----
         1998                                            $334,571,633                          5.82%
         1999                                             115,282,966                          6.16%
         2000                                              22,906,179                          6.93%
         2001                                               3,185,158                          5.91%
         2002                                               1,783,722                          6.05%
         Thereafter                                           295,157                          6.95%
                                                         ------------
                                                         $478,024,815                          5.96%
                                                         ============


         The aggregate amount of certificates of deposit with balances of $100,000 or more was approximately $86,884,000 and $58,516,000 at December 31, 1997 and 1996, respectively. The Bank also accepts out-of-state time deposits from individuals and entities, predominantly credit unions. At December 31, 1997, approximately $57.7 million of time deposits, or 12.1% of Metropolitan's time deposits, were held by these entities. At December 31, 1996, approximately $61.5 million of time deposits, or 16.4% of Metropolitan's time deposits, were held by these entities.


         Related party deposits totaled $1,116,000 and $2,164,000 at December 31, 1997 and 1996, respectively.


NOTE 8--BORROWINGS

         Borrowings consisted of the following:

                                                                               DECEMBER 31,
                                                                     1997                       1996
                                                             --------------------      -------------
Federal Home Loan Bank advances
  (5.7% and 5.5% at December 31, 1997
  and 1996, respectively)                                      $  41,000,000             $   59,500,000
Reverse repurchase agreements
  (5.7% and 5.6% at December 31, 1997
  and 1996, respectively)                                         74,496,000                 23,500,000
Commercial bank line of credit (8.5%
  at December 31, 1997--variable rate)                             1,500,000
Subordinated debt maturing
  December 31, 2001 (10% fixed rate)                               4,873,673                  4,873,673
Subordinated debt maturing
  January 1, 2005 (9.625% fixed rate)                             14,000,000                 14,000,000
                                                                ------------               ------------
                                                                $135,869,673               $101,873,673
                                                                ============               ============

         At December 31, 1997, scheduled payments on borrowings are as follows:

                                                                                             WEIGHTED
                                                                                              AVERAGE
         YEAR                                                                                INTEREST
         ENDED                                               AMOUNT                            RATE
         -----                                               ------                            ----
         1998                                           $  42,417,556                          5.64%
         1999                                              23,367,566                          5.70%
         2000                                                 402,764                          9.25%
         2001                                               8,431,787                          8.85%
         2002                                              47,250,000                          5.77%
         Thereafter                                        14,000,000                         10.48%
                                                         ------------
                                                         $135,869,673                          6.40%
                                                         ============

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

         Federal Home Loan Bank advances are collateralized by FHLB stock and one-to-four family first mortgage loans with an aggregate carrying value of approximately $147,000,000 and $89,250,000 at December 31, 1997 and 1996,
respectively. In addition, Metropolitan also has a $50,000,000 cash management line with the Federal Home Loan Bank which at December 31, 1997 was unused.

         The Corporation has a commercial line of credit agreement with the Huntington National Bank. The maximum borrowing under the line is $4,000,000. The line has a revolving term until May, 1998, at which time any then outstanding balance converts to a term loan with quarterly principal payments based on a 60-month amortization with a balloon payment due at maturity in May, 2001. As collateral for the loan, the largest shareholder, Robert Kaye, has agreed to pledge a portion of his common shares in an amount at least equal to 200% of any outstanding balance. At December 31, 1997, the outstanding balance under this agreement was $1,500,000.

         In 1993 and early 1994, the Corporation issued subordinated notes ("1993 subordinated notes") totaling $4,873,673. Interest on the notes is paid quarterly and principal will be repaid when the notes mature December 31, 2001. Total issuance costs of approximately $185,000 were incurred and are being amortized on a straight line basis over the life of the notes. The notes are unsecured. The notes may be redeemed prior to maturity by paying a prepayment premium. The prepayment premium is 6% through October 25, 1998 and decreases by 1% during each year following that date.

         During 1995, the Corporation issued subordinated notes ("1995 subordinated notes") totaling $14,000,000. Interest on the notes is paid quarterly and principal will be repaid when the notes mature January 1, 2005. Total issuance costs of approximately $1,170,000 are being amortized on a straight line basis over the life of the notes. The notes are unsecured. The notes may not be redeemed prior to December 1, 1998. From that date through November 30, 1999, the notes may be redeemed by paying a 3.0% premium. From December 1, 1999 through November 30, 2000, the notes may be redeemed by paying a 1.5% premium. Thereafter, the notes may be redeemed at par.

         The following tables set forth certain information about borrowings during the periods indicated.


                                                                         YEAR ENDED DECEMBER 31
                                                               --------------------------------------------
                                                                      1997                      1996
                                                               ------------------      --------------------
MAXIMUM MONTH-END BALANCES:
FHLB advances                                                    $73,700,000                $75,150,000
1993 subordinated notes                                            4,873,673                  4,873,673
1995 subordinated notes                                           14,000,000                 14,000,000
Commercial bank line of credit                                     4,000,000
Reverse repurchase agreements                                     74,496,000                 23,500,000

                                                                         YEAR ENDED DECEMBER 31
                                                               --------------------------------------------
                                                                      1997                      1996
                                                               ------------------      --------------------
AVERAGE BALANCE:
FHLB advances                                                    $59,324,587                $50,545,916
1993 subordinated notes                                            4,873,673                  4,873,673
1995 subordinated notes                                           14,000,000                 14,000,000
Commercial bank line of credit                                       113,699
Reverse repurchase agreements                                     38,843,324                  4,479,839

                                                                          YEAR ENDED DECEMBER 31
                                                               --------------------------------------------
                                                                      1997                      1996
                                                               ------------------      --------------------
WEIGHTED AVERAGE INTEREST RATE:
FHLB advances                                                         5.65%                    5.43%
1993 subordinated notes                                              10.47                    10.47
1995 subordinated notes                                              10.48                    10.48
Commercial bank line of credit                                        8.98
Reverse repurchase agreements                                         5.73                     5.61

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

NOTE 9--INCOME TAXES

         The provision for income taxes consists of the following components:

                                                                                   YEAR ENDED DECEMBER 31,
                                                            ------------------------------------------------------
                                                                  1997                  1996             1995
                                                            ----------------      ----------------  --------------
Current tax provision:
  Federal expense                                              $4,478,325           $1,278,303       $2,164,026
  State expense                                                   145,000
                                                               ----------           ----------       ----------
    Total current expense                                       4,623,325            1,278,303        2,164,026
Deferred federal benefit                                       (1,131,325)            (183,303)          (9,326)
                                                               ----------           ----------       ----------
                                                               $3,492,000           $1,095,000       $2,154,700
                                                               ==========           ==========       ==========

         Deferred income taxes are provided for temporary differences. The components of the Corporation's net deferred tax asset (liability) consist of the following:

                                                                         YEAR ENDED DECEMBER 31
                                                                 ---------------------------------------
                                                                     1997                      1996
                                                                 ------------              -------------
Deferred tax assets
  Deferred loan fees                                             $    124,872              $     196,538
  Loan servicing rights                                               426,811                    377,977
  Bad debt deduction                                                1,051,179                     99,990
  Other                                                                19,859                     17,530
                                                                 ------------              -------------
                                                                    1,622,721                    692,035
                                                                 ------------              -------------
Deferred tax liabilities
  Debt issuance costs                                                                           (359,542)
  Employment contract                                                (100,891)                  (104,768)
  Depreciation expense                                                (95,103)                   (59,370)
  Stock dividends on FHLB stock                                      (290,287)                  (163,526)
  Other                                                                (1,162)                      (876)
                                                                 ------------              -------------
                                                                     (487,443)                  (688,082)
                                                                 ------------              -------------
    Net deferred tax asset                                       $  1,135,278              $       3,953
                                                                 ============              =============

         A reconciliation from income taxes at the statutory rate to the effective provision for income taxes is as follows:

                                                                              YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------
                                                                  1997                 1996             1995
                                                              -----------          ------------     ------------
Statutory rate                                                        35%                   34%              34%
Income taxes at statutory rate                                $3,253,210           $   895,527       $1,937,020
Officer's life premium                                             9,610                30,441           55,185
Amortization of purchased
  intangibles                                                     92,051                97,962          134,414
Tax exempt income                                                (64,286)
Current state expense                                             94,250
Utilization of capital
  loss carryforward                                              (35,000)
Business expense limitation                                       62,684                67,368           41,753
Other                                                             79,481                 3,702          (13,672)
                                                              ----------            ----------       ----------
Provision for income taxes                                    $3,492,000            $1,095,000       $2,154,700
                                                              ==========            ==========       ==========

         Taxes attributable to security's gains and (losses) totaled $(2,682), $45,460 and $121,548 for the years ended December 31, 1997, 1996 and 1995, respectively.

         Prior to January 1, 1996, the Bank was able to use the percentage-of-taxable income method of computing its tax bad debt deduction if it was more favorable than the specific charge-off method. During 1996, legislation was passed which removed the option of using the percentage of taxable income method of computing the tax bad debt deduction. The change was retroactive to 1988 with the additional tax due over a six year period beginning in 1996, 1997, or 1998 based on the current level of loan activity. The changes to the tax liability related to 1995 and prior years did not result in any additional tax expense in 1996 because deferred taxes had been provided on the benefit of the percentage of taxable income method of computing the bad debt deduction in each of those years.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

NOTE 10--SALARY DEFERRAL--401(K) PLAN

         The Corporation maintains a 401(k) plan covering substantially all employees who have attained the age of 21 and have completed one year of service with the Corporation. This is a salary deferral plan, which calls for matching contributions by the Corporation based on a percentage (50%) of each participant's voluntary contribution (limited to a maximum of eight percent (8%) of a covered employee's annual compensation). In addition to the Corporation's required matching contribution, a contribution to the plan may be made at the discretion of the Board of Directors. Employee voluntary contributions are vested at all times, whereas employer contributions vest 20% per year through year five at which time employer contributions are fully vested. The Corporation's matching contributions were $166,895, $126,599 and $96,902 for the years ended December 31, 1997, 1996 and 1995, respectively. No discretionary contributions have been made by the Corporation for the periods presented.

NOTE 11--STOCK OPTION PLAN

         On October 28, 1997, the Board of Directors of Metropolitan adopted, subject to the approval of Metropolitan's shareholders, the Metropolitan Financial Corp. 1997 Stock Option Plan for key employees and officers of the Corporation. The Plan is intended to encourage their continued employment with Metropolitan and to provide them with additional incentives to promote the development and long-term financial success of Metropolitan.

         Subject to adjustment under certain circumstances, the maximum number of Common Shares that may be issued under the plan is 650,000, which reflects an adjustment for the 2-for-1 stock split completed in December, 1997. The Plan provides for the grant of options, which may qualify as either incentive stock options or nonqualified options. Grants of options will be made by the Compensation and Organization Committee of the Board of Directors.

         The exercise price of an option, whether an incentive stock option or a nonqualified option, will not be less than the fair market value of the Common Shares on the date of grant. On October 28, 1997, the Compensation and Organization Committee of the Board of Directors approved grants of 80,000 incentive stock options and 320,000 nonqualified options.

         An option may be exercised in one or more installments at the time or times provided in the option instrument. Generally, options granted to employees will become exercisable with respect to one-half of the Common Shares covered by the option on the third anniversary, and one-fourth of the Common Shares covered by the option on the fourth and fifth anniversaries of the date of grant. Options granted under the Plan will expire no later than ten years after grant in the case of an incentive stock option and ten years and one month after grant in the case of a nonqualified option.

         A summary of option activity is presented below:

STOCK OPTION ACTIVITY:

                                                                                1997
                                                 ---------------------------------------------------------------
                                                      INCENTIVE STOCK OPTIONS       NONQUALIFIED OPTIONS
                                                      -----------------------       --------------------
                                                 SHARES        OPTION PRICE             SHARES      OPTION PRICE
                                                 ------        ------------             ------      ------------
Outstanding at beginning
  of year                                            0                                       0
Granted                                         80,000          $  10.13               320,000    $10.13-$11.14
Exercised                                            0                                       0
Forfeited                                            0                                       0
                                                ------                                 -------    -------------
Outstanding at end of year                      80,000          $  10.13               320,000    $10.13-$11.14
                                                ======                                 =======
Closing stock price
  on date of grant                                              $  10.13                          $       10.13
Assumptions used:
  Expected option life                                          10 years                                5 years
  Risk-free interest rate                                          5.97%                                  5.75%
  Expected stock price
    volatility                                                    33.00%                                 33.00%
  Expected dividends                                                   0                                      0
Estimated fair value of options granted:
  Granted at $10.13                                             $   4.55                          $        2.53
  Granted at $11.14                                                                               $        1.77

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

PRO FORMA DISCLOSURES:

         For purposes of providing the required disclosures under SFAS No. 123, "Accounting for Stock Based Compensation," the Black Scholes option pricing model was used to estimate the value of these options. The Black Scholes model was developed to estimate the fair value of equity options. Had compensation costs been determined in accordance with SFAS No. 123, net income and earnings per share would be affected as summarized in the schedule below (In thousands, except per share data):

                        Net income--as reported                                   $5,803
                        Net income--pro forma                                      5,614
                        Basic and diluted earnings
                          per share--as reported                                  $ 0.82
                        Basic and diluted earnings
                          per share--pro forma                                      0.79

NOTE 12--COMMITMENTS AND CONTINGENCIES

         FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK. The Bank can be a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans is represented by the contractual amount of those instruments. The Bank follows the same credit policy to make such commitments as is followed for those loans recorded in the financial statements.

         As of December 31, 1997, the Bank had fixed and variable rate commitments to originate and/or purchase loans (at market rates) of approximately $22,343,000 and $49,443,000, respectively. In addition, the Bank had firm commitments to sell fixed rate loans totaling $2,210,000 at December 31, 1997. Metropolitan's commitments to originate and purchase loans are for loans at rates ranging from 6.5% to 16% and commitment periods up to one year.

         During 1997 and 1996, the Corporation purchased approximately $12,816,000 and $16,675,000 of mortgage loans and sold non-refundable options to a third party to purchase these same loans at a later date. The Corporation recognized a gain of $320,464, $695,798, and $559,256 on the sale of these options during the years ended December 31, 1997, 1996, and 1995, respectively. At December 31, 1997, all options had been exercised and there were no loans held for sale in connection with outstanding purchase options. At December 31, 1996, loans with a carrying value of $6,409,841 were held for sale in connection with outstanding purchase options.

         RESERVE REQUIREMENTS. The Bank is required to maintain $2,955,000 of cash on hand or on deposit with the Federal Reserve to meet regulatory reserve requirements at December 31, 1997. These funds do not earn interest.

         LIQUIDITY REQUIREMENT. The Corporation is required to maintain cash or short-term investments equal to six months interest on the 1995 subordinated notes or approximately $675,000 as a condition of the indenture agreement related to the 1995 subordinated notes.

NOTE 13--RESTRICTIONS ON RETAINED EARNINGS AND CAPITAL REQUIREMENTS

         In connection with the initial public offering of stock completed in October, 1996, the Board of Directors approved a 3,125,635-for-1 stock split, effected in the form of a stock dividend during October 1996. In addition, the Board of Directors approved a 2-for-1 stock split in the fourth quarter, 1997, increasing the number of shares outstanding to 7,051,270.

         Prior to 1996, the Bank was permitted, under the Internal Revenue Code, to determine taxable income after deducting a provision for bad debts in excess of such provision recorded in the financial statements. Accordingly, retained earnings at December 31, 1997 and 1996, includes approximately $2,883,000 for which no provision for federal income taxes has been made. If this portion of retained earnings is used in the future for any purpose other than to absorb bad debts, it will be added to future taxable income.

         The Bank is subject to regulatory capital requirements administered by federal regulatory agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

         The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.
The minimum requirements are:

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

                                                          CAPITAL TO RISK-                        TIER 1
                                                           WEIGHTED ASSETS                        CAPITAL
                                                        ----------------------                  TO ADJUSTED
                                                        TOTAL           TIER 1                 TOTAL ASSETS
                                                        -----           ------                 ------------
Well capitalized                                         10%              6%                          5%
Adequately capitalized                                   8%               4%                          4%
Undercapitalized                                         6%               3%                          3%

         At year end, the Bank's actual capital levels (in thousands) and minimum required levels were:


                                                                                                MINIMUM REQUIRED
                                                                                                  TO BE WELL
                                                                                                  CAPITALIZED
                                                                        MINIMUM REQUIRED         UNDER PROMPT
                                                                          FOR CAPITAL             CORRECTIVE
                                                 ACTUAL                ADEQUACY PURPOSES      ACTION REGULATIONS
                                        -----------------------        -----------------      ------------------
                                        AMOUNT            RATIO       AMOUNT         RATIO    AMOUNT       RATIO
                                        ------            -----       ------         -----    ------       -----
1997
Total capital
  (to risk weighted assets)           $54,343           8.39%        $51,836        8.0%     $64,796     10.0%
Tier 1 (core) capital
  (to risk weighted assets)           $50,215           7.75%        $25,918        4.0%     $38,877      6.0%
Tier 1 (core) capital
  (to adjusted total assets)          $50,215           5.47%        $36,738        4.0%     $45,923      5.0%
Tangible capital
  (to adjusted total assets)          $49,901           5.43%        $13,777        1.5%         N/A
1996
Total capital
  (to risk weighted assets)           $45,761           8.46%        $43,274        8.0%     $54,093     10.0%
Tier 1 (core) capital
  (to risk weighted assets)           $42,592           7.87%        $21,637        4.0%     $32,456      6.0%
Tier 1 (core) capital
  (to adjusted total assets)          $42,592           5.58%        $30,545        4.0%     $38,181      5.0%
Tangible capital
  (to adjusted total assets)          $42,342           5.54%        $11,454        1.5%         N/A


         The Bank at year-end 1997 was categorized as adequately capitalized. At December 31, 1997, the most restrictive regulatory constraint on the payment of dividends from the Bank to the holding company and the retention of the adequately capitalized status was the total capital (to risk weighted capital) ratio. Management is not aware of any event or circumstances after December 31, 1997 that would change the capital category.

         A savings association which fails to meet one or more of the applicable capital requirements is subject to various regulatory limitations and sanctions, including a prohibition on growth and the issuance of a capital directive by the Office of Thrift Supervision ("OTS") requiring the following: an increase in capital; reduction of rates paid on savings accounts; cessation of or limitations on deposit-taking and lending; limitations on operational expenditures; an increase in liquidity; and such other actions deemed necessary or appropriate by the OTS. In addition, a conservator or receiver may be appointed under certain circumstances.

         The appropriate federal banking agency has the authority to reclassify a well-capitalized institution as adequately capitalized, and to treat an adequately capitalized or undercapitalized institution as if it were in the next lower capital category, if it is determined, after notice and an opportunity for a hearing, to be in an unsafe or unsound condition or to have received and not corrected a less-than-satisfactory rating for any of the categories of asset quality, management, earnings or liquidity in its most recent examination. As a result of such classification or determination, the appropriate federal banking agency may require an adequately capitalized or under-capitalized institution to comply with certain mandatory and discretionary supervisory actions. A significantly undercapitalized savings association may not be reclassified, however, as critically undercapitalized.

         The terms of the 1993 subordinated notes prohibit the Corporation from paying any cash dividends on common stock until those notes are paid off. The terms of the 1995 subordinated notes and related indenture agreement along with the Huntington National Bank line of credit prohibit the Corporation from paying cash dividends unless the Corporation's ratio of tangible equity to total assets exceeds 7.0%.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

NOTE 14--RELATED PARTY TRANSACTIONS

         In the years ended December 31, 1997, 1996 and 1995 the Corporation expensed $96,000 per year for management fees relating to services provided by an affiliate.

         Certain directors and executive officers of the Corporation and its subsidiaries hold an interest in the 1993 subordinated notes. The aggregate interest in the subordinated debt held by related parties totaled $1,265,284 at December 31, 1997 and 1996. In addition, the Corporation's 401(k) salary deferral plan held a $400,000 interest in the subordinated debt at December 31, 1997 and 1996.

NOTE 15--FAIR VALUES OF FINANCIAL INSTRUMENTS

         SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Corporation disclose the estimated fair values of its financial instruments. The following table shows those values and the related carrying values. Items which are not financial instruments are not included.

                                                      DECEMBER 31, 1997                   DECEMBER 31, 1996
                                                ----------------------------            -------------------------
                                                CARRYING           ESTIMATED            CARRYING        ESTIMATED
                                                 AMOUNT           FAIR VALUE             AMOUNT        FAIR VALUE
                                                 ------           ----------             ------        ----------

Cash and equivalents                       $  22,510,688      $  22,510,688        $  16,522,577     $  16,522,577
Securities                                     6,445,879          6,445,879           13,173,458        13,173,458
Mortgage-backed securities                   143,166,654        143,166,654           56,672,294        56,672,294
Loans, net                                   707,884,738        732,123,284          646,465,881       658,869,077
Federal Home Loan Bank stock                   5,349,700          5,349,700            3,988,600         3,988,600
Loan servicing rights                          9,223,974         11,707,000            8,050,837         8,830,101
Accrued interest receivable                    5,752,161          5,752,161            4,790,661         4,790,661
Demand and savings deposits                 (260,223,821)      (260,223,821)        (246,644,366)     (246,644,366)
Time deposits                               (478,024,815)      (478,415,186)        (375,460,151)     (376,934,368)
Borrowings                                  (135,869,673)      (135,692,553)        (101,873,673)      (99,724,946)
Accrued interest payable                      (3,272,815)        (3,272,815)          (4,120,163)       (4,120,163)

         While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that were the Corporation to have disposed of such items at December 31, 1997, the estimated fair values would necessarily have been realized at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1997 should not necessarily be considered to apply at subsequent dates.

         For purposes of the above disclosures of estimated fair value, the following assumptions were used. The estimated fair value for cash and equivalents, accrued interest receivable and accrued interest payable is considered to approximate cost due to the short term nature of these instruments. The estimated fair value for securities and mortgage-backed securities is based on quoted market values for the individual securities or for equivalent securities. Loans were segregated into three main groups: those with adjustable rates, those with fixed rates which are held for sale and those with fixed rates held for investment. For the loans held for sale, the fair value was estimated based on quoted market price. The fixed and adjustable rate loans held for investment were further divided between those secured by one- to four-family real estate and those secured by multifamily and commercial real estate. For these loans, estimated fair value was determined using a discounted cash flow analysis. The estimated fair value of Federal Home Loan Bank stock is considered to approximate cost since it may be redeemed at par under certain circumstances. The carrying amount of loan servicing rights includes loan servicing rights acquired and loan servicing rights originated after the adoption of SFAS No.
122. The estimated fair value of the servicing rights is based on an independent appraisal in 1997 and a discounted cash flow analysis in 1996. The estimated fair value of demand and savings deposits, which have no stated maturity, is equal to the amount payable. The estimated fair value for certificates of deposit, Federal Home Loan Bank advances and the subordinated debt is based on estimates of the rate the Corporation would pay on such deposits, advances and debt, applied for the time period until maturity using a discounted cash flow analysis. The estimated fair value of commitments is not materially different than the nominal value.

         Other assets and liabilities of the Corporation that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, nonfinancial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the trained work force, customer goodwill and similar items.

NOTE 16--CONDENSED FINANCIAL INFORMATION

         Below is condensed financial information of Metropolitan Financial Corp. (parent company only). In this information, the parent's investment in subsidiaries is stated at cost plus equity in undistributed earnings of the subsidiaries since acquisition. This information should be read in conjunction with the consolidated financial statements.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

                               PARENT COMPANY ONLY
                        STATEMENTS OF FINANCIAL CONDITION

                                                DECEMBER 31,
                                          -------------------------
                                              1997          1996
                                          -----------   -----------
ASSETS
Cash and due from banks                   $   349,563   $   180,112
Securities available for sale               1,705,879     2,009,083
Loans receivable                               50,000        50,000
Investment in Metropolitan Savings Bank    54,234,523    46,383,503
Intangible assets                              50,601        54,090
Prepaid expenses and other assets           1,198,148     1,198,757
                                          -----------   -----------
         Total assets                     $57,588,714   $49,875,545
                                          ===========   ===========
LIABILITIES
Borrowings                                $20,373,673   $18,873,673
Other liabilities                             553,785       757,503
                                          -----------   -----------
  Total liabilities                        20,927,458    19,631,176
                                          ===========   ===========
SHAREHOLDERS' EQUITY
Common stock
Additional paid-in capital                 11,101,383    11,101,383
Retained earnings                          24,269,873    18,466,986
Unrealized gain on securities
  available for sale, net of tax            1,290,000       676,000
                                          -----------   -----------
  Total shareholders' equity               36,661,256    30,244,369
                                          -----------   -----------
         Total liabilities and
           shareholders' equity           $57,588,714   $49,875,545
                                          ===========   ===========


                               PARENT COMPANY ONLY
                            STATEMENTS OF OPERATIONS

                                            YEAR ENDED DECEMBER 31,
                                     -----------------------------------------
                                        1997           1996           1995
                                     -----------    -----------    -----------
Interest on loans and securities     $   107,505    $    97,909    $     7,211
Interest on borrowings                 1,997,341      1,982,259        958,804
                                     -----------    -----------    -----------
Net interest expense                  (1,889,836)    (1,884,350)      (951,593)
Noninterest income
  Dividends from Metropolitan
    Savings Bank                       1,500,000      1,400,000        850,000
  Other operating income                   3,647          1,541         89,845
                                     -----------    -----------    -----------
         Total noninterest income      1,503,647      1,401,541        939,845
                                     -----------    -----------    -----------
Noninterest expense
  Amortization of intangibles              3,490          3,490          3,490
  State franchise taxes                   21,111         24,672          4,833
  Other operating expenses               246,244        249,507        315,424
                                     -----------    -----------    -----------
         Total noninterest expense       270,845        277,669        323,747
                                     -----------    -----------    -----------
Income before income taxes              (657,034)      (760,478)      (335,495)
  Federal income tax benefit            (723,000)      (702,000)      (361,000)
                                     -----------    -----------    -----------
Net income before equity in
  undistributed net income of
  Metropolitan Savings Bank               65,966        (58,478)        25,505
Equity in undistributed net income
  of Metropolitan Savings Bank         5,736,921      1,597,381      3,516,914
                                     -----------    -----------    -----------
Net income                           $ 5,802,887    $ 1,538,903    $ 3,542,419
                                     ===========    ===========    ===========


                                   (continued)

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

                               PARENT COMPANY ONLY
                            STATEMENTS OF CASH FLOWS

                                                       YEAR ENDED DECEMBER 31,
                                              --------------------------------------------
                                                  1997            1996            1995
                                              ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                  $  5,802,887    $  1,538,903    $  3,542,419
  Adjustments to reconcile net
    income to net cash provided by
    operating  activities:
  Equity in undistributed net
    income of Metropolitan Savings Bank         (5,736,921)     (1,597,381)     (3,516,914)
  Amortization                                       3,490           3,490           3,490
  Change in other assets and liabilities          (203,209)        351,706        (950,460)
                                              ------------    ------------    ------------
         Net cash from operating activities       (133,753)        296,718        (921,465)
                                              ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of securities                400,000       7,428,600
  Purchase of securities available
    for sale                                       (96,796)     (8,335,440)     (1,102,243)
  Capital contributions to Metropolitan
    Savings Bank                                (1,500,000)     (7,300,000)     (4,520,000)
                                              ------------    ------------    ------------
  Net cash from investing activities            (1,196,796)     (8,206,840)     (5,622,243)
                                              ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings                                                      19,000,000
  Repayment of borrowings                                                       (8,280,000)
  Net activity on lines of credit                1,500,000
  Proceeds from issuance of stock                                3,300,000
                                              ------------    ------------    ------------
  Net cash from financing activities             1,500,000       3,300,000      10,720,000
                                              ------------    ------------    ------------
    Net change in cash and cash
         equivalents                               169,451      (4,610,122)      4,176,292
Cash and cash equivalents at
  beginning of year                                180,112       4,790,234         613,942
                                              ------------    ------------    ------------
Cash and cash equivalents at
  end of year                                 $    349,563    $    180,112    $  4,790,234
                                              ============    ============    ============

NOTE 17--FEDERAL DEPOSIT INSURANCE PREMIUMS

         On September 30, 1996, legislation was enacted which required the Federal Deposit Insurance Corporation to impose a special assessment on Savings Association Insurance Fund ("SAIF") insured deposits in order to recapitalize the SAIF and provide an opportunity to mitigate the premium disparity between SAIF and Bank Insurance Fund insured deposits. The assessment of 65.7 basis points on deposits as of March 31, 1995 resulted in the Bank paying $2,927,800, which was expensed September 30, 1996.

                  METROPOLITAN FINANCIAL CORP. AND SUBSIDIARIES

                        DECEMBER 31, 1997, 1996, AND 1995

NOTE 18--QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                   FOR THE THREE MONTHS ENDED:
                                        --------------------------------------------------
                                        MARCH 31    JUNE 30     SEPTEMBER 30   DECEMBER 31
                                        --------    -------     ------------   -----------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
1997
Interest income                         $ 16,123   $ 16,492      $ 17,540       $ 19,192
Net interest income                        6,438      6,523         6,983          7,699
Provision for loan losses                    585        585           585            585
Net income                                 1,211      1,293         1,489          1,810
Basic earnings per share                $   0.17   $   0.18      $   0.21       $   0.26
Diluted earnings per share              $   0.17   $   0.18      $   0.21       $   0.23

1996
Interest income                         $ 12,184   $ 12,804      $ 14,008       $ 15,456
Net interest income                        4,551      4,988         5,389          6,408
Provision for loan losses                    307        379           650            300
Net income (loss)                            716        865        (1,129)         1,087
Basic earnings (loss) per share         $   0.11   $   0.14      $  (0.18)      $   0.17
Diluted earnings (loss) per share       $   0.11   $   0.14      $  (0.18)      $   0.17

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE TRUST ISSUER OR THE UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                            ------------------------

                               TABLE OF CONTENTS

                                        Page
                                        ----
Summary...............................     1
Summary Consolidated Financial and
  Other Data..........................     7
Risk Factors..........................     9
Use of Proceeds.......................    16
Market for the Preferred Securities...    17
Accounting Treatment..................    17
Ratio of Earnings to Fixed Charges....    18
Capitalization........................    18
Selected Consolidated Financial and
  Other Data..........................    19
Management's Discussion and Analysis
  of
  Financial Condition and
  Results of Operations...............    21
Business..............................    31
Regulation and Supervision............    51
Management............................    58
Description of the Preferred
  Securities..........................    64
Description of the Junior Subordinated
  Debentures..........................    72
Description of the Guarantee..........    79
Relationship Among the Preferred
  Securities
  the Junior Subordinated Debentures,
  the Expense Agreement and the
  Guarantee...........................    81
Description of the 1995 Notes.........    82
Certain Federal Income Tax
  Consequences........................    83
ERISA Considerations..................    85
Underwriting..........................    85
Validity of Securities................    86
Experts...............................    86
Available Information.................    87
Index to Consolidated Financial
  Statements..........................   F-1

============================================

======================================================

                              [METROPOLITAN LOGO]

                                  $25,000,000

                                  METROPOLITAN
                                CAPITAL TRUST I

                       % CUMULATIVE TRUST PREFERRED SECURITIES
                              (LIQUIDATION AMOUNT
                          $10 PER PREFERRED SECURITY)
                      GUARANTEED, AS DESCRIBED HEREIN, BY

                                  METROPOLITAN
                                FINANCIAL CORP.
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                               [RYAN, BECK LOGO]
                                           , 1998
======================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the various expenses payable by Metropolitan Financial Corp. ("Metropolitan" or the "Corporation") in connection with the offering of the securities being registered, other than underwriting commissions. All of the amounts shown are estimated except the Securities and Exchange Commission ("SEC") registration fee, the Nasdaq National Market ("Nasdaq") filing fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee. All of such expenses will be paid by Metropolitan.

SEC registration fee.............................................................................$      8,481.25
Nasdaq filing fee................................................................................      14,375.00
NASD filing fee..................................................................................       3,375.00
Trustees' fees and expenses......................................................................      10,000.00
Legal fees and expenses..........................................................................     137,500.00
Accounting fees and expenses.....................................................................      12,000.00
Printing expenses................................................................................      80,000.00
Underwriter expenses.............................................................................      10,000.00
Miscellaneous expenses...........................................................................       4,268.75
                                                                                                      ----------

Total............................................................................................$    280,000.00
                                                                                                      ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Ohio law, Ohio corporations are authorized to indemnify directors, officers, employees, and agents within prescribed limits and must indemnify them under certain circumstances. Ohio law does not provide statutory authorization for a corporation to indemnify directors, officers, employees, and agents for settlements, fines, or judgments in the context of derivative suits. However, it provides that directors (but not officers, employees, and agents) are entitled to mandatory advancement of expenses, including attorneys' fees, incurred in defending any action, including derivative actions, brought against the director, provided the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that his act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation's best interests.

         Ohio law does not authorize payment of judgments to a director, officer, employee, or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if a director, officer, employee, or agent acting in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary except as otherwise provided by a corporation's articles, code of regulations, or by contract except with respect to the advancement of expenses of directors.

         Under Ohio law, a director is not liable for monetary damages unless it is proved by clear and convincing evidence that his action or failure to act was undertaken with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation. There is, however, no comparable provision limiting the liability of officers, employees, or agents of a corporation. The statutory right to indemnification is not exclusive in Ohio, and Ohio corporations may, among other things, procure insurance for such persons.

         Metropolitan's Amended and Restated Code of Regulations provides that Metropolitan shall indemnify, subject to certain limitations, any person (and the heirs, executors and administrators of each such person) made or threatened to be made a party to any action, suit, proceeding or claim by reason of the fact that he is or was a director or officer of Metropolitan or of another corporation for which he was serving as a director or officer at the request of Metropolitan for all expenses and liabilities incurred by him in connection with the defense of any such action, suit or proceeding or claim.

         Under a directors' and officers' liability insurance policy, directors and officers of Metropolitan are insured against certain liabilities, including certain liabilities under the Securities Act.

         Under the Trust Agreement, Metropolitan will agree to indemnify each of the Trust Issuer Trustees or any predecessor trustee for the Trust Issuer, and to hold harmless against, any loss, damage, claim, liability or expense incurred without negligence or willful misconduct on its part, arising out of or in connection with the acceptance of the administration of the Trust Agreement, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties under the Trust Agreement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

         No securities of the Corporation that were not registered under the Securities Act have been issued or sold by the Corporation within the last three years.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits


EXHIBIT NO.                DESCRIPTION
-----------                -----------
     1                     Form of Underwriting Agreement*

   3.1                     Amended and Restated Articles of Incorporation of the
                           Corporation (filed as Exhibit 2 to the Corporation's
                           Form 8-A, filed October 15, 1996 and incorporated herein by reference)

   3.2                     Amended and Restated Code of Regulations of the
                           Corporation (filed as Exhibit 3 to the Corporation's
                           Form 8-A, filed October 15, 1996 and incorporated herein by reference)

   4.1                     Form of Indenture of the Corporation relating to the Junior
                           Subordinated Debentures***

   4.2                     Form of Certificate of Junior Subordinated Debenture
                           (included as Exhibit A to Exhibit 4.1)***

   4.3                     Certificate of Trust of Metropolitan Capital Trust I***

   4.4                     Form of Amended and Restated Trust Agreement of Metropolitan
                           Capital Trust I***

   4.5                     Form of Trust Preferred Security Certificate for
                           Metropolitan Capital Trust I (included as Exhibit C to Exhibit 4.4)***

   4.6 Form of Guarantee of the Corporation relating to the Trust Preferred Securities***

   4.7                     Form of Agreement as to Expenses and Liabilities (included as
                           Exhibit D to Exhibit 4.4)***

   5.1 Opinion and consent of Thompson Hine & Flory LLP as to legality of the Junior Subordinated Debentures and the Guarantee to be issued by the Corporation *

   5.2                     Opinion and consent of Richards, Layton & Finger,
                           P.A. as to legality of the Trust Preferred Securities to be issued by Metropolitan Capital Trust I *

     8 Opinion of Thompson Hine & Flory LLP as to certain federal income tax matters *

  10.1                     Incentive Pay Plan (filed as Exhibit 10.1 to the
                           Corporation's Form 10-K, filed March 30, 1998 and incorporated herein by reference) **

  10.2                     Metropolitan Financial Corp. 1997 Stock Option Plan
                           (filed as Exhibit A to the Corporation's Definitive
                           Proxy Statement, filed March 27, 1998 and incorporated herein by reference) **

    12                     Computation of ratio of earnings to fixed charges

    21 List of subsidiaries of the Corporation (filed as Exhibit 21 to the Corporation's Form 10-K, filed
                           March 28, 1996 and incorporated herein by reference)

  23.1                     Consent of Crowe, Chizek and Company LLP

  23.2                     Consent of Thompson Hine & Flory LLP (included in
                           Exhibit 5.1) *

  23.3 Consent of Richards, Layton & Finger, P.A. (included in Exhibit 5.2) *

    24                     Power of Attorney***

  25.1                     Form T-1 Statement of Eligibility of Wilmington Trust
                           Company to act as trustee under the Indenture***

  25.2                     Form T-1 Statement of Eligibility of Wilmington Trust
                           Company to act as trustee under the Amended and Restated Trust Agreement***

  25.3                     Form T-1 Statement of Eligibility of Wilmington Trust
                           Company under the Guarantee for the benefit of the holders of the Trust Preferred Securities***

  99.1                     Specimen Subordinated Note relating to the 9 5/8%
                           Subordinated Notes due January 1, 2005 (found at
                           Sections 2.2 and 2.3 of the Form of Indenture filed as Exhibit 4.1 to the Corporation's Amendment No. 1 to Registration Statement on Form S-1, filed November
                           13, 1995 and incorporated herein by reference)

  99.2 Form of Indenture entered into December 1, 1995 between the Corporation and Boatmen's Trust Company
                           (filed as Exhibit 4.1 to the Corporation's Amendment
                           No. 1 to Registration Statement on Form S-1, filed
                           November 13, 1995 and incorporated herein by reference)

  99.3                     Specimen Subordinated Note relating to the 10%
                           Subordinated Notes due December 31, 2001 (filed as
                           Exhibit 99.1 to the Corporation's Registration
                           Statement on Form S-1, filed October 20, 1995 and incorporated herein by reference)

  99.4                     The Restated Loan Agreement by and between The
                           Huntington National Bank and the Corporation dated as of October 16, 1996 (filed as Exhibit 99.4 to the
                           Corporation's Amendment No. 1 to Registration
                           Statement on Form S-1, filed October 18, 1996 and incorporated herein by reference)

*To be filed by amendment.

**Indicates that the exhibit is a management contract or compensatory plan or arrangement.

***Previously filed.


         (b) Financial Statement Schedules

                           Parent Company Financial Statements

                           Incorporated by reference from Note 16 to the Corporation's Consolidated Financial Statements included in the prospectus filed as a part of this Registration Statement.

ITEM 17. UNDERTAKINGS.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, Metropolitan Financial Corp. has duly caused this amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, on the 17th day of April, 1998.


                      METROPOLITAN FINANCIAL CORP.

                      By:/s/ David G. Lodge
                         ------------------------------------------------------
                         David G. Lodge
                         President, Assistant Secretary and Assistant Treasurer


         Pursuant to the requirements of the Securities Act of 1933, this amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



         Name                                                    Title                                          Date
         ----                                                    -----                                          ----
By:/s/ Robert M. Kaye
   ---------------------
      Robert M. Kaye                       Chairman of the Board, Chief Executive Officer                   April 17, 1998
                                           and Director (Principal Executive Officer)
By:/s/ David G. Lodge
   ---------------------
      David G. Lodge                       President, Assistant Secretary, Assistant                        April 17, 1998
                                           Treasurer and Director (Principal Financial
                                           and Accounting Officer)

By:/s/ Malvin E. Bank
   ---------------------
      Malvin E. Bank                                          Director                                      April 17, 1998

By:/s/ Robert R. Broadbent
   ---------------------
      Robert R. Broadbent                                     Director                                      April 17, 1998

By:/s/ Marjorie M. Carlson
   ---------------------
      Marjorie M. Carlson                                     Director                                      April 17, 1998

By:/s/ Lois K. Goodman
   ---------------------
      Lois K. Goodman                                         Director                                      April 17, 1998

By:/s/ Marguerite B. Humphrey
   ---------------------
      Marguerite B. Humphrey                                  Director                                      April 17, 1998

By:/s/ James A. Karman
   ---------------------
      James A. Karman                                         Director                                      April 17, 1998

By:/s/ Ralph D. Ketchum
   ---------------------
      Ralph D. Ketchum                                        Director                                      April 17, 1998

         Name                                                    Title                                          Date
         ----                                                    -----                                          ----
By:/s/ Alfonse M. Mattia
   ------------------------
      Alfonse M. Mattia                                       Director                                      April 17, 1998

By:/s/ David P. Miller
   ------------------------
      David P. Miller                                         Director                                      April 17, 1998

By:/s/ Judith Z. Adam
   ------------------------
      Judith Z. Adam, Attorney-in-                                                                          April 17, 1998
      Fact for the Officers and Directors
      signing in the capacities indicated

         Pursuant to the requirements of the Securities Act of 1933, Metropolitan Capital Trust I has duly caused this amendment to Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mayfield Heights, State of Ohio, on the 17th day of April, 1998.

                                                  METROPOLITAN CAPITAL TRUST I

                                                  By:  METROPOLITAN FINANCIAL CORP., AS DEPOSITOR

                                                       By:  /s/ David G. Lodge
                                                          ------------------------------------------------------
                                                            David G. Lodge
                                                            President, Assistant Secretary and Assistant Treasurer

                                INDEX TO EXHIBITS


EXHIBIT NO.                DESCRIPTION
-----------                -----------
     1                     Form of Underwriting Agreement *

   3.1                     Amended and Restated Articles of Incorporation of the
                           Corporation (filed as Exhibit 2 to the Corporation's
                           Form 8-A, filed October 15, 1996 and incorporated herein by reference)

   3.2                     Amended and Restated Code of Regulations of the
                           Corporation (filed as Exhibit 3 to the Corporation's
                           Form 8-A, filed October 15, 1996 and incorporated herein by reference)

   4.1                     Form of Indenture of the Corporation relating to the Junior
                           Subordinated Debentures**

   4.2                     Form of Certificate of Junior Subordinated Debenture
                           (included as Exhibit A to Exhibit 4.1)**

   4.3                     Certificate of Trust of Metropolitan Capital Trust I**

   4.4                     Form of Amended and Restated Trust Agreement of Metropolitan
                           Capital Trust I**

   4.5                     Form of Trust Preferred Security Certificate for
                           Metropolitan Capital Trust I (included as Exhibit C to Exhibit 4.4)**

   4.6 Form of Guarantee of the Corporation relating to the Trust Preferred Securities**

   4.7                     Form of Agreement as to Expenses and Liabilities (included as
                           Exhibit D to Exhibit 4.4)**

   5.1 Opinion and consent of Thompson Hine & Flory LLP as to legality of the Junior Subordinated Debentures and the Guarantee to be issued by the Corporation *

   5.2                     Opinion and consent of Richards, Layton & Finger,
                           P.A. as to legality of the Trust Preferred Securities to be issued by Metropolitan Capital Trust I *

     8 Opinion of Thompson Hine & Flory LLP as to certain federal income tax matters *

  10.1                     Incentive Pay Plan (filed as Exhibit 10.1 to the
                           Corporation's Form 10-K, filed March 30, 1998 and incorporated herein by reference)

  10.2                     Metropolitan Financial Corp. 1997 Stock Option Plan
                           (filed as Exhibit A to the Corporation's Definitive
                           Proxy Statement, filed March 27, 1998 and incorporated herein by reference)

    12                     Computation of ratio of earnings to fixed charges

    21 List of subsidiaries of the Corporation (filed as Exhibit 21 to the Corporation's Form 10-K, filed
                           March 28, 1996 and incorporated herein by reference)

  23.1                     Consent of Crowe, Chizek and Company LLP

  23.2                     Consent of Thompson Hine & Flory LLP (included in
                           Exhibit 5.1) *

  23.3 Consent of Richard, Layton & Finger, P.A. (included in Exhibit 5.2) *

    24                     Power of Attorney**

  25.1                     Form T-1 Statement of Eligibility of Wilmington Trust
                           Company to act as trustee under the Indenture**

  25.2                     Form T-1 Statement of Eligibility of Wilmington Trust
                           Company to act as trustee under the Amended and Restated Trust Agreement**

  25.3                     Form T-1 Statement of Eligibility of Wilmington Trust
                           Company under the Guarantee for the benefit of the holders of the Trust Preferred Securities**

  99.1                     Specimen Subordinated Note relating to the 9 5/8%
                           Subordinated Notes due January 1, 2005 (found at
                           Sections 2.2 and 2.3 of the Form of Indenture filed as Exhibit 4.1 to the Corporation's Amendment No. 1 to Registration Statement on Form S-1, filed November
                           13, 1995 and incorporated herein by reference)

  99.2 Form of Indenture entered into December 1, 1995 between the Corporation and Boatmen's Trust Company
                           (filed as Exhibit 4.1 to the Corporation's Amendment
                           No. 1 to Registration Statement on Form S-1, filed
                           November 13, 1995 and incorporated herein by reference)

  99.3                     Specimen Subordinated Note relating to the 10%
                           Subordinated Notes due December 31, 2001 (filed as
                           Exhibit 99.1 to the Corporation's Registration
                           Statement on Form S-1, filed October 20, 1995 and incorporated herein by reference)

  99.4                     The Restated Loan Agreement by and between The
                           Huntington National Bank and the Corporation dated as of October 16, 1996 (filed as Exhibit 99.4 to the
                           Corporation's Amendment No. 1 to Registration
                           Statement on Form S-1, filed October 18, 1996 and incorporated herein by reference)

*To be filed by amendment.

**Previously filed.